SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐ Preliminary Proxy Statement ☒ Definitive Proxy Statement ☐ Definitive Additional Materials ☐ Soliciting Material Pursuant to Section 240.14a-12	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

HERBALIFE INTERNATIONAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐  No fee required.

☐  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies: Class A Common Stock (par value $.01) and Class B Common Stock (par value $.01)

(2)	Aggregate number of securities to which transaction applies: 32,493,762

(3)
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): The filing fee is determined based upon the sum of (a) the product of 32,493,762 shares of Common Stock and the merger consideration of $19.50 per share and (b) the difference between the merger consideration of $19.50 per share and the exercise price per share of each of the 3,723,868 shares of Class A and Class B Common Stock outstanding options in which the exercise price per share is less than the merger consideration per share. In accordance with 14(g) of the 34 Act, the filing fee was determined by calculating a fee of $92 per $1,000,000 of the amount calculated pursuant to the preceding sentence.

(4)	Proposed maximum aggregate value of transaction: $678,235,478

(5)	Total fee paid: $62,398

☒  Fee paid previously with preliminary materials.

☐  Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

HERBALIFE INTERNATIONAL, INC.
1800 Century Park East
Los Angeles, California 90067

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear Herbalife Stockholder:

You are cordially invited to attend the 2002 annual meeting of stockholders (the “Meeting”) of Herbalife International, Inc. (“Herbalife” or “Company”), which will be held at 8:00 a.m. local time on July 31, 2002 at the Beverly Hilton Hotel, 9876 Wilshire Boulevard, Beverly Hills, California 90210.

At the Meeting you will be asked to consider and vote upon a proposal to approve an Agreement and Plan of Merger (the “Merger Agreement”) under which a wholly owned subsidiary of WH Holdings (Cayman Islands) Ltd. will merge with and into Herbalife. If the merger is completed, for each share of Herbalife Class A and Class B Common Stock you own, you will receive $19.50 in cash. Following the merger, Herbalife will be a wholly owned subsidiary of WH Holdings (Cayman Islands) Ltd. (the “Merger”).

At the Meeting, you will also be asked to consider and vote on the election of directors to serve on the Herbalife Board of Directors for a one-year term. If the Merger Agreement is approved, however, and the Merger is consummated, the Herbalife Board of Directors will be replaced by directors appointed by WH Holdings.

After careful consideration, the Herbalife Board of Directors has approved the Merger Agreement and has determined that the Merger and Merger Agreement are fair to, and in the best interests of, Herbalife stockholders, including unaffiliated stockholders. The Herbalife Board of Directors has considered the unanimous recommendation of a Special Committee of the Board of Directors (“Special Committee”) and recommends that you vote “FOR” the Merger proposal. The Herbalife Board of Directors also recommends that you vote “FOR” the election of all nominees for director.

Your vote is very important, regardless of the number of shares you own. Please vote your shares as soon as possible so that your shares are represented at the Meeting. Whether or not you plan to attend the Meeting, please take the time to vote on the proposals submitted by completing and mailing the enclosed proxy card to us. To vote your shares please complete, sign and date the enclosed proxy card and promptly return it in the enclosed postage prepaid envelope.

The accompanying proxy statement and Notice of Annual Meeting contain important information about the Merger and the directors to be elected at the Meeting. We encourage you to read this entire document carefully.

Sincerely,

John Reynolds
Chairman, Board of Directors

The Merger has not been approved or disapproved by the Securities and Exchange Commission or any state securities regulator nor has the Securities and Exchange Commission or any state securities regulator passed upon the fairness or merits of the Merger or upon the accuracy or adequacy of the information contained in this proxy statement. Any representation to the contrary is unlawful.

The proxy statement and form of proxy are dated July 11, 2002 and are first being mailed to stockholders on or about July 11, 2002.

HERBALIFE INTERNATIONAL, INC.
1800 Century Park East
Los Angeles, California 90067
Tel: (310) 410-9600; Fax: (310) 557-3929

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JULY 31, 2002

The 2002 Annual Meeting of Stockholders of Herbalife International, Inc., a Nevada corporation, will be held beginning at 8:00 a.m. local time on July 31, 2002 at the Beverly Hilton Hotel, 9876 Wilshire Boulevard, Beverly Hills, California 90210, to consider and vote on the following matters:

1.
To consider and vote upon a proposal recommended by the Herbalife Board of Directors to approve the Agreement and Plan of Merger, dated April 10, 2002, by and among Herbalife, WH Holdings (Cayman Islands) Ltd., and WH Acquisition Corp., a Nevada corporation and a wholly owned subsidiary of WH Holdings (Cayman Islands) Ltd., and the transactions contemplated thereby. A copy of the Merger Agreement is attached as Annex A to the accompanying proxy statement. The Merger Agreement is also described in the attached proxy statement;

2.	The election of six directors to serve on the Company’s Board of Directors; and

3.	Such other business as may properly come before the Meeting or any adjournment or postponement thereof.

July 3, 2002 has been fixed as the record date for stockholders entitled to receive notice of and to vote at the Meeting, and only holders of record of the Company’s Class A Common Stock at the close of business on that day will be entitled to receive notice of, and to vote at, the Meeting. Each outstanding share of Class A Common Stock is entitled to one vote on all matters to be voted on at the Meeting. Shares of the Company’s Class B Common Stock have no voting rights at the Meeting.

All stockholders are cordially invited to attend the Meeting. To ensure your representation at the Meeting, whether or not you plan to attend, you are urged to complete and promptly return the enclosed proxy, which is solicited by the Board of Directors, in the return envelope provided. Returning your proxy does not deprive you of your right to attend the Meeting and to vote your shares of Class A Common Stock in person, should you desire to do so.

BY ORDER OF THE BOARD OF DIRECTORS

John Reynolds
Chairman, Board of Directors

Dated: July 11, 2002

PLEASE DATE, MARK AND SIGN THE ACCOMPANYING PROXY CARD AND MAIL IT
PROMPTLY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES
NO POSTAGE FOR MAILING IN THE UNITED STATES.

i

TABLE OF CONTENTS—(continued)

ii

TABLE OF CONTENTS—(continued)

iii

HERBALIFE INTERNATIONAL, INC.

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
July 31, 2002

SUMMARY TERM SHEET

The following is a summary of the terms of the proposed Merger of WH Acquisition Corp., a Nevada corporation (“WH Acquisition”) and a wholly-owned subsidiary of WH Holdings (Cayman Islands) Ltd. (“WH Holdings”) with and into Herbalife International, Inc., with Herbalife surviving as a wholly-owned subsidiary of WH Holdings, and other information relating to the Meeting.

This summary may not contain all of the information that is important to you. For a more complete understanding of the Merger and the other information contained in this proxy statement, you should read this entire proxy statement carefully, as well as the additional documents to which it refers. A copy of the Agreement and Plan of Merger by and among Herbalife, WH Holdings and WH Acquisition Corp., dated April 10, 2002, is attached as Annex A to this proxy statement. For instructions on obtaining more information, see “Where You Can Find More Information.”

THE PARTIES

Herbalife (see page 18)
Herbalife International, Inc. is a network marketing company that sells a wide range of weight management products, nutritional supplements and personal care products worldwide. Herbalife’s products include inner nutrition (consisting of weight management products and nutritional supplements) and outer nutrition (consisting of personal care products). Herbalife currently markets approximately 570 products.

The principal executive offices of Herbalife are located at 1800 Century Park East, Los Angeles, California 90067 and Herbalife’s telephone number is (310) 410-9600.

WH Holdings (see page 18)
WH Holdings (Cayman Islands) Ltd. is a Cayman Islands company. The address of its business office is c/o Whitney & Co., LLC, 177 Broad Street, Stamford, Connecticut 06901 and its business telephone number is (203) 973-1400. WH Holdings (Cayman Islands) Ltd. was formed solely for the purpose of holding 100% of the capital stock of WH Acquisition Corp. and after the Merger, the surviving corporation. At the closing of the Merger, Whitney V, L.P., an investment fund affiliated with Whitney & Co., LLC (“Whitney”), and CCG Investments (BVI), L.P., an investment fund managed by Golden Gate Private Equity, Inc. (“Golden Gate”), as well as certain members of management of Herbalife and possibly other investors (potentially including distributors of Herbalife), will be the owners of all of the outstanding capital stock of WH Holdings (Cayman Islands) Ltd. Of the current members of Herbalife’s management, it is anticipated that Messrs. Francis X. Tirelli, Douglas G. Sages and Brian Kane and Ms. Carol Hannah will acquire equity interests in WH Holdings and will also be granted options to acquire shares in WH Holdings.

WH Acquisition (see page 18)
WH Acquisition Corp. is a Nevada corporation. The address of its business office is c/o Whitney & Co., LLC, 177 Broad Street, Stamford, Connecticut 06901 and its business telephone number is (203) 973-1400. WH Acquisition Corp. is a wholly owned subsidiary of WH Holdings (Cayman Islands) Ltd. and was formed solely for the purpose of merging with and into the Company, at which time the separate corporate existence of WH Acquisition Corp. will cease and the Company will continue in existence as the surviving corporation. WH Acquisition Corp. has not engaged in any business except in furtherance of the Merger.

THE MEETING

General (see page 9)
This proxy statement is being furnished to holders of shares of Herbalife Common Stock for use at the Meeting in connection with the approval of the Merger Agreement, the election of six directors and other business. The Meeting will be held at 8:00 a.m. local time on July 31, 2002 at the Beverly Hilton Hotel, 9876 Wilshire Boulevard, Beverly Hills, California 90210.

Vote Required to Approve the Merger Agreement (see pages 13 to 14)
The holders of a majority of the outstanding shares of Herbalife Class A Common Stock entitled to vote at the Meeting must vote to approve the Merger Agreement. The affirmative vote of the majority of the unaffiliated holders of Class A Common Stock entitled to vote at the meeting is not required for approval of the Merger. If you do not vote your shares, the effect will be a vote against the approval and adoption of the Merger Agreement.

Vote of the Mark Hughes Family Trust and Estate of Mark Hughes to Approve the Merger Agreement (see pages 10 to 11)
The Mark Hughes Family Trust and the Estate of Mark R. Hughes collectively hold, directly and indirectly, 54.7% of the voting shares. The Trustees and Executors filed petitions requesting the Los Angeles Superior Court to instruct and direct them to approve of actions to be taken to vote the shares of Herbalife Class A Common Stock in favor of the Merger and to sell and to transfer their direct and indirect beneficial interest in shares of Herbalife Class A and Class B Common Stock in accordance with the Merger Agreement. On May 7, 2002 the Court, after notice and a hearing, entered orders instructing the petitioners to approve voting the shares of Herbalife Class A Common Stock in favor of the Merger and the transactions contemplated thereby and to sell Herbalife Class A and Class B Common Stock in order to consummate the Merger transaction. If the shares are so voted, the 54.7% of the voting shares held directly and indirectly by the petitioners will be sufficient to approve the Merger. The Company has been advised that the Trust and the Estate intend to vote their Class A shares in accordance with the instructions given by the Court.

Vote Required for the Election of Directors (see pages 13 to 14)
Directors will be elected by a plurality of the votes cast. Only votes cast for a nominee will be counted, except that the accompanying proxy will be voted for each of the nominees named in the proxy in the absence of instructions to the contrary. Abstentions and instructions on the accompanying proxy card to withhold authority to vote for any one of the nominees will result in that nominee(s) receiving fewer votes.

Record Date and Quorum Requirement (see pages 10 to 11)	Herbalife has set July 3, 2002 as the record date for determining those stockholders who are entitled to notice of and to vote at the Meeting.

A majority of the shares of Herbalife Class A Common Stock issued and outstanding and entitled to vote at the Meeting must be present in person or represented by proxy to constitute a quorum for transacting business at the Meeting.

Revocation of Proxies (see page 9 to 10)	You have the unconditional right to revoke your proxy at any time prior to its use at the Meeting by:

•	attending the Meeting, submitting a written revocation of your proxy and voting in person,

•	delivering to Herbalife prior to the vote at the Meeting a duly executed proxy with a later date than your original proxy, or

•	giving written notice of revocation to Herbalife addressed to Secretary, Herbalife International, Inc., 1800 Century Park East, Los Angeles, California 90067 prior to the vote at the Meeting.

Interests of Directors and Officers (see pages 66 to 69)
Some of the officers and directors of Herbalife have interests and arrangements that may be different from, or in addition to, your interests as Herbalife stockholders. These interests include, among other things, provisions in the Merger Agreement relating to indemnification and insurance, the acceleration and payout of options to purchase shares of Herbalife Common Stock, and employment agreements and other arrangements set forth below. All unvested Herbalife stock options, including those held by directors and officers, will become vested and cancelled in exchange for a cash payment in the Merger. As a result, as of June 10, 2002 Herbalife’s directors and executive officers will receive an aggregate cash payment of $19,326,084, less applicable withholding taxes, in respect of the 1,712,815 Herbalife stock options held by those directors and executive officers.

Employment Agreements and Other Arrangements with Management (see pages 66 to 69)
WH Holdings has advised Herbalife that the executive officers of Herbalife immediately prior to the effective time of the Merger will continue as executive officers of the surviving corporation immediately after the Merger, and their employment agreements will not be terminated as a result of the Merger. WH Holdings has advised the Company of its intention to establish a stock option plan for the grant to members of management of options to purchase common shares of WH Holdings, and that certain members of management may participate in the preferred equity financing of WH Holdings.

THE MERGER

The Merger (see pages 32 to 57)	WH Holdings will acquire Herbalife through a merger of WH Acquisition with and into Herbalife. Following the Merger, Herbalife will be a wholly–owned subsidiary of WH Holdings.

What You Will Receive in the Merger (see page 58)	Upon the closing of the Merger, you will be entitled to receive $19.50 in cash, without interest, for each share of Herbalife Common Stock you hold.

The Herbalife Board of Directors Recommends That You Vote For the Merger Agreement (see pages 39 to 40)
After careful consideration, the Herbalife Board of Directors accepted the unanimous recommendation of the Special Committee and approved the Merger Agreement and has determined that the Merger and Merger Agreement are fair to, and in the best interests of, Herbalife stockholders, including unaffiliated stockholders. The Herbalife Board of Directors recommends that you vote in favor of the Merger Agreement.

Position of Filing Persons (see pages 22 to 29)
WH Holdings, WH Acquisition, Whitney V, L.P., Whitney Equity Partners V, LLC, CCG Investments (BVI), L.P., Golden Gate Capital Management, L.L.C. and Messrs. Francis X. Tirelli, Douglas G. Sages, Brian Kane and Ms. Carol Hannah, executive officers of Herbalife who plan to own an equity interest in WH Holdings, have also determined that the Merger and the Merger Agreement are fair to, and in the best interests of, the unaffiliated Herbalife stockholders. See “Special Factors” beginning on page 21.

Reasons for the Merger (see pages 39 to 40)
The Herbalife Board of Directors considered a number of factors in reaching its determination to approve the Merger Agreement. The factors are discussed in detail beginning on page 39 “Reasons for the Merger and Recommendation of the Herbalife Board of Directors.”

Options (see page 58)
Each option to purchase Herbalife Common Stock outstanding immediately prior to the effective time (whether vested or unvested) will be cancelled and each holder of an option will receive a cash payment equal to the product of (a) the excess of $19.50 over the option exercise price multiplied by (b) the total number of shares subject to the option, less any applicable withholding taxes.

Opinion of Financial Advisors (see pages 40 to 51)
Barrington Associates (“Barrington”), financial advisor to Herbalife, has provided an opinion to the Herbalife Board of Directors and the Special Committee that the cash price of $19.50 per share provided in the Merger Agreement was fair, from a financial point of view, to holders of Herbalife Common Stock as of the date of that opinion. The full text of Barrington’s written opinion, which sets forth the assumptions made, the matters considered, the scope and limitations of the review undertaken and the procedures followed by Barrington in rendering such opinion, is attached to this proxy statement as Annex B. Barrington’s opinion was provided for the information and assistance of the Special Committee and the Herbalife Board of Directors and is not a recommendation as to how Herbalife stockholders should vote at the Meeting. Stockholders are urged to read Barrington’s opinion carefully and in its entirety.

Morgan Stanley & Co. Incorporated (“Morgan Stanley”), retained by the Special Committee and the Herbalife Board of Directors, has

provided an opinion to the Special Committee and the Board of Directors that as of the date of the opinion and subject to and based upon the considerations in its written opinion, the consideration to be received by the holders of Herbalife Common Stock in the aggregate pursuant to the Merger Agreement is fair from a financial point of view to those holders. The full text of Morgan Stanley’s written opinion, which sets forth the assumptions made, the matters considered, the scope and limitations of the review undertaken and the procedures followed by Morgan Stanley in rendering such opinion, is attached to this proxy statement as Annex C. Morgan Stanley’s opinion was provided for the information and assistance of the Special Committee and the Board of Directors and is not a recommendation as to how holders of Herbalife Common Stock should vote at the Meeting. Stockholders are urged to read Morgan Stanley’s opinion carefully and in its entirety.

Funding of the Transaction (see pages 51 to 52)
The Merger is not subject to a financing contingency. WH Holdings will fund the Merger through a combination of equity contributions, new credit facilities and available cash at Herbalife. WH Holdings has provided Herbalife copies of executed written commitment letters from Whitney and Golden Gate, as well as from UBS AG, Stamford Branch and UBS Warburg LLC to provide the additional funds sufficient for the payment of the aggregate merger consideration.

Herbalife Common Stock information (see page 15)
The closing price of a share of Herbalife Class A Common Stock and Class B Common Stock on April 10, 2002, which was the trading day immediately preceding Herbalife’s announcement that it had signed the Merger Agreement, was $15.39 and $14.40, respectively. The average trading price for a share of Herbalife Class A Common Stock and Class B Common Stock for the four weeks preceding Herbalife’s announcement that it had signed the Merger Agreement was $14.68 and $13.63, respectively. The closing price of a share of Herbalife Class A Common Stock and Class B Common Stock on July 9, 2002, which was the last trading day for which a closing sales price was available before this proxy statement was mailed, was $19.23 and $19.28 per share, respectively. As a result of the Merger, Herbalife will become a wholly owned subsidiary of WH Holdings and its shares will cease to trade in any public trading market.

Dividends (see page 15)
Herbalife has declared regular quarterly dividends in each of the last two fiscal years. However, under the Merger Agreement, Herbalife has agreed not to declare or pay any dividends on Herbalife Common Stock prior to the closing of the Merger or the earlier termination of the Merger Agreement, except for one quarterly dividend which was declared on April 11, 2002 and was paid on May 9, 2002 to holders of record on April 25, 2002.

Dissenters’ Rights (see page 55)	Under Nevada law, Herbalife stockholders will not have appraisal or dissenters’ rights.

Where You Can Find More Information (see page 93)	If you have more questions about the Merger or would like additional copies of this proxy statement, you should contact:

Herbalife International, Inc.
Investor Relations
1800 Century Park East
Los Angeles, California 90067
(310) 410-9600 (ext. 32464)

Instructions Regarding Surrender of Share Certificates (see pages 14 to 15)
Stockholders are instructed not to send their stock certificates at this time. Promptly after the date on which the transactions contemplated by the Merger Agreement are consummated, the Paying Agent will send to each stockholder a letter of transmittal along with instructions for effecting the surrender of stock certificates. See “Surrender of Share Certificates” beginning on page 14.

Federal Income Tax Consequences (see pages 55 to 56)
The receipt of cash by holders of Herbalife Common Stock will be a taxable transaction. All stockholders are urged to consult their own tax advisors to determine the effect of the Merger on the stockholder under federal law and under their own state and local tax laws.

Litigation (see pages 56 to 57)
On or about April 12, 2002, Harbor Finance Partners, allegedly an Herbalife stockholder, filed a purported class action, since amended on June 13, 2002, against the Company in the District Court of Clark County in the State of Nevada, naming the Company, its Board of Directors and one former director as defendants (“Defendants”) and alleging various breaches of fiduciary duty arising out of the announced Merger transaction between Herbalife and WH Holdings. Herbalife and its Board of Directors deny the allegations and intend to vigorously defend the litigation. This matter is discussed in more detail beginning on page 56 under “Merger Related Litigation.”

THE MERGER AGREEMENT

Conditions to the Merger (see page 60)	The Merger will be completed only if a number of conditions are satisfied or waived by Herbalife, WH Acquisition and WH Holdings, as applicable. These conditions include, among other things:

• The approval by Herbalife’s stockholders of the Merger Agreement;

• The material accuracy of the parties’ representations and warranties contained in the Merger Agreement and the performance of all agreements that are required to be performed by them;

• The absence of any judgment, injunction or order prohibiting the Merger;

• The absence of a material adverse effect on Herbalife from April 10, 2002 to the closing of the Merger transaction;

• The receipt of necessary third party, governmental and regulatory approvals; and

•      The receipt, by the trustees of the Mark Hughes Family Trust, of a final court order instructing and directing the trustees to approve of actions to be taken to vote the shares of Herbalife Class A Common Stock in favor of the Merger and to sell and to transfer their direct and indirect beneficial interest in shares of Herbalife Common Stock in accordance with the Merger Agreement.

No Solicitation of Transactions; Rights to Enter Into a Superior Proposal (see pages 60 to 61)
The Merger Agreement provides that, subject to specified exceptions, Herbalife will not solicit or engage in any discussions or negotiations with, or provide non-public information to, any third party in connection with a possible takeover proposal involving Herbalife.

Notwithstanding the above, if the Company and its Board of Directors or the Special Committee, prior to the Meeting, determine in good faith after discussion with independent counsel that an unsolicited takeover proposal would likely result in a superior proposal and the Board of Directors or the Special Committee determines in good faith that the failure to participate in discussions or negotiations with, or to furnish information to, the third party would be inconsistent with the Board of Directors’ fiduciary duties under applicable law, then the Company and its Board of Directors or Special Committee: (i) may participate in discussions or negotiations (including making any counterproposal) with or furnish information to any third party making an unsolicited takeover proposal, and (ii) shall be permitted to take and disclose to the Company’s stockholders a position with respect to any tender or exchange offer by a third party.

Termination (see pages 61 to 62)	The Merger Agreement can be terminated at any time prior to the effective time:

• by mutual consent of the Board of Directors of Herbalife and WH Holdings;

• subject to certain cure rights by either party if the other party has materially breached its representations, warranties and covenants;

• by either Herbalife or WH Holdings, if any Government Entity issues a final order, decree or ruling enjoining, restraining or otherwise prohibiting the consummation of the Merger;

•      by either Herbalife or WH Holdings if the Merger has not been completed by August 31, 2002, which date may be extended by either party, subject to limitations, to November 30, 2002 (the “Outside Date”), to the extent the Merger has not been consummated because the requisite governmental approvals have not been obtained or the final court order approving the transactions undertaken by the trustees of the Mark Hughes Family Trust in connection with the approval of the Merger has not been issued;

• by either Herbalife or WH Holdings, in the event that the approval of the Merger Agreement fails to receive the requisite stockholder approval;

• by WH Holdings if Herbalife’s Board of Directors withdraws, modifies or amends adversely its recommendation that stockholders approve the Merger Agreement; or

•      by Herbalife upon written notice to WH Holdings at any time prior to the Meeting, if Herbalife has entered into a definitive agreement in connection with a superior proposal and pays to WH Holdings the required termination fee and reimbursement of expenses.

Termination Fee and Expenses (see page 62)	Under the Merger Agreement Herbalife must pay WH Holdings a cash termination fee of $27 million under any one of the following circumstances:

1.    WH Holdings terminates the Merger Agreement due to Herbalife’s breach and prior to such termination a takeover proposal has been made and not withdrawn and within 12 months of the termination of the Merger Agreement Herbalife enters into a new definitive merger agreement with a third party, and then consummates such merger;

2.    If either WH Holdings or Herbalife terminates the Merger Agreement due to reaching the Outside Date and prior to such termination a takeover proposal has been made and not withdrawn and within 12 months of the termination of the Merger Agreement Herbalife enters into a new definitive merger agreement with a third party, and then consummates such merger;

3.    WH Holdings terminates the Merger Agreement due to a failure to receive an Herbalife stockholder vote in favor of the Merger and prior to the date of the Meeting a takeover proposal is made and within 12 months of the termination of the Merger Agreement Herbalife enters into a new definitive merger agreement with a third party, and then consummates such merger;

4.    WH Holdings terminates the Merger Agreement because Herbalife’s Board of Directors withdraws or modifies or amends adversely its recommendation of the Merger, or recommends a competing takeover proposal; or

5. Herbalife terminates the Merger Agreement because its Board of Directors accepts a superior proposal.

Under the Merger Agreement, Herbalife must pay WH Holdings its Merger transaction expenses (up to a maximum of $10 million) if WH Holdings or Herbalife terminates the Merger Agreement pursuant to the circumstances listed above (except that under circumstances 1 through 3, above, expenses will be payable even if Herbalife does not enter into a new definitive agreement with a third party). Any termination fee payable to WH Holdings will be reduced by any Merger transaction expenses paid to WH Holdings so that under no circumstances will Herbalife be required to pay a termination fee and expenses in excess of an aggregate of $27 million.

Regulatory and Third-Party Approvals (see pages 62 to 63)	Approval of various authorities is required in order to consummate the Merger, as well as approvals of various third parties.

THE MEETING

General

This proxy statement is being furnished to you in connection with the solicitation of proxies by the Herbalife Board of Directors for use at the Meeting to be held on July 31, 2002 beginning at 8:00 a.m. local time at the Beverly Hilton Hotel, 9876 Wilshire Boulevard, Beverly Hills, California 90210, and any adjournments and postponements of the Meeting. At the Meeting, holders of Herbalife Class A Common Stock of record as of the close of business on the record date will be eligible to vote upon the recommendation of the Herbalife Board of Directors:

1.
To consider and vote upon a proposal recommended by the Herbalife Board of Directors to approve the Merger Agreement. A copy of the Merger Agreement is attached as Annex A to the accompanying proxy statement. The Merger Agreement is also described in this proxy statement.

2.	To elect six directors to serve terms of one year.

3.	To transact any other business as may properly come before the Meeting or any adjournments thereof.

Under Nevada law, a plan of merger involving a Nevada corporation must initially be approved by the affirmative vote of a majority of the board of directors of the corporation prior to submission of the plan of merger to the corporation’s stockholders. In accordance with Nevada law and the Herbalife Bylaws, the Herbalife Board of Directors has approved the Merger Agreement and has directed that it be submitted to the stockholders for their approval.

The Herbalife Board of Directors recommends that you vote “FOR” approval of the Merger Agreement and “FOR” the election of all nominees for director.

A proxy for the Meeting is enclosed with this notice. You are requested to fill in and sign the proxy, which is solicited by the Herbalife Board of Directors, and mail it promptly in the enclosed postage prepaid envelope. Return of an executed proxy with no instructions indicated on this proxy will result in the shares represented by the proxy being voted “FOR” approval of the Merger Agreement and “FOR” the election of all nominees for director. Failure to return a properly executed proxy card or to vote at the Meeting will have the effect of a vote “against” approval of the Merger Agreement.

Voting Information

This proxy statement is first being mailed on or about July 11, 2002 to all of the holders of shares of the Common Stock of Herbalife International, Inc., a Nevada corporation, in connection with the solicitation by Herbalife’s Board of Directors of proxies in the enclosed form to be used at the Meeting to be held on July 31, 2002 beginning at 8:00 a.m. local time at the Beverly Hilton Hotel, 9876 Wilshire Boulevard, Beverly Hills, California 90210, and at any adjournment or postponement thereof, pursuant to the accompanying Notice of Annual Meeting.

Pursuant to a recapitalization approved by the stockholders on December 11, 1997, the Company has two classes of common stock. They are the Class A Common Stock, $0.01 par value per share (the “Class A Common Stock”), and the Class B Common Stock, $0.01 par value per share (the “Class B Common Stock”). The Class A Common Stock and the Class B Common Stock are collectively referred to in this proxy statement as the “Common Stock.” Class A Common Stock is entitled to one vote per share on each matter submitted to vote at the Meeting. Class B Common Stock has no voting rights at the Meeting.

Shares of Class A Common Stock, represented by a properly executed proxy, will be voted as indicated on the proxy. The form of proxy accompanying this proxy statement and the persons named therein as proxies have been approved by the Board of Directors. Any proxy given pursuant to this solicitation is revocable at any time prior to the voting at the Meeting by (1) delivering written notice that the proxy is revoked to the Secretary of the Company prior to the Meeting, (2) submitting a subsequently dated proxy to the Secretary prior to the Meeting or to the Inspector of Elections at the Meeting, or (3) attending the Meeting, delivering written notice that the proxy is revoked to the Inspector of Elections, and voting in person. Any written notice of revocation should be delivered to Herbalife International, Inc., 1800 Century Park East, Los Angeles, California 90067, Attention: Secretary. Subject to proper revocation, all shares of Herbalife Common Stock entitled to vote at the Meeting and represented at the Meeting by properly executed proxies received by Herbalife will be voted in accordance with the instructions contained in such proxies.

It is proposed that, at the Meeting, action will be taken on the matters set forth in the accompanying Notice of Annual Meeting and described in this proxy statement. The Board of Directors knows of no other matters at this time that may properly be presented for action at the Meeting. If any other matters do properly come before the Meeting, the persons named on the enclosed proxy will have discretionary authority to vote thereon in accordance with their best judgment.

When proxies in the form accompanying this proxy statement are returned properly executed, the shares represented thereby will be voted as indicated thereon, and, where a choice has been specified by the stockholder on the proxy, the shares will be voted in accordance with the specification so made. The expense of soliciting proxies, including the cost of preparing, assembling and mailing the material submitted herewith, will be paid for by Herbalife. In addition to solicitations by mail, directors, officers and regular employees of the Company may solicit proxies personally, by telephone or mail, for which no compensation shall be paid other than their regular salary or other usual compensation. Proxies will not be solicited via the internet. Arrangements also will be made as appropriate with banks and brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of Class A Common Stock held of record by such persons, and the Company will, upon request, reimburse said persons for their reasonable expenses in so doing.

The Herbalife Board of Directors has fixed the close of business on July 3, 2002 as the record date for the determination of the stockholders entitled to notice of, and to vote at the Meeting and any adjournments and postponements of the Meeting. At the close of business on July 3, 2002, the record date for the Meeting, there were outstanding and entitled to vote at the Meeting 11,457,600 shares of Class A Common Stock. Each share of Class A Common Stock outstanding on such date entitles the stockholder of record to one vote on all matters submitted at the Meeting. As of the record date, Herbalife directors and officers and their affiliates owned 6,351,697 shares of Herbalife Class A Common Stock, entitling them to cast approximately 55.4% of the votes entitled to be cast at the Meeting. Shares of Herbalife Class A Common Stock are the only authorized and outstanding voting securities of Herbalife.

The Mark Hughes Family Trust (the “Trust”) indirectly owns,1 and together with the Estate of Mark R. Hughes (the “Estate”) collectively hold, 13,063,002 shares of Herbalife Common Stock, of which 6,271,001 shares are shares of Class A Common Stock, which as of June 10, 2002, represented 54.7% of the voting shares. The Trustees and Executors, respectively, on April 17, 2002 filed petitions requesting the Los Angeles Superior Court to instruct and direct them to approve of actions to be taken to vote the shares of Herbalife Class A Common Stock in favor of the Merger and to sell and to transfer their direct and indirect beneficial interest in shares of Herbalife Class A and Class B Common Stock in accordance with the Merger Agreement. Petitioners also requested an order from the Court to take the proposed actions in the event of an

1
The Trust’s indirect interest in Herbalife shares results from the Trust’s beneficial ownership of more than 99% of the equity interest in Hughes Investment Partnership, LLC (“HIP”), which directly owns such shares. Mr. Conrad Lee Klein is the Manager of HIP and has the sole right and power to vote HIP’s Herbalife’s Class A Common Stock and Class B Common Stock. Throughout this proxy statement, all references to the Trust’s “ownership” of Class A and Class B Common Stock of Herbalife shall incorporate this description of the Trust’s indirect interest in such shares.

appeal of the Court’s order as if no appeal were pending. On May 7, 2002 the Court, after notice and a hearing, entered orders instructing the petitioners to approve voting the shares of Herbalife Class A Common Stock in favor of the Merger and the transactions contemplated thereby and to sell Herbalife Class A and Class B Common Stock in order to consummate the Merger transaction. If the shares of Class A Common Stock are so voted, the 54.7% of the voting shares held directly and indirectly by the petitioners will be sufficient to approve the Merger. The Company has been advised that the Trust and the Estate intend to vote their Class A shares in accordance with the instructions given by the Court. The Court’s orders also provide in the event a Takover Proposal (as defined in Section 5.2(a) of the Merger Agreement) is made at a price in excess of $19.50 per share that qualifies as a Superior Proposal (as defined in Section 5.2(d) of the Merger Agreement), then the Trustees may approve of actions to be taken to vote the shares of Herbalife Class A Common Stock in favor of the Superior Proposal, to sell the shares of Herbalife Class A and Class B Common Stock to consummate the Superior Proposal and to take any and all actions necessary to carry out and effectuate the transaction contemplated by the Superior Proposal.

The presence at the Meeting, in person or by proxy, of stockholders holding a majority of the voting power of Herbalife will constitute a quorum for the transaction of business at the Meeting. Abstentions and broker non-votes will be counted as shares that are present for purposes of determining the presence of a quorum.

Principal Stockholders and Security Ownership of Management

The following table lists, as of June 10, 2002, information as to the beneficial ownership of Herbalife Class A Common Stock and Class B Common Stock by (i) each of the Company’s directors, (ii) the Company’s Chief Executive Officer and each of the other executive officers named in the Summary Compensation Table under “Compensation of Directors and Executive Officers — Executive Compensation” below, (iii) all directors and executive officers as a group, and (iv) each person or entity believed by the Company to beneficially own more than five percent (5%) of the Common Stock outstanding. In each instance, information as to the number of shares owned and the nature of ownership has been provided by the individuals identified or described and is not within the direct knowledge of the Company.

Name and Address of Beneficial Owner (1)	Number of Shares of Class A Common Stock	Percent of Class A Common Stock	Number of Shares of Class B Common Stock	Percent of Class B Common Stock	Percent of Common Stock
Mark Hughes Family Trust(2)	6,271,001	54.7%	6,792,001	32.2%	40.2%
1800 Century Park East
Los Angeles, CA 90067

Francis X. Tirelli(3)	0	0.0%	97,223	0.5%	0.3%
1800 Century Park East
Los Angeles, CA 90067

Conrad Lee Klein(4)(5)(6)	97,916	0.9%	195,834	0.9%	0.9%
1800 Century Park East
Los Angeles, CA 90067

John Reynolds(5)	66,696	0.6%	195,592	0.9%	0.8%
1800 Century Park East
Los Angeles, CA 90067

Robert A. Sandler(6)(7)	63,646	0.6%	150,792	0.7%	0.7%
1800 Century Park East
Los Angeles, CA 90067

Brian Kane(6)	32,917	0.3%	71,334	0.3%	0.3%
1800 Century Park East
Los Angeles, CA 90067

Carol Hannah(8)	97,301	0.9%	266,999	1.3%	1.1%
1800 Century Park East
Los Angeles, CA 90067

Douglas G. Sages(9)	0	0.0%	0	0.0%	0.0%
1800 Century Park East
Los Angeles, CA 90067

Christopher Pair(5)(10)	0	0.0%	0	0.0%	0.0%
9903 Santa Monica Blvd.
Beverly Hills, CA 90012

Timothy Gerrity(11)	0	0.0%	0	0.0%	0.0%
6601 Center Drive West Suite 350
Los Angeles, CA 90045

Edward J. Hall(12)	27,667	0.2%	95,333	0.5%	0.4%
1800 Century Park East
Los Angeles, CA 90067

Christopher M. Miner(6)	22,533	0.2%	86,667	0.4%	0.3%
1800 Century Park East
Los Angeles, CA 90067

Jeffrey L. Glassman	0	0.0%	0	0.0%	0.0%
1800 Century Park East
Los Angeles, CA 90067

Fidelity Management & Research Company(13)	1,405,000	11.9%	2,633,000	11.9%	11.9%
82 Devonshire Street
Boston, MA 02109

All executive officers and directors as a group (10 persons)(14)	6,616,031	56.4%	7,814,872	35.5%	42.8%

(1)
To the Company’s knowledge, the persons in this table have sole voting, investment, and dispositive power, either directly or through one or more entities controlled by such person, with respect to all shares of the Common Stock shown as beneficially owned by them, subject to community property laws, where applicable.

(2)
Excludes 183,333 shares of Class A Common Stock and 366,666 shares of Class B Common Stock owned by the Herbalife Family Foundation. Includes 875,001 shares of Class A Common Stock and 999,999 shares of Class B Common Stock owned by the Estate of Mark Hughes.

(3)	Mr. Tirelli became President and Chief Executive Officer effective November 1, 2001. Consists of shares issuable upon exercise of stock options that are exercisable presently or within 60 days.
(4)
Includes 97,916 shares of Class A Common Stock and 195,834 shares of Class B Common Stock owned by the Roblar 99 Limited Partnership, for the benefit of Mr. Klein’s family, in which the Klein Grandchildren’s Trust is the general partner and for which Mr. Klein and his wife serve as Trustees.

(5)
The Mark Hughes Family Trust (the “Trust”) has three co-trustees (each of whom shall be referred to as a “Co-Trustee” and collectively as the “Co-Trustees”): Messrs. Pair, Klein and Reynolds. The Trust is a trust organized under the laws of the State of California.

As a result of the death of Mark Hughes on May 21, 2000, the Trust became irrevocable, Mark Hughes ceased to be sole trustee thereof, and the Co-Trustees acquired voting and dispositive power over all of the Herbalife shares formerly beneficially owned or controlled by Mr. Hughes. At the present time, all decisions of the Trust are made by a majority of the three Co-Trustees and no single Co-Trustee has the right, by himself, to take action on behalf of the Trust, unless authorized to do so by a majority of the three Co-Trustees. Given that no single Trustee has sole voting and dispositive power with respect to the Trust’s shares, the individual trustees are not attributed with beneficial ownership of these shares. Two of the Co-Trustees, Conrad Lee Klein and John Reynolds, also act as directors of the Herbalife Family Foundation, but have no pecuniary interest in the shares owned by the Herbalife Family Foundation.
As set forth in this table, each of the Co-Trustees owns certain securities of the Company in which the Trust has no interest.
(6)	Consists of shares issuable upon exercise of stock options that are exercisable presently or within 60 days.
(7)	On May 17, 2002 the Company and Mr. Sandler entered into a Separation Agreement and General Release.
(8)	Includes 85,634 shares of Class A Common Stock and 243,666 shares of Class B Common Stock issuable upon exercise of stock options which are exercisable presently or within 60 days.
(9)	Mr. Sages became Executive Vice President, Chief Administrative Officer and Chief Financial Officer effective December 10, 2001.
(10)	Mr. Pair’s employment separated with the Company on October 19, 2001.
(11)	Mr. Gerrity’s employment separated with the Company on December 31, 2001.
(12)	Includes 25,334 shares of Class A Common Stock and 90,667 shares of Class B Common Stock issuable upon exercise of stock options which are exercisable presently or within 60 days.
(13)	Information based on Bloomberg service report, as of June 7, 2002.
(14)	Includes an aggregate of 264,334 shares of Class A Common Stock and 799,280 shares of Class B Common Stock issuable upon exercise of stock options which are exercisable presently or within 60 days.

Required Vote

Each holder of Herbalife Class A Common Stock as of the record date is entitled to cast one vote per share, in person or by proxy, upon each matter properly submitted for the vote of the stockholders at the Meeting. Votes at the Meeting will be tabulated by an Inspector of Election appointed by Herbalife. The election of directors requires a vote of a plurality of the votes cast in the election. Approval of the Merger Agreement requires the affirmative vote of holders of a majority of the outstanding shares of Herbalife Class A Common Stock entitled to vote at the Meeting. A failure to vote, an abstention from voting, or a broker non-vote will have the same legal effect as a vote cast against approval of the Merger Agreement and no effect on the election of directors.

Executed but unmarked proxies will be voted “FOR” approval of the Merger Agreement and “FOR” the election of the nominees for director to the Herbalife Board of Directors. Brokers, and in many cases nominees, will not have discretionary power to vote on the proposals to be presented at the Meeting. Accordingly, beneficial owners of shares must instruct their brokers or nominees how to vote their shares with respect to the Merger proposal at the Meeting. Stockholders are urged to read and carefully consider the information presented in this proxy statement and to complete, date and sign the accompanying proxy card and return it promptly to Herbalife in the enclosed postage-prepaid envelope.

Adjournment

Although it is not expected, the Meeting may be adjourned to a date not later than 60 days after the date of the Meeting without fixing a new record date. Such adjournment may be made without notice, other than by an announcement made at the Meeting, by approval of the holders of a majority of the shares of Herbalife Class A Common Stock present in person or represented by proxy at the Meeting, whether or not a quorum exists. Notice of the time and place of any such adjournment need not be given unless the meeting is adjourned for more than 45 days, or a new record date is set.

Surrender of Share Certificates

U.S. Stock Transfer Corporation (the “Paying Agent”) has been designated to act as paying agent for the benefit of holders of shares of Herbalife Common Stock in connection with the Merger. It is expected that WH Holdings will deposit with Paying Agent amounts WH Holdings is required to provide which, together with a minimum of $165 million in cash to be provided by the Company, is expected to be sufficient in the aggregate to provide all funds necessary for Paying Agent to make payments to Herbalife stockholders and optionholders in order to consummate the transactions contemplated by the Merger Agreement.

Stockholders are instructed not to send their stock certificates at this time. Promptly after the date on which the transactions contemplated by the Merger Agreement are consummated, Paying Agent will send to each holder of shares of Herbalife Common Stock a letter of transmittal and instructions for use in effecting the surrender of stock certificates. The letter of transmittal will specify that the delivery will be effected, and risk of loss and title will pass, only upon delivery of the stock certificates representing shares of Herbalife Common Stock to Paying Agent. Paying Agent will receive a fee of approximately $22,000 as compensation for its services, plus reimbursement of its out-of-pocket expenses in connection with such services. WH Holdings has agreed to indemnify Paying Agent against certain liabilities arising out of or in connection with its engagement.

Each holder of a share of Herbalife Common Stock that has been converted into the right to receive the cash payment of $19.50 per share, upon surrender to Paying Agent of a stock certificate or certificates representing such shares, together with a properly completed letter of transmittal covering such shares, shall receive the cash payment. Until surrendered in this manner, each such stock certificate will, after the effective time of the Merger, represent for all purposes only the right to receive this $19.50 per share cash payment. No interest will be paid or will accrue on the cash payment.

If any portion of the cash payment is to be paid to a person other than the registered holder of the stock certificate surrendered in exchange therefor, the stock certificate being surrendered must be properly endorsed or otherwise be in proper form for transfer. In addition, the person requesting such payment must pay to Paying Agent any transfer or other taxes required as a result of such payment, or establish that such tax has been paid or is not applicable. Beginning 180 days after the closing date, holders of Herbalife Common Stock who have not surrendered their stock certificates will be entitled to look to WH Holdings only as general creditors for payment of their claim for cash.

At and after the closing date, there will be no further registration of transfers of Herbalife Common Stock on the records of Herbalife or its transfer agent. From and after the closing date, the holders of Herbalife Common

Stock will cease to have any rights with respect to such shares except as provided in the Merger Agreement or under applicable law.

Comparative Market Price Data

Herbalife Common Stock trades on the National Market of NASDAQ Bulletin Board system under the symbols “HERBA” and “HERBB,” for its Class A and Class B Common Stock, respectively. The following table sets forth the high and low closing sale prices per share of Herbalife Class A and Herbalife Class B Common Stock for the quarters indicated below:

	Class A Stock		Class B Stock
	High	Low	High	Low
2002
First Quarter	$15.26	$13.20	$14.13	$12.30
Second Quarter	19.42	14.90	19.40	13.85
Third Quarter (through July 9, 2002)	19.23	19.12	19.28	19.09
2001
First Quarter	$10.00	$7.00	$8.38	$6.50
Second Quarter	10.00	7.06	8.74	6.74
Third Quarter	12.16	9.30	11.20	8.45
Fourth Quarter	14.55	9.79	13.30	9.55
2000
First Quarter	$16.25	$12.75	$16.19	$12.38
Second Quarter	15.00	8.00	14.88	7.25
Third Quarter	10.13	8.75	9.94	8.13
Fourth Quarter	9.19	7.00	8.66	6.69
1999
Third Quarter	$15.25	$10.06	$14.69	$8.44
Fourth Quarter	15.12	13.31	14.50	12.25

On April 10, 2002, the last full day of trading before the public announcement of the signing of the Merger Agreement, the closing sales price per share was $15.389 for HERBA and $14.40 for HERBB. On July 9, 2002, the most recent practicable trading day prior to the date of this proxy statement, the closing sales price per share was $19.23 for Herbalife Class A Common Stock and $19.28 for Herbalife Class B Common Stock. On July 3, 2002, the most recent practicable date, there were outstanding 11,457,600 shares of Class A Common Stock and 21,199,262 shares of Class B Common Stock. You should obtain current market price quotations for Herbalife Common Stock in connection with voting your shares.

Dividends

Herbalife has declared quarterly cash dividends in each of the last two fiscal years. However, under the Merger Agreement, Herbalife has agreed not to declare or pay any dividends on Herbalife Common Stock prior to the closing of the Merger or the earlier termination of the Merger Agreement, except for one quarterly dividend which was declared on April 11, 2002 and was paid on May 9, 2002 to holders of record on April 25, 2002.

Herbalife’s Selected Consolidated Financial Information

Herbalife’s selected financial data below as of and for each of the five years ended December 31, 2001 have been derived from Herbalife’s audited consolidated financial statements and related notes. The selected financial data set forth below for the three months ended March 31, 2002 and 2001 are derived from unaudited consolidated financial statements. The selected “Other Data” are derived from unaudited internal records maintained by the Company in the ordinary course of business.

	2001	2000	1999	1998	1997	Three Months Ended March 31,
						2002	2001
	(In thousands of dollars, except per share and other data amounts)
Operations:
Retail sales	$1,656,168	$1,764,851	$1,793,508	$1,644,837	$1,490,693	$432,741	$399,668
Less—distributor allowances on product purchases	774,513	820,723	837,283	778,195	708,241	203,510	187,167
Handling and freight income	138,475	141,356	142,660	113,555	102,413	36,563	33,250

Net sales	1,020,130	1,085,484	1,098,885	980,197	884,865	265,794	245,751
Cost of sales	241,522	268,992	264,909	246,209	217,668	57,072	60,056
Royalty overrides	355,225	382,322	397,143	345,200	318,882	94,726	85,992
Marketing, distribution and administrative expenses	354,608	363,731	344,260	310,458	262,330	81,149	85,564
Buy-out transaction expenses	—	9,498	—	—	—	—	—

Operating income	68,775	60,941	92,573	78,330	85,985	32,847	14,139
Interest income—net	3,413	2,354	1,750	2,533	4,535	575	487

Income before income taxes and minority interest	72,188	63,295	94,323	80,863	90,520	33,422	14,626
Income taxes	28,875	25,318	36,314	31,132	34,850	13,369	5,850

Income before minority interest	43,313	37,977	58,009	49,731	55,670	20,053	8,776
Minority interest	725	1,058	1,086	1,233	1,003	140	215

Net income	$42,588	$36,919	$56,923	$48,498	$54,667	$19,913	$8,561

Share Data:
Earnings per share:
Basic	$1.40	$1.28	$1.99	$1.68	$1.81	$0.62	$0.29
Diluted	1.36	1.22	1.86	1.60	1.72	0.60	0.29
Cash dividends per common share	0.60	0.60	0.60	0.60	0.60	0.15	0.15

Financial Condition:
Working capital	$177,813	$145,211	$133,137	$120,623	$125,986	$197,884	$141,804
Total assets	470,335	416,937	415,819	348,183	314,580	483,444	395,075
Total debt	10,612	8,417	8,380	4,996	4,115	10,782	11,364
Stockholders’ equity	260,916	222,401	206,602	163,811	154,733	281,770	225,590

Other Data:
Number of Countries	53	49	46	42	36	54	50

Other Financial Data

Consolidated Ratios of Earnings to Fixed Charges and Book Value Per Share

	2001	2000	1999	1998	1997
Ratio of Earnings to Fixed Charges	8.6	8.1	11.5	10.6	16.8
Book Value per Common Share Outstanding	8.28	7.63	7.21	5.73	5.22

Pro Formas

As the outstanding shares of the Company’s Class A and Class B Common Stock and all outstanding options to purchase the Company’s Common Stock (whether vested or unvested) are being acquired solely for cash, pro forma financial information has not been included herein.

Recent Financial Results

As of the date of this proxy statement and prior to the closing by the Company of its accounting books and records for the three months ended June 30, 2002, the Company anticipates reporting net income in the range of $11 million to $14 million, or $0.32 to $0.41 per diluted share based on retail sales of approximately $450 million. In addition, the Company anticipates reporting earnings before interest, income taxes, depreciation and amortization (EBITDA) to be in the range of $22 million to $27 million. These anticipated second quarter results include a $7 million pretax charge for severance payments and merger related transaction costs. Excluding these one-time costs, EBITDA would be in the range of $29 million to $34 million for the three months ended June 30, 2002.

EBITDA consists of income before income taxes plus interest, depreciation and amortization. EBITDA information is presented solely as a supplemental disclosure because management believes that it is a widely used measure of operating performance. EBITDA should not be construed as an alternative to income from operations (as determined in accordance with generally accepted accounting principles) as an indicator of the Company's operating performance, or as an alternative to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) as a measure of liquidity.

Cautionary Statements Regarding Forward-Looking Statements

General.    The statements contained in this proxy statement or in documents incorporated by reference herein contain certain forward-looking statements that involve risks and uncertainties that could affect actual future results. Readers are cautioned not to place undue reliance on such forward-looking statements. Such risks and uncertainties include, but are not limited to: the Company’s ability to continue to attract, maintain, and motivate its distributors, changes in the regulatory environment affecting network marketing sales and sales of foods and dietary supplements, the effects of adverse publicity on sales, volatility in the Company’s earnings, consumer acceptance of network marketing, economic conditions in the countries in which the Company operates, the presence of possible competitors, adverse publicity, in-region cultural or demographic factors, the risk associated with the successful consummation of the Merger transaction and other risks and uncertainties detailed from time to time in the Company’s Securities and Exchange Commission (the “Commission”) filings in recent years. For further information, please refer to the Company’s Form 10-K for the year ended December 31, 2001.

Financial Projections and Forecasts.    Herbalife does not, as a matter of course, make public projections or forecasts as to future sales, earnings or other results. Neither the Company’s independent auditors, nor any other independent accountants, have compiled, examined or performed any procedures with respect to any prospective financial information, forecasts or projections which may have been considered by the Special Committee, the Board of Directors, Barrington or Morgan Stanley, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, any such prospective financial information, forecasts or projections.

Any assumptions and estimates underlying prospective financial information, forecasts or projections are inherently uncertain, and although were considered reasonable by the management of the Company as of the date of preparation, are necessarily subject to a wide variety of significant risks and uncertainties that could cause actual results to differ materially from those contained in such prospective financial information, forecasts or projections, including, among others, industry performance, general business, economic, regulatory, and market and financial conditions. Accordingly, no assurance can be given that prospective results, forecasts or projections will be indicative of the future performance of the Company or that actual results will not differ materially from those included in the prospective financial information, forecasts or projections.

PROPOSAL 1

APPROVAL OF MERGER AGREEMENT

The Herbalife Board of Directors has approved the Agreement and Plan of Merger, dated April 10, 2002, by and among Herbalife, WH Holdings (Cayman Islands) Ltd., and WH Acquisition Corp., a Nevada corporation and a wholly owned subsidiary of WH Holdings (Cayman Islands) Ltd., and recommends that the stockholders vote “FOR” approval of the Merger Agreement. The Herbalife Board of Directors has determined that the Merger and the Merger Agreement are fair to and in the best interests of Herbalife’s stockholders. A copy of the Merger Agreement is attached as Annex A to this proxy statement.

THE PARTIES

Herbalife International, Inc.

Herbalife is a network marketing company that sells a wide range of weight management products, nutritional supplements and personal care products worldwide that support inner and outer wellness and a healthy lifestyle. As of March 31, 2002, Herbalife conducted business in 54 countries located in the Asia/Pacific Rim, Europe and the Americas.

Herbalife began operations in February 1980 as a California limited partnership and operated in that form through December 1985, with the exception of an interim period from October 1981 through August 1983 when the business was operated through a California corporation. In July 1986, the business was transferred from the California limited partnership to its corporate general partner, Herbalife International of America, Inc. (“Herbalife of America”). In November 1986, Herbalife of America was acquired in a stock-for-stock reorganization by Sage Court Ventures, Inc. (“Sage Court”). As a result of the acquisition, Herbalife of America became a wholly owned subsidiary of Sage Court and the former stockholders of Herbalife of America acquired a controlling interest in Sage Court. Sage Court’s name was formally changed to Herbalife International, Inc. in December 1986.

WH Holdings (Cayman Islands) Ltd.

WH Holdings (Cayman Islands) Ltd. is a Cayman Islands company. The address of its business office is c/o Whitney & Co., LLC, 177 Broad Street, Stamford, Connecticut 06901 and its business telephone number is (203) 973-1400. WH Holdings (Cayman Islands) Ltd. was formed solely for the purpose of holding 100% of the capital stock of WH Acquisition Corp. and, after the Merger, the surviving corporation. At the closing of the Merger investment funds managed by Whitney and Golden Gate, as well as members of management of Herbalife and possibly other investors (potentially including distributors of Herbalife), will be the owners of all of the outstanding capital stock of WH Holdings (Cayman Islands) Ltd.

WH Acquisition Corp.

WH Acquisition Corp. is a Nevada corporation. The address of its business office is c/o Whitney & Co., LLC, 177 Broad Street, Stamford, Connecticut 06901 and its business telephone number is (203) 973-1400. WH Acquisition Corp. is a wholly owned subsidiary of WH Holdings (Cayman Islands) Ltd. and was formed solely for the purpose of merging with and into the Company, at which time the separate corporate existence of WH Acquisition Corp. will cease and the Company will continue in existence as the surviving corporation. WH Acquisition Corp. has not engaged in any business except in furtherance of the Merger.

Whitney & Co., LLC

Whitney, a Delaware limited liability company, is an affiliate of Whitney & Co. which was established in 1946 by John Hay Whitney as one of the first U.S. venture capital firms involved in the development of the private equity industry. Today, Whitney remains a private firm owned by investing professionals, and its main activities are to provide private equity and debt capital for middle market growth companies. Whitney manages approximately $5 billion of assets for endowments, foundations and pension plans, and the firm is currently investing its fifth outside equity fund, Whitney V, L.P., a $1.1 billion fund, and its third private mezzanine debt fund. Whitney’s address is 177 Broad Street, Stamford, Connecticut 06901 and its business telephone number is (203) 973-1400.

CCG Investments (BVI), L.P.

CCG Investments (BVI), L.P. is an investment fund limited partnership organized in the British Virgin Islands and managed by Golden Gate. Golden Gate is a San Francisco-based private equity investment fund with approximately $700 million of capital under management. Golden Gate’s and CCG Investments (BVI), L.P.’s business address is One Embarcadero Center, San Francisco, California 94111 and their business telephone number is (415) 627-4500.

Control Persons

Herbalife International, Inc., WH Holdings (Cayman Islands) Ltd., WH Acquisition Corp., Whitney V, L.P., CCG Investments (BVI), L.P., Whitney Equity Partners V, LLC, Golden Gate Capital Management, L.L.C., Francis X. Tirelli, Douglas G. Sages, Carol Hannah and Brian Kane filed a Schedule 13E-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and, as required by General Instruction C to such Schedule, certain information relating to control persons of the filers has been provided. In addition, the persons listed below may be considered control persons of the filers. None of the filers nor the following control persons have been convicted in a criminal proceeding during the past five years or been party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. The following natural persons are United States citizens.

Conrad Lee Klein as a director and executive vice president may be considered a control person of Herbalife International, Inc. Mr. Klein will not purchase or be granted an equity interest in WH Holdings or the surviving corporation. Mr. Klein’s business address is c/o Herbalife International, Inc., 1800 Century Park East, Los Angeles, California 90067. Further information may be found under the headings “Election of Directors” and “Interests of Certain Persons in the Merger”.

John Reynolds as a director and executive vice president may be considered a control person of Herbalife International, Inc. Mr. Reynolds will not purchase or be granted an equity interest in WH Holdings or the surviving corporation. Mr. Reynolds’ business address is c/o Herbalife International, Inc., 1800 Century Park East, Los Angeles, California 90067. Further information may be found under the headings “Election of Directors” and “Interests of Certain Persons in the Merger”.

Edward J. Hall as a director may be considered a control person of Herbalife International, Inc. Mr. Hall will not purchase or be granted an equity interest in WH Holdings or the surviving corporation. Mr. Hall’s business address is c/o Herbalife International, Inc., 1800 Century Park East, Los Angeles, California 90067. Further information may be found under the headings “Election of Directors” and “Interests of Certain Persons in the Merger”.

Christopher M. Miner as a director may be considered a control person of Herbalife International, Inc. Mr. Hall will not purchase or be granted an equity interest in WH Holdings or the surviving corporation. Mr. Miner’s business address is c/o Herbalife International, Inc., 1800 Century Park East, Los Angeles, California 90067. Further information may be found under the headings “Election of Directors” and “Interests of Certain Persons in the Merger”.

Jeffrey L. Glassman as a director may be considered a control person of Herbalife International, Inc. Mr. Glassman will not purchase or be granted an equity interest in WH Holdings or the surviving corporation. Mr. Glassman’s business address is c/o Herbalife International, Inc., 1800 Century Park East, Los Angeles, California 90067. Further information may be found under the headings “Election of Directors” and “Interests of Certain Persons in the Merger”.

The Mark Hughes Family Trust and the Estate of Mark R. Hughes, together as a controlling stockholder, may be considered a control person of Herbalife. The Trust will not purchase or be granted an equity interest in WH Holdings or the surviving corporation. The Trust’s address is 1800 Century Park East, Los Angeles, California 90067. Further information may be found under the heading “Interests of Certain Persons in the Merger”.

Steven E. Rodgers as a director and president of WH Holdings and WH Acquisition Corp. may be considered a control person of each of those entities. Mr. Rodgers is a partner with Whitney & Co., LLC where he led Whitney’s investments in the healthcare industry. Prior to joining Whitney, Mr. Rodgers was with Tiger Management, and prior to that, Alex Brown & Sons Incorporated. Mr. Rodgers received his MBA from Stanford University and his undergraduate degree from Dartmouth College. Mr. Rodgers is currently a director of numerous companies including, HealthMarket, Inc., Sybion, Inc. and SCIREX Corporation. Mr. Rodgers’ address is c/o Whitney & Co., LLC, 177 Broad St., Stamford, Connecticut 06901. He does not beneficially own any securities in Herbalife.

John C. Hockin as a director and secretary of WH Holdings and WH Acquisition Corp. may be considered a control person of each of those entities. Mr. Hockin is a partner with Whitney & Co., LLC and a founding member of Whitney’s San Francisco office. Prior to joining Whitney, Mr. Hockin was with Morgan Stanley & Co., Release Software and J&J Lids, a company he co-founded and successfully sold. Mr. Hockin received his MBA from Stanford Business School, and his undergraduate degree from Yale University. Mr. Hockin is currently a director of numerous companies, including ClearSource, Inc., Medem, Inc., Global Sight, Inc. and Wavelink Corporation. Mr. Hockin’s address is c/o Whitney & Co., LLC, 580 California Street, 20th Floor San Francisco, California 94104. He does not beneficially own any securities in Herbalife.

Whitney Equity Partners V, LLC as the general partner may be considered a control person of Whitney V, L.P. Whitney Equity Partners V, LLC is a Delaware limited liability company. The address of its business office is Whitney & Co., LLC, 177 Broad St., Stamford, Connecticut 06901 and its business telephone number is (203) 973-1400. There is no identifiable control person of Whitney Equity Partners V, LLC. Whitney Equity Partners V, LLC does not beneficially own any securities in Herbalife.

Golden Gate Capital Management, L.L.C. as the general partner may be considered a control person of CCG Investments (BVI), L.P. Golden Gate Capital Management, L.L.C. is a Delaware limited liability company. The address of its business office is One Embarcadero Center, 33rd Floor San Francisco, California 94111 and its business telephone number is (415) 627-4500. Golden Gate Capital Management, L.L.C. does not beneficially own any securities in Herbalife. There is no identifiable control person of Golden Gate Capital Management, L.L.C.

SPECIAL FACTORS

Effects of the Merger

The Company’s Class A and Class B Common Stock are each currently registered under the Securities and Exchange Act. The Company has been informed by WH Holdings that, if the Merger is approved at the Meeting and the Merger is consummated, the Class A and Class B Common Stock will each become eligible for termination of registration under Section 12(g)(4) of the Exchange Act, and the registration of Class A and Class B Common Stock under the Exchange Act will be terminated as soon as practicable after the Merger is completed. Unless and until the surviving corporation again becomes a reporting company under the Exchange Act, termination of the registration of the shares of the Company’s Class A and Class B Common Stock under the Exchange Act will substantially reduce the information required to be furnished by the Company to its stockholders and to the Commission and will make certain provisions of the Exchange Act inapplicable to the Company, such as the obligation to file reports under Section 15(d) of the Exchange Act, the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with stockholders’ meetings, tender offer rules and the requirements of Rule 13e-3 with respect to going-private transactions. Furthermore, the ability of “affiliates” of the Company and persons holding “restricted securities” of the Company to dispose of such securities pursuant to Rule 144 or Rule 144A promulgated under the Securities Act of 1933, as amended, may be impaired or limited. The shares of the Company’s Class A and Class B Common Stock will also be delisted from NASDAQ as a result of the Merger. The shares of the Company’s Class A and Class B Common Stock will automatically be cancelled and retired and will cease to exist, and each certificate previously representing any such shares will thereafter represent only the right to receive $19.50 in cash. Upon the consummation of the Merger, the holders of the Company’s Class A and Class B Common Stock will cease to have rights with respect to such shares, including any participation in future earnings and growth of the Company.

As a result of the Merger, the interest of the affiliates of Herbalife, namely, Francis X. Tirelli, Douglas G. Sages, Brian Kane and Carol Hannah, in WH Holdings’ book value and net earnings will be 7.96% giving effect to the exercise of options and conversion of preferred shares of WH Holdings which, when vested or automatically converted, are exercisable or convertible into WH Holdings’ common stock. Thus, based on Herbalife’s financial statements for the fiscal year ended December 31, 2001, the affiliated stockholders would have an interest of $20.77 and $3.39 million, respectively, in Herbalife’s net book value and net earnings. The affiliated stockholders will be entitled to the corresponding benefits and detriments resulting from their interest, including income or losses generated by WH Holdings’ operations and future increases or decreases in WH Holdings’ value. See also “Interests of Certain Persons in the Merger.”

Purposes of the Merger

The purpose of the Merger for WH Holdings, WH Acquisition, Whitney V, L.P., Whitney Equity Partners V, LLC, CCG Investments (BVI), L.P., and Golden Gate Capital Management, L.L.C. is to (i) provide the public stockholders of Herbalife with cash for their shares of common stock, (ii) permit WH Holdings to acquire ownership of Herbalife, (iii) incentivize continuing management by allowing them to share in future earnings and growth of Herbalife through equity ownership in WH Holdings, (iv) include certain distributors of Herbalife in future earnings and growth of Herbalife through investment in WH Holdings and (v) allow the controlling stockholder of Herbalife, the Mark Hughes Family Trust, to diversify its assets through an orderly transfer of ownership of Herbalife to WH Holdings. The purpose of the Merger for the Management Filers (as defined below) is to (i) receive cash for shares of common stock and options in Herbalife and (ii) have an opportunity to share in future earnings and growth of Herbalife through equity ownership in WH Holdings.

The Merger is being undertaken at this time because the controlling stockholder, the Mark Hughes Family Trust, has been seeking to diversify its assets and the Trust and Herbalife concluded that the most beneficial way of achieving this objective was for the Company to consummate a cash merger transaction exemplified by the merger transaction.

Reasons for the Merger; Fairness of the Merger

Filing Persons.    For purposes of the discussion under this heading “Special Factors—Reasons for the Merger; Fairness of the Merger—Filing Persons,” the filing persons are WH Holdings, WH Acquisition, Whitney V, L.P., CCG Investments (BVI), L.P., Whitney Equity Partners V, LLC, Golden Gate Capital Management, L.L.C. (the “Sponsors”), Francis X. Tirelli, Brian Kane, Carol Hannah, Douglas G. Sages (the “Management Filers”) and Herbalife. Whitney V, L.P. is an investment fund limited partnership managed by Whitney with the same address and business telephone number as Whitney. CCG Investments (BVI), L.P. is an investment fund limited partnership managed by Golden Gate with the same business address as Golden Gate. The address of Golden Gate is One Embarcadero Center, San Francisco, California 94111 and its business telephone number is (415) 627-4500. Francis X. Tirelli is the Company’s President and Chief Executive Officer. Douglas G. Sages is the Company’s Executive Vice President, Chief Administrative Officer and Chief Financial Officer. Mr. Kane is the Company’s Executive Vice President and Chief Operating Officer. Ms. Hannah is the Company’s Executive Vice President, Sales. The business address of Messrs. Tirelli, Sages and Kane and Ms. Hannah is c/o Herbalife International, Inc., 1800 Century Park East, Los Angeles, California 90067, and their business telephone number is (310) 410-9600.

Certain members of Herbalife’s management are deemed to be “affiliates” of Herbalife under applicable SEC regulations. By virtue of such individual’s possible investment in WH Holdings and other benefits which they will receive from WH Holdings, WH Holdings may be deemed to be an affiliate of management. Therefore, WH Holdings could be considered to be an affiliate of Herbalife engaged in a going private transaction. Rule 13e-3 of the Exchange Act governs “going-private” transactions by certain issuers and their affiliates.

Accordingly, in compliance with SEC Rule 13e-3, Herbalife, the Sponsors and the Management Filers are required to consider the fairness of the Merger to Herbalife’s unaffiliated stockholders. Each of Herbalife, the Sponsors and the Management Filers believes the Merger is fair to Herbalife’s unaffiliated stockholders. Herbalife, the Sponsors and the Management Filers did not consider the fairness of the Merger to Herbalife’s Class A and Class B unaffiliated stockholders separately because Herbalife’s Amended and Restated Articles of Incorporation require that in the event of a merger, the holders of Class B Common Stock receive the same consideration as the per share consideration received by any holder of Class A Common Stock. None of the Sponsors and the Management Filers has undertaken any formal evaluation of the fairness of the Merger to Herbalife’s unaffiliated stockholders. Moreover, the Sponsors and the Management Filers did not participate in the deliberations of the Special Committee and the Board of Directors or receive advice from the Special Committee’s financial advisor. However, the Sponsors and the Management Filers have reviewed and discussed the analysis of the Special Committee and its financial advisors, including but not limited to the analysis of going concern value, and specifically adopt them with respect to the fairness of the merger to Herbalife’s unaffiliated stockholders. Because of the variety of factors considered, the Sponsors and the Management Filers did not find it practicable to make specific assessments of, quantify or otherwise assign relative weights to the specific factors considered in reaching their determination. The Company has been advised by the Sponsors and the Management Filers that Carol Hannah owns of record shares of Class A Common Stock to be voted with regard to the approval and adoption of the Merger Agreement at the Meeting. Carol Hannah has advised the Company that she intends to vote in favor of the Merger. None of the Sponsors or the Management Filers makes any recommendation as to how any other stockholder of Herbalife should vote on the Merger Agreement.

Position of Herbalife as to Fairness of the Merger

After carefully considering the relevant factors, the Special Committee determined that the Merger is fair to the unaffiliated stockholders and unanimously passed resolutions recommending that Herbalife’s Board of Directors approve the Merger Agreement and the transactions contemplated thereby and the Board of Directors, after carefully reviewing the Special Committee’s recommendation and adopting the Spacial Committee’s analysis of the factors listed below, passed resolutions approving the Merger Agreement and the transactions contemplated thereby. Based on the foregoing, Herbalife believes the Merger is substantively and procedurally fair to the unaffiliated stockholders. In arriving at their determination that the Merger is substantively fair, the Special Committee and the Board of Directors each considered the following material factors, each of which they believe supports their determination:

•
The merger consideration represents a premium of 33.9% over the weighted average closing share price of Class A and Class B Common Stock as of April 9, 2002, the last trading day prior to execution of the Merger Agreement;

•
The merger consideration represents a premium of 32.5% over the highest weighted average share price of Class A and Class B Common Stock during the 52-week period prior to the execution of the Merger Agreement and a premium of 186.8% over the lowest weighted average share price of Class A and Class B Common Stock during the 52-week period prior to the execution of the Merger Agreement;

•
All of the principal valuation analyses utilized by the Company in analyzing the fairness of the transaction assumed that the Company should be valued on a going concern basis, as each such valuation analysis exceeded net book value per share of $10.82 as of March 31, 2002. For example, the takeover premium valuation analysis utilized by the company, which assumes the Company to be a going concern, ranged from $16.27 to $21.54 per share, or 50.4% to 99.1% above net book value per share. The comparable company analysis, which assumes the Company to be a going concern, produced a valuation range of $15.14 to $23.88 per share, or 39.9% to 120.7% above net book value per share. The comparable transactions analysis, which assumes the Company to be a going concern, produced a valuation range of $17.09 to $20.10 per share, or 57.9% to 85.8% above net book value per share. The discounted cash flow analysis, which assumes the Company to be a going concern, produced a valuation range of $14.27 to $22.11 per share, or 31.9% to 104.3% above net book value per share, and the leveraged buyout analysis, which assumes the Company to be a going concern, produced a valuation range of $16.10 to $19.35 per share, or 48.8% to 78.8% above net book value per share;

•
The per share cash merger consideration of $19.50 represents $8.68 per share or 80.2% in excess of Herbalife’s net book value per share of $10.82 as of March 31, 2002. Although book value was considered, it was not deemed important in determining the fairness of the transaction to the unaffiliated shareholders;

•
Herbalife has historically experienced volatility in its financial results in major markets, including recent volatility in Japan and Korea, two of the Company’s largest and most profitable markets. Retail sales in Japan decreased 25.5% in the fiscal year ended December 31, 2001 compared to the prior year and declined $16.1 million or 19.7% for the three months ended March 31, 2002 as compared to the same period in 2001, impacted by a sluggish economy and strong competition. Retail sales in South Korea have been volatile, increasing $7.6 million or 36.5% for the three months ended March 31, 2002 as compared to the same period in 2001, after declining 1.0% and 10.2% in the fiscal years ended December 31, 2000 and 2001, respectively. The Company’s historical volatility provides for limited visibility of future performance, supporting Herbalife’s determination that the merger consideration is fair to the unaffiliated stockholders;

•
The difficulty of predicting long-term revenue trends, the inability to project long-term performance from short-term operating results and the fact that historical revenue growth resulted largely from penetrating new geographic markets;

•
The future results of the business strategy recently undertaken by the Company’s management are subject to uncertainty. Management’s strategy includes improving retention rates of distributors and increasing penetration of existing markets, which represent untested initiatives that may not result in revenue growth, or allow the Company to maintain its current level of sales. The risks associated with implementing new, untested strategies, support Herbalife’s determination that the merger consideration is fair to the unaffiliated stockholders;

•	Industry-related uncertainty with regard to potential regulatory challenges and recent litigation against competitors involving products similar to those sold by the Company;

•
The fact that the financial advisors of Herbalife had contacted approximately thirty interested parties and that none of the others indicated a willingness to acquire Herbalife on terms superior to those proposed by WH Holdings;

•	The controlling stockholder, the Mark Hughes Family Trust, has requested and received the permission of the court to vote its shares in favor of the Merger;

•	The terms of the Merger Agreement, including the ability of the Board of Directors, in the exercise of its fiduciary duties to stockholders, to consider competing superior proposals;

•
The Herbalife Board of Directors and the Special Committee received an opinion from Barrington, dated April 10, 2002, regarding the fairness of the consideration to be received by Herbalife’s stockholders in the Merger;

•
The Herbalife Board of Directors and the Special Committee received an opinion from Morgan Stanley, dated April 10, 2002, regarding the fairness of the consideration to be received by Herbalife’s stockholders in the Merger;

•
The deterioration in the equity markets from April 10, 2002, as reflected by declines in the Standard and Poor’s 500 Index (13.9% through June 26, 2002), the Dow Jones Industrial Average (12.2% through June 26, 2002), and the Nasdaq Composite (19.1% through June 26, 2002), and the recent deterioration in the high yield debt markets since June 1, 2002, as reflected by a decline in the Merrill Lynch U.S. High Yield Index (2.8% through June 26, 2002) and net outflows of $733.6 million from high yield mutual funds through the week ended June 21, 2002; and

•	The Special Committee and Board of Directors’ review of preliminary results of the Company's operations for the three and six month periods ended June 30, 2002.

Herbalife did not find the following factor relevant:

•	As Herbalife considers itself a going concern business, the Company did not find it practicable to, and did not appraise its assets to determine a liquidation value for the Company.

In addition, based upon the following factors, Herbalife believes that the procedures used by the Special Committee in negotiating the Merger Agreement and the transactions contemplated therein were fair to the unaffiliated stockholders of Herbalife:

•
A Special Committee of disinterested directors was established. The Special Committee received legal and financial advice and conducted a vigorous process of evaluation and negotiation of the Merger. Negotiations were considered to be an important element of a fair bargaining process and the fact that there were effective negotiations with several bidders in this case indicated that the process leading to the Merger was fair;

•	The Special Committee unanimously recommended to the Board of Directors that the Merger and the Merger Agreement be approved;

•
The Special Committee and Herbalife’s Board of Directors have determined that the Merger and the Merger Agreement are advisable and in the best interest of Herbalife and its stockholders and recommend that the stockholders approve and adopt the Merger Agreement. In light of their fiduciary duties to the stockholders of Herbalife and their careful consideration of the proposed transaction, the fact that the Special Committee and Herbalife’s Board of Directors reached these conclusions indicated that the Merger and the consideration offered in the Merger are fair to stockholders of Herbalife;

•
The Board of Directors had, within the last year, completed a process pursuant to which approximately thirty potential acquirers were contacted to determine their interest, if any, in acquiring Herbalife;

•	The fact that a number of third parties proposed competing transactions provided further indicia that the process leading to the Merger was fair;

•
The fact that the financial advisors of Herbalife had contacted approximately thirty interested parties and that none of the others indicated a willingness to acquire Herbalife on terms superior to those proposed by WH Holdings;

•	The controlling stockholder, the Mark Hughes Family Trust, has requested and received the permission of the court to vote its shares in favor of the Merger;

•	The terms of the Merger Agreement, including the ability of the Board of Directors, in the exercise of its fiduciary duties to stockholders, to consider competing superior proposals;

•
The Herbalife Board of Directors and the Special Committee received an opinion from Barrington, dated April 10, 2002, regarding the fairness of the consideration to be received by Herbalife’s stockholders in the Merger;

•
The Herbalife Board of Directors and the Special Committee received an opinion from Morgan Stanley, dated April 10, 2002, regarding the fairness of the consideration to be received by Herbalife’s stockholders in the Merger;

•
The deterioration in the equity markets from April 10, 2002, as reflected by declines in the Standard and Poor’s 500 Index (13.9% through June 26, 2002), the Dow Jones Industrial Average (12.2% through June 26, 2002), and the Nasdaq Composite (19.1% through June 26, 2002), and the recent deterioration in the high yield debt markets since June 1, 2002, as reflected by a decline in the Merrill Lynch U.S. High Yield Index (2.8% through June 26, 2002) and net outflows of $733.6 million from high yield mutual funds through the week ended June 21, 2002; and

•	The Special Committee and Board of Directors’ review of preliminary results of the Company's operations for the three and six month periods ended June 30, 2002.

Position of Sponsors as to Fairness of the Merger

The Sponsors believe the Merger is substantively and procedurally fair to Herbalife’s unaffiliated stockholders. In arriving at their determination that the Merger is substantively fair, the Sponsors considered the following material factors, each of which they believe support their determination:

•
The merger consideration represents a premium of 33.9% over the weighted average closing share price of Class A and Class B Common Stock as of April 9, 2002, the last trading day prior to execution of the Merger Agreement;

•
The merger consideration represents a premium of 32.5% over the highest weighted average share price of Class A and Class B Common Stock during the 52-week period prior to the execution of the Merger Agreement and a premium of 186.8% over the lowest weighted average share price of Class A and Class B Common Stock during the 52-week period prior to the execution of the Merger Agreement;

•
The Sponsors consider Herbalife as a viable going concern business and deem it important in considering the fairness of the Merger to Herbalife’s unaffiliated stockholders that the principal valuation analyses utilized by the Special Committee and the Board of Directors in analyzing the fairness of the transaction assumed that the Company should be valued on a going concern basis, as each such valuation analysis exceeded net book value per share of $10.82 as of March 31, 2002. For example, the takeover premium valuation analysis utilized by the company, which assumes the Company to be a going concern, ranged from $16.27 to $21.54 per share, or 50.4% to 99.1% above net book value per share. The comparable company analysis, which assumes the Company to be a going concern, produced a valuation range of $15.14 to $23.88 per share, or 39.9% to 120.7% above net book value per share. The comparable transactions analysis, which assumes the Company to be a going concern, produced a valuation range of $17.09 to $20.10 per share, or 57.9% to 85.8% above net book value per share. The discounted cash flow analysis, which assumes the Company to be a going concern, produced a valuation range of $14.27 to $22.11 per share, or 31.9% to 104.3% above net book value per share, and the leveraged buyout analysis, which assumes the Company to be a going concern, produced a valuation range of $16.10 to $19.35 per share, or 48.8% to 78.8% above net book value per share;

•
Herbalife has historically experienced volatility in its financial results in major markets, including recent volatility in Japan and Korea, two of the Company’s largest and most profitable markets. Retail sales in Japan decreased 25.5% in the fiscal year ended December 31, 2001 compared to the prior year and declined $16.1 million or 19.7% for the three months ended March 31, 2002 as compared to the same period in 2001, impacted by a sluggish economy and strong competition. Retail sales in South Korea have been volatile, increasing $7.6 million or 36.5% for the three months ended March 31, 2002 as compared to the same period in 2001, after declining 1.0% and 10.2% in the fiscal years ended December 31, 2000 and 2001, respectively. The Company’s historical volatility provides for limited visibility of future performance, supporting the Sponsor’s determination that the merger consideration is fair to Herbalife’s unaffiliated stockholders;

•
The future results of the business strategy recently undertaken by the Company’s management are subject to uncertainty. Management’s strategy includes improving retention rates of distributors and increasing penetration of existing markets, which represent untested initiatives that may not result in revenue growth, or allow the Company to maintain its current level of sales. The risks associated with implementing new, untested strategies, support the Sponsor’s determination that the merger consideration is fair to the unaffiliated stockholders;

•	A comparison of trading prices of comparable companies implies that the price of $19.50 is at the high end of the valuation range of comparable companies;

•
The per share cash merger consideration of $19.50 represents $8.68 per share or 80.2% in excess of Herbalife’s net book value per share of $10.82 as of March 31, 2002. Although book value was considered, it was not deemed important by the Sponsors in determining the fairness of the Merger to Herbalife’s unaffiliated shareholders. The Sponsors do not believe that liquidation value or net book value accurately reflects the value of the Company in light of the nature of its business;

•
The fact that the financial advisors of Herbalife had contacted approximately thirty interested parties and that none of the others indicated a willingness to acquire Herbalife on terms superior to those proposed by WH Holdings;

•	The controlling stockholder, the Mark Hughes Family Trust, has requested and received the permission of the court to vote its shares in favor of the Merger;

•	The terms of the Merger Agreement, including the ability of the Board of Directors, in the exercise of its fiduciary duties to stockholders, to consider competing superior proposals;

•
Notwithstanding that the Barrington opinion, dated April 10, 2002, was directed to the Herbalife Board of Directors and the Special Committee, the fact that the Herbalife Board of Directors and the Special Committee received an opinion from Barrington regarding the fairness of the consideration to be received by Herbalife’s stockholders in the Merger;

•
Notwithstanding that the Morgan Stanley opinion, dated April 10, 2002, was directed to the Herbalife Board of Directors and the Special Committee, the fact that the Herbalife Board of Directors and the Special Committee received an opinion from Morgan Stanley regarding the fairness of the consideration to be received by Herbalife’s stockholders in the Merger; and

•
The deterioration in the equity markets from April 10, 2002, as reflected by declines in the Standard and Poor's 500 Index (13.9% through June 26, 2002), the Dow Jones Industrial Average (12.2% through June 26, 2002), and the Nasdaq Composite (19.1% through June 26, 2002), and the recent deterioration in the high yield debt markets since June 1, 2002, as reflected by a decline in the Merrill Lynch U.S. High Yield Index (2.8% through June 26, 2002) and net outflows of $733.6 million from high yield mutual funds through the week ended June 21, 2002.

The Sponsors did not find the following factors relevant:

•
As the Sponsors consider Herbalife as a viable going concern business, they did not find it practicable to, and did not, appraise the assets of Herbalife to determine a liquidation value for Herbalife.

•	The Sponsors have not purchased any shares of Herbalife in the past two years and thus cannot consider such purchase prices as a factor underlying their fairness determination.

The Sponsors have reviewed, are in agreement with, and specifically adopt, the analyses and conclusions expressed by Barrington Associates and Morgan Stanley in their opinions to the Special Committee and the Board of Directors as well as the analyses of the Special Committee and the Board of Directors.

In addition, based upon the following factors, each of the Sponsors believe that the procedures used by the Special Committee in negotiating the Merger Agreement and the transactions contemplated therein were fair to the unaffiliated stockholders of Herbalife:

•
A Special Committee of disinterested directors was established. The Special Committee received legal and financial advice and conducted a vigorous process of evaluation and negotiation of the Merger. Negotiations were considered to be an important element of a fair bargaining process and the fact that there were effective negotiations with several bidders in this case indicated that the process leading to the Merger was fair;

•	The Special Committee unanimously recommended to the Board of Directors that the Merger and the Merger Agreement be approved;

•
The Special Committee and Herbalife’s Board of Directors have determined that the Merger and the Merger Agreement are advisable and in the best interest of Herbalife and its stockholders and recommend that the stockholders approve and adopt the Merger Agreement. In light of their fiduciary duties to the stockholders of Herbalife and their careful consideration of the proposed transaction, the fact that the Special Committee and Herbalife’s Board of Directors reached these conclusions indicated that the Merger and the consideration offered in the Merger are fair to stockholders of Herbalife;

•
The Board of Directors had, within the last year, completed a process pursuant to which approximately thirty potential acquirers were contacted to determine their interest, if any, in acquiring Herbalife; and

•	The fact that a number of third parties proposed competing transactions provided further indicia that the process leading to the Merger was fair.

Herbalife, the Sponsors and the Management Filers acknowledge the approval of the Merger does not require the vote of a majority of all unaffiliated stockholders entitled to vote. The majority of the directors have not retained a representative to act on behalf of the unaffiliated stockholders for the purpose of negotiating the Merger or for preparing a report concerning the fairness of the Merger.

Position of Management Filers as to Fairness of the Merger

The Management Filers are executive officers of Herbalife and have interests in the Merger transaction not shared by other stockholders of Herbalife. These interests are described below under the heading “Interests of Certain Persons in the Merger.” The Management Filers did not participate in the deliberations of the Special Committee; or the deliberations of the Board of Directors of Herbalife. Based on their review of, and beliefs regarding the reasonableness of the conclusions and analyses of the Special Committee and the Board of Directors, the Management Filers, in their individual capacities, are in agreement with, and specifically adopt, the conclusions and analyses of Herbalife described under “Special Factors—Position of Herbalife as to Fairness of the Merger” and believe that the Merger is substantively and procedurally fair to Herbalife’s unaffiliated stockholders.

Each of the Management Filers believes the Merger is substantively and procedurally fair to Herbalife’s unaffiliated stockholders. In arriving at their determination that the Merger is substantively fair, the Management Filers considered the following material factors, each of which they believe supports their determination:

•
The merger consideration represents a premium of 33.9% over the weighted average closing share price of Class A and Class B Common Stock as of April 9, 2002, the last trading day prior to execution of the Merger Agreement;

•
The merger consideration represents a premium of 32.5% over the highest weighted average share price of Class A and Class B Common Stock during the 52-week period prior to the execution of the Merger Agreement and a premium of 186.8% over the lowest weighted average share price of Class A and Class B Common Stock during the 52-week period prior to the execution of the Merger Agreement;

•
The Management Filers consider Herbalife as a viable going concern business and deem it important in considering the fairness of the Merger to Herbalife’s unaffiliated stockholders that the principal valuation methods used by the Special Committee and the Board of Directors in analyzing the fairness of the transaction assumed that Herbalife should be valued on a going concern basis as this figure substantially exceeded book value;

•
Herbalife has historically experienced volatility in its financial results in major markets, including recent volatility in Japan and Korea, two of the Company’s largest and most profitable markets. Retail sales in Japan decreased 25.5% in the fiscal year ended December 31, 2001 compared to the prior year and declined $16.1 million or 19.7% for the three months ended March 31, 2002 as compared to the same period in 2001, impacted by a sluggish economy and strong competition. Retail sales in South Korea have been volatile, increasing $7.6 million or 36.5% for the three months ended March 31, 2002 as compared to the same period in 2001, after declining 1.0% and 10.2% in the fiscal years ended December 31, 2000 and 2001, respectively. The Company’s historical volatility provides for limited visibility of future performance, supporting the Management Filers’ determination that the merger consideration is fair to Herbalife’s unaffiliated stockholders;

•
The future results of the business strategy recently undertaken by the Company’s management are subject to uncertainty. Management’s strategy includes improving retention rates of distributors and increasing penetration of existing markets, which represent untested initiatives that may not result in revenue growth, or allow the Company to maintain its current level of sales. The risks associated with implementing new, untested strategies, support the Management Filers’ determination that the merger consideration is fair to the unaffiliated stockholders;

•	A comparison of trading prices of comparable companies implies that the price of $19.50 is at the high end of the valuation range of comparable companies;

•
The per share cash merger consideration of $19.50 represents $8.68 per share or 80.2% in excess of Herbalife’s net book value per share of $10.82 as of March 31, 2002. Although book value was considered, it was not deemed important by the Management Filers in determining the fairness of the Merger to Herbalife’s unaffiliated shareholders. The Management Filers do not believe that liquidation value or net book value accurately reflects the value of the Company in light of the nature of its business;

•
The fact that the financial advisors of Herbalife had contacted approximately thirty interested parties and that none of the others indicated a willingness to acquire Herbalife on terms superior to those proposed by WH Holdings;

•	The controlling stockholder, the Mark Hughes Family Trust, has requested and received the permission of the court to vote its shares in favor of the Merger;

•	The terms of the Merger Agreement, including the ability of the Board of Directors, in the exercise of its fiduciary duties to stockholders, to consider competing superior proposals;

•
Notwithstanding that the Barrington opinion, dated April 10, 2002, was directed to the Herbalife Board of Directors and the Special Committee, the fact that the Herbalife Board of Directors and the Special Committee received an opinion from Barrington regarding the fairness of the consideration to be received by Herbalife’s stockholders in the Merger;

•
Notwithstanding that the Morgan Stanley opinion, dated April 10, 2002, was directed to the Herbalife Board of Directors and the Special Committee, the fact that the Herbalife Board of Directors and the Special Committee received an opinion from Morgan Stanley regarding the fairness of the consideration to be received by Herbalife’s stockholders in the Merger;

•
The deterioration in the equity markets from April 10, 2002, as reflected by declines in the Standard and Poor's 500 Index (13.9% through June 26, 2002), the Dow Jones Industrial Average (12.2% through June 26, 2002), and the Nasdaq Composite (19.1% through June 26, 2002), and the recent deterioration in the high yield debt markets since June 1, 2002, as reflected by a decline in the Merrill Lynch U.S. High Yield Index (2.8% through June 26, 2002) and net outflows of $733.6 million from high yield mutual funds through the week ended June 21, 2002; and

•	The Management Filers' review of preliminary results of the Company's operation for the three and six month periods ended June 30, 2002.

The Management Filers did not find the following factor relevant:

•
As the Management Filers consider Herbalife as a viable going concern business, they did not find it practicable to, and did not, appraise the assets of Herbalife to determine a liquidation value for Herbalife.

In addition, based upon the following factors, each of the Management Filers believe that the procedures used by the Special Committee in negotiating the Merger Agreement and the transactions contemplated therein were fair to the unaffiliated stockholders of Herbalife:

•
A Special Committee of disinterested directors was established. The Special Committee received legal and financial advice and conducted a vigorous process of evaluation and negotiation of the Merger. Negotiations were considered to be an important element of a fair bargaining process and the fact that there were effective negotiations with several bidders in this case indicated that the process leading to the Merger was fair;

•	The Special Committee unanimously recommended to the Board of Directors that the Merger and the Merger Agreement be approved;

•
The Special Committee and Herbalife’s Board of Directors have determined that the Merger and the Merger Agreement are advisable and in the best interest of Herbalife and its stockholders and recommend that the stockholders approve and adopt the Merger Agreement. In light of their fiduciary duties to the stockholders of Herbalife and their careful consideration of the proposed transaction, the fact that the Special Committee and Herbalife’s Board of Directors reached these conclusions indicated that the Merger and the consideration offered in the Merger are fair to stockholders of Herbalife;

•
The Board of Directors had, within the last year, completed a process pursuant to which approximately thirty potential acquirers were contacted to determine their interest, if any, in acquiring Herbalife; and

•	The fact that a number of third parties proposed competing transactions provided further indicia that the process leading to the Merger was fair.

Benefits and Detriments of the Merger to the Company, the Management Filers and the Unaffiliated Stockholders

The Merger will have different benefits and detriments for each of the Company, the Management Filers and the unaffiliated stockholders. These benefits and detriments are described, and quantified, to the extent practicable, below.

Benefits and Detriments to the Company

The Sponsors, Herbalife and the Management Filers believe the Merger will result in the following benefits to the Company:

•
If the Merger is completed, the surviving corporation will be eligible to delist the Company’s Class A and Class B Common Stock from NASDAQ and the surviving corporation will no longer be required to bear the legal and administrative expense of complying with the legal requirements applicable to companies which have securities listed on NASDAQ. In particular, unless and until the surviving corporation becomes a reporting company under the Exchange Act, the surviving corporation will not be required to dedicate any time or expense to public stockholder and analyst inquiries and investor relations. The Company expects that its cost savings from the elimination of these items will be approximately $400,000 per year.

The Sponsors, Herbalife and the Management Filers believe that the Merger will result in the following detriments to the Company:

•
If the Merger is completed, the surviving corporation will incur a significant amount of senior and subordinated debt and will issue a significant amount of preferred equity securities. See “—Financing of the Merger”;

•
The definitive agreements for the senior and subordinated debt and preferred equity financing will contain certain financial and other covenants which are expected to be more restrictive than the covenants required by the Company’s existing lenders; and

•
If the Merger is completed, the surviving corporation will be unable to use publicly traded equity securities for acquisitions or to grant options to its employees exercisable for publicly traded equity securities.

Herbalife considered the possibility of a termination fee of $27 million pursuant to the Merger Agreement as being potentially detrimental to the Company and the sale process.

Benefits and Detriments to the Management Filers

The Sponsors, Herbalife and the Management Filers believe that the Merger will result in the following benefits to the Management Filers:

•
After the Merger is completed, the Management Filers will benefit from any stock price appreciation that may result from any increases in the future earnings, growth and value of the surviving corporation;

•
Certain members of management will enter into equity subscription agreements with WH Holdings. At closing, those members of management will own an equity interest in WH Holdings. See “Special Factors—Effects of the Merger” which shows the interest of management in the net book value and net earnings of the surviving corporation after the Merger. The interest of management in the net book value and net earnings of Herbalife prior to the Merger is also shown under “The Meeting—Principal Stockholders and Security Ownership of Management”; and

•
In connection with the investment in WH Holdings, the members of management and the other investors in WH Holdings will have the benefit of stockholder agreements and registration rights agreements with respect to their respective equity investments. See “Interests of Certain Persons in the Merger—Arrangements with Continuing Management—Stockholders’ Agreement” and “Interests of Certain Persons in the Merger—Arrangements with Continuing Management—Registration Rights Agreements.”

The Sponsors, Herbalife and the Management Filers believe that the Merger will result in the following detriments to the Management Filers:

•
After the Merger is completed, the Sponsors, Herbalife and the Management Filers will continue to bear the risk of any stock price depreciation that may result from decreases in the future earnings, growth and value of the surviving corporation;

•	The Company believes that the Management Filers will recognize a taxable gain upon receipt of the merger consideration. See “—Federal Income Tax Consequences”;

•
The shares of common stock of WH Holdings which the Management Filers will receive at the consummation of the Merger will be relatively illiquid and will be subject to transfer restrictions under the Stockholders’ Agreement; and

•
If the Merger is completed, Whitney V, L.P. and CCG Investments (BVI), L.P. or any of their affiliates (the “Institutional Investors”) will own a majority of the equity capital of WH Holdings and, as a result, will be able to influence the management of the surviving corporation.

Benefits and Detriments to the Unaffiliated Stockholders

The Sponsors, Herbalife and the Management Filers believe that the Merger will result in the following benefits to the unaffiliated Herbalife stockholders:

•
The unaffiliated Herbalife stockholders will receive a cash premium for their shares of Common Stock over the market price when the proposed Merger was announced. The merger consideration of $19.50 per share represents a premium of 26.7% and 35.4%, respectively, over the closing market prices of the Class A and Class B Common Stock on April 10, 2002, the last trading day before the Merger was announced;

•
The unaffiliated Herbalife stockholders in the aggregate will receive approximately $667,763,360 in aggregate consideration (including the cancellation of and payment for options) as a result of the Merger;

•
After the Merger is completed, the unaffiliated Herbalife stockholders will not bear the risk of any stock price depreciation that may result from any decreases in the future earnings, growth and value of the surviving corporation; and

•	The unaffiliated Herbalife stockholders will not pay commissions or brokerage fees in connection with the receipt of the merger consideration.

The Sponsors, Herbalife and the Management Filers believe that the Merger will result in the following detriments to the unaffiliated stockholders:

•	Nevada law does not require that the unaffiliated Herbalife stockholders be given any dissenter’s rights in connection with the Merger;

•
After the Merger is completed, the unaffiliated Herbalife stockholders will not benefit from any stock price appreciation or payment of cash dividends which may result from any increases in future earnings, growth and value of the surviving corporation;

•	The unaffiliated Herbalife stockholders may realize a taxable gain as a result of the Merger. See “The Merger—Federal Income Tax Consequences”; and

•	After the Merger is completed, the unaffiliated Herbalife stockholders will no longer have any right to vote as stockholders of the surviving corporation.

THE MERGER

Background of the Merger

In February 2001, Barrington was engaged on behalf of Hughes Investment Partnership, LLC (“HIP”), to analyze the various available alternatives for liquidating some or all of the Trust’s holdings. The Trust was interested in divesting some or all of its Herbalife holdings in order to diversify its assets. In April 2001, Barrington preliminarily advised the Trust that, based on its analysis at that time, the Trust would obtain the highest value for its Herbalife stock if that stock was sold as part of a sale of the entire Company. Barrington’s analysis considered, among other factors, the significant block of stock held by the Trust, the relatively small public float of Herbalife’s Common Stock, and the impact a sale of the Trust’s holdings could have on the market for Herbalife’s stock. In April 2001, the Company received an acquisition bid from an interested party (“Party A”). Party A is an institutional private equity fund with investments in various industries, including the health and nutritional supplement categories. At this time, Barrington’s engagement with the Trust was terminated, and in April 2001, Herbalife hired Barrington to act as the Company’s financial advisor in connection with the review and negotiation of proposals relating to the potential acquisition of the Company. Barrington summarized its conclusions and confirmed the termination of the engagement with the Trust in a letter to the Trust dated May 7, 2001.

The Herbalife Board of Directors met on April 3, 2001 and appointed a Special Committee of the Board (the “2001 Special Committee”), comprised of Mr. Hall and Mr. Miner, both independent non-employee directors, to review, analyze and consider in greater detail the acquisition bid submitted by Party A, to retain advisors, as appropriate, to conduct or supervise negotiations and to make recommendations to the full Board of Directors regarding a potential transaction, as appropriate. The 2001 Special Committee retained special counsel to assist it in reviewing and analyzing Party A’s proposal.

The Company and Barrington held several discussions with Party A regarding purchase price. At the conclusion of these discussions, when no agreement between the parties was reached, Barrington, at the request of the Board of Directors, invited several potential investors to meet with management and to provide proposals regarding a transaction with Herbalife. During this process, on June 5, 2001, representatives of Whitney attended a meeting with management. On June 25, 2001, Barrington received a preliminary proposal from a private equity investor group which proposal identified Whitney as an equity participant. Whitney has advised the Company that while it was considering an equity investment at such time, it neither had made any commitment to do so, nor had it authorized the inclusion of any reference to Whitney in the preliminary proposal. On June 28, 2001 the Board of Directors met and decided not to pursue a transaction at that point; consequently, the Board at such meeting disbanded the 2001 Special Committee.

Later in the summer, discussion between the Company and Party A resumed. On July 24, 2001, Barrington received two indications of interest, one from party A and the other from the private investor group which previously presented a preliminary proposal on June 25, 2001 (but in this instance, the revised preliminary proposal did not include Whitney as an equity participant). The proposal from such party was not accepted, and in August 2001, the Company and Party A ultimately entered into an exclusivity agreement, pursuant to which Party A would complete due diligence and negotiate definitive documentation related to the contemplated acquisition. After two extensions of the exclusivity period, the parties were unable to come to terms on a definitive merger agreement, and, on October 30, 2001, the exclusivity agreement with Party A expired and negotiations with Party A ceased.

In November 2001, the Herbalife Board of Directors met with Barrington to discuss the Company’s strategic alternatives and to discuss outlining and managing a process designed to achieve a transaction involving the Company. The Board at such time considered a number of factors relating to the desirability to the Company and its stockholders of a possible sale of the Company, including the ongoing risks associated with operating the business on a day-to-day basis. At this Board meeting, the Company’s Board authorized and empowered

Barrington to proceed with the preparation of materials which could be used for presentations to potential acquisition candidates.

Throughout November and early December, Barrington, on the Board’s behalf, contacted a defined universe of approximately 30 interested parties (including financial sponsors and select strategic parties). These parties had either (i) approached Barrington, the Company or the Trust regarding an interest in possibly pursuing a transaction involving the acquisition of the Company’s securities, (ii) participated in prior discussions with the Company, or (iii) had demonstrated a focus on MLM, wellness, nutrition, or food companies in prior investments or had stated that those areas were of significant interest as an investment focus.

Between December 11, 2001 and February 1, 2002, members of Herbalife’s senior management, with Barrington in attendance, met with 12 parties from the group initially contacted by Barrington. Based on the preliminary information available to Barrington at that time, these 12 parties were deemed to be financially capable of securing adequate funds to consummate an acquisition of the Company. At the end of this round of meetings, at the Board’s request, Barrington sent a letter to each interested party in which Barrington explained the bidding process going forward and requested interested parties to submit an initial written indication of interest no later than February 8, 2002.

At the February 1, 2002 Board meeting, Barrington updated the Board on the status of the meetings with interested parties. A member of the law firm of Gibson, Dunn & Crutcher LLP, the Company’s newly-appointed special counsel (“Gibson, Dunn”), also attended the meeting. Barrington provided the Board with an overview of the process to date and updated the Board on the current status of discussions with numerous interested parties. Barrington described its efforts to contact a defined universe of parties, based on: the parties’ prior interest in the Company or discussions with Barrington or the Company, a prior focus on multi-level marketing or the nutriceutical industry, and the parties’ response to the initial information provided by Barrington to each party. In the presentation Barrington discussed meetings held among those parties who demonstrated interest in a potential transaction, members of Herbalife’s management and Barrington, as well as follow-up information provided by Barrington at the request of the parties. Barrington discussed the parties who continued to have an interest in pursuing a transaction with Herbalife and described the procedures by which a select number of the initial universe of parties were notified and asked to provide the Company with initial indications of interest by February 8, 2002. Barrington also described the primary topics covered in due diligence review to this point in the process. At this meeting, the Board also authorized Mr. Tirelli, on behalf of certain members of senior management, to engage in preliminary discussions with interested parties for the sole purpose of discussing the general outline of a compensation structure which senior management might receive if they were to continue to manage the Company after the consummation of a potential transaction. It was the Board’s view such preliminary discussions would enhance the prospects of maximizing stockholder value in the event a transaction ensued.

At the close of business on February 8, 2002, Barrington had received five proposals and an indication of interest, each of which detailed a price per share and an estimate regarding the timing for a transaction. Proposals from parties interested in immediately proceeding with a transaction ranged from $14.00 to $15.00 cash per share. The timing estimates for execution of a merger agreement ranged from 20 days to 60 days. The closing price of the Company’s Class A and Class B Common Stock on February 8, 2002 was $14.69 and $13.55, respectively.

The Herbalife Board of Directors met on February 15, 2002. Barrington attended the February 15, 2002 Board meeting to present the first round offers and to facilitate the Board’s discussion and consideration of the merits of these proposals. Barrington updated the Board on the status of discussions with the various interested parties and reviewed the process by which the initial universe of parties was narrowed to the six parties from whom the Company received either proposals or initial indications of interest. The five proposals ranged in price from $14.00 to $15.00 cash per share of Herbalife Common Stock, and provided timing estimates for the completion of due diligence and the execution of a merger agreement from 20 days to 60 days. Barrington also provided an update on the financings proposed by each of the six parties who had submitted either proposals or indications of interest in support of such proposals or indications of interest. Barrington provided the Board with an overview of each of the six proposals and indications of interest based upon valuation, certainty of financing, proposed timing, the terms and qualifications of the proposals, the parties’ current knowledge of Herbalife and multi-level marketing and the flexibility and level of due diligence performed by sponsor and financing sources to date.

Barrington’s analysis discussed each party’s proposal individually and comparatively with the other interested parties. In its analysis, Barrington detailed the financing plans of each proposal based on the total purchase price, debt to be assumed, expense assumptions, total use of funds, existing cash necessary from Herbalife, amount of debt financing, proposed equity contribution and required retained cash by the Company. Barrington also provided the Board with a number of key valuation considerations to be used in evaluating the individual proposals and a summary of what Barrington considered the main strengths and weaknesses of each proposal. Barrington also provided a summary of the due diligence review completed by each party to date as well the areas requiring further due diligence for each party.

At this meeting, the Board appointed a Special Committee of the Board, comprised of Mr. Hall, Mr. Miner, and Mr. Glassman, all independent non-employee directors, to review, analyze and consider in greater detail the individual offers submitted, to decide whether to enter into negotiations with any potential acquirer (including possibly entering into exclusivity agreements), to retain advisors, as appropriate, to conduct or supervise negotiations and to make recommendations to the full Board of Directors regarding a potential transaction, as appropriate. The Board appointed Mr. Glassman to serve as the Chairman of the Special Committee.

The Special Committee met later that day to discuss the process and procedures it would utilize. The Special Committee reviewed the six proposals received to date. After its review and discussion, the Special Committee determined in order to more fully consider the proposals the Special Committee would focus on the most promising potential buyers. Therefore, the Special Committee narrowed the potential buyers to four parties. The Special Committee requested Barrington to prepare a letter addressed individually to the four parties to set forth certain uniform assumptions and to request that interested parties re-submit proposals based on these assumptions. Each letter set February 25, 2002 as the deadline for submitting revised proposals to the Special Committee.

After authorization from the Special Committee on February 19, 2002, Barrington mailed its clarification letters. At the close of business on February, 25, 2002, Barrington had received proposals from all four interested parties with purchase prices ranging from $14.10 to $16.00 cash per share. The closing price of the Company’s Class A and Class B Common Stock on February 25, 2002 was $13.93 and $12.42, respectively. Timing estimates for execution of a merger agreement ranged from 20 days to 60 days.

On February 26, 2002, the Special Committee met with Barrington and Gibson, Dunn to discuss these second round proposals. At this meeting, Barrington provided the Special Committee with an analysis of the four proposals. Barrington detailed for the Special Committee the revised proposed prices, ranging from $14.10 to $16.00 per share, and revised timing estimates to complete due diligence and execute a merger agreement, ranging from 20 to 60 days. Barrington also advised the Special Committee regarding a number of key considerations to keep in mind concerning each proposal. Barrington detailed the revised financing plans included in the four proposals based on the proposed price per share, cost of equity, amount of debt assumed, expense assumptions of each party, total uses of funds, cash from Herbalife necessary for merger consideration, amount of debt financing, amount of equity contribution and post transaction liquidity. Barrington compared each party’s revised proposal to the initial proposal made by such party and also compared the revised proposals from all four parties to one another. After considering and evaluating each proposal individually, the Special Committee determined in order to more effectively increase the purchase price ranges proposed by the interested parties and to more fully consider the proposals the Special Committee would focus on the most promising potential buyers. Therefore, the Special Committee narrowed the potential buyers to two “finalists”: Whitney, whose second round proposal was $14.50 cash per share, and a second party, referred to as “Party B,” whose second round proposal was $16.00 cash per share. Party B is an investment vehicle recently formed by a private family holding company to conduct investments in and acquisitions of various businesses. The Special Committee decided its next step would be to meet with the two parties in person to discuss their respective proposals.

On February 28, 2002, the Special Committee, through Barrington, received a revised proposal from Golden Gate, a prior bidder who had been eliminated after the second round proposals had been considered. Golden Gate’s revised proposal increased its per share cash price from $14.10 to $15.50. The Special Committee discussed the revised proposal and whether it should take any action in light of receiving the proposal. The Special Committee decided to proceed as originally planned and to meet in person with only the two finalists, Whitney and Party B.

On March 1, 2002, the Special Committee, Barrington and Gibson, Dunn met in person with Party B to discuss its proposal. The Special Committee sought information regarding, among other items, the timing of the transaction, remaining due diligence issues, the proposed financing of the transaction, and the reasons for Party B’s interest in Herbalife. At the conclusion of the meeting the Special Committee sought clarification of several items from Party B.

Also on March 1, 2002 the trustees of the Mark Hughes Family Trust and certain officers of the Company received an unsolicited letter from Party A, that indicated Party A’s continued interest in Herbalife and proposed two alternative structures for the acquisition of Herbalife. The two proposals included (i) an all cash proposal for $14.50 per share and (ii) a purchase price of $15.50 per share based on consideration consisting of cash and stock. Because the Company was unable to negotiate definitive documentation with Party A less than one year earlier, and in light of the proposed purchase prices relative to the other all cash proposals received by the Special Committee, the Special Committee declined to act on this proposal.

On March 4, 2002, the Special Committee, Barrington and Gibson, Dunn met in person with Whitney to discuss its proposal. The parties discussed potential timing of a transaction, remaining due diligence issues, the proposed financing of a transaction, and the reasons for Whitney’s interest in Herbalife.

Also on March 4, 2002, Barrington received a revised proposal from Golden Gate, reaffirming its interest in acquiring Herbalife and raising its proposed purchase price to $16.20 cash per share.

In light of these events, Mr. Glassman along with representatives of Barrington met with Whitney to discuss potential terms of an exclusivity agreement, including a proposed price of $16.25 cash per share. Whitney indicated that it would respond to proposed terms of an exclusivity agreement by the close of business on March 5, 2002. That same day, the Special Committee, through Barrington, also contacted Party B regarding the items with respect to which the Special Committee had sought clarification. Party B responded it had not yet completed its follow-up work but it would have a response for the Special Committee by the end of business on March 5, 2002.

On March 5, 2002, the Special Committee received a verbal response from Party B regarding clarification of several issues and the additional information the Special Committee had sought. After receiving this information, the Special Committee met to discuss the proposals. The Special Committee requested Barrington to contact Party B to ascertain whether Party B would be willing to pay an amount in excess of its proposal of $16.00 cash per share. Party B’s representative indicated verbally to Barrington that he had authority to raise its proposed cash price to $16.25, but was unsure if Party B would be willing to bid any higher.

The Special Committee then met telephonically to discuss the most recent proposals. After thoroughly evaluating the two proposals from Whitney and Party B, the Special Committee determined Whitney’s proposal to be stronger at that time. In order to facilitate the necessary due diligence review and to begin negotiation of a possible merger agreement, the Special Committee authorized Barrington and Gibson, Dunn to negotiate an exclusivity arrangement with Whitney at a possible cash price of $16.25 per share.

On March 6, 2002, Barrington and Gibson, Dunn commenced negotiating an exclusivity agreement with Whitney and its counsel. During the course of the negotiations with Whitney, Barrington received a revised written proposal from Party B increasing its proposed price of $16.25 to $16.50 cash per share. After receiving this revised proposal, the Special Committee met telephonically to review the status of the negotiations with Whitney and to consider the new proposal from Party B. The Special Committee asked Barrington to discuss with Whitney whether Whitney would consider increasing its proposed purchase price per share, and Whitney increased its proposal to $16.50 per share. Barrington, Gibson, Dunn, Whitney and Whitney’s counsel then negotiated revised terms of an exclusivity agreement, and an exclusivity expiration date of April 8, 2002.

The Special Committee reconvened telephonically to receive a report on the status of negotiations. After reviewing the proposed agreement, the Special Committee determined Whitney to be the most promising party at the time due to the extensive diligence completed to date by Whitney, the strength of Whitney’s proposed transaction financing and the significant involvement of Whitney’s senior partners in the process. Therefore, the Special Committee approved the exclusivity agreement with Whitney. While the exclusivity agreement required the parties to negotiate the terms of a merger agreement in good faith, it also provided that the parties were under no obligation to enter into a merger agreement. Furthermore, the exclusivity agreement did not prohibit the Company from receiving unsolicited offers from third parties. In fact, no agreement, arrangement or understanding between the parties regarding the final terms or conditions of a merger agreement had been reached at that time. On March 6, 2002, Herbalife and Whitney entered into an exclusivity agreement, after which the Special Committee sent a draft proposed merger agreement to Whitney and its counsel for their consideration.

On March 13, 2002, the Special Committee met with Barrington and Gibson, Dunn to discuss the progress of the merger agreement negotiations and to receive an update on Whitney’s due diligence review. At this time, the Special Committee also authorized Mr. Glassman to investigate the possibility of retaining an additional investment banking firm for the purpose of potentially delivering a fairness opinion to the Special Committee and the Board of Directors.

On the following day, March 14, 2002, the Special Committee, Barrington and Gibson, Dunn met with representatives of Morgan Stanley regarding the possible retention of Morgan Stanley to render a fairness opinion. After this meeting, the Special Committee met and discussed the proposed retention of Morgan Stanley. The Special Committee then authorized and approved the retention of Morgan Stanley for such purpose.

Also on March 14, 2002 Whitney notified Barrington that it had held preliminary discussions with Golden Gate and was considering requesting the Special Committee to allow Golden Gate to co-invest in the proposed transaction. Barrington notified the Special Committee of this development at the Special Committee’s meeting that day.

On March 18, 2002, the Special Committee received from Whitney a mark-up of the proposed Merger Agreement. On March 19, 2002, the Special Committee, Barrington and Gibson, Dunn met with Whitney and its counsel to obtain a summary of the status of ongoing due diligence and to discuss the timing, circumstances surrounding and reasons why Whitney was interested in allowing Golden Gate to participate in the proposed acquisition transaction. After confirming that initial discussions between Whitney and Golden Gate were held subsequent to execution of the exclusivity agreement, Mr. Glassman, as Chairman of the Special Committee, approved Whitney’s request to permit Golden Gate to co-invest with Whitney (such decision was later ratified by the Special Committee on March 21, 2002). In order to ensure the integrity of the process established by the Special Committee, Mr. Glassman’s agreement to permit Golden Gate to co-invest was specifically conditioned upon the Special Committee receiving a satisfactory letter from the Chairman and Managing Partner of Whitney confirming, among other things, that Whitney and Golden Gate had not discussed or otherwise communicated with each other regarding a potential transaction with Herbalife before the execution of the exclusivity agreement. The Special Committee received such a letter on April 5, 2002. On March 20 and 21, 2002, representatives of the Special Committee, Barrington, Gibson, Dunn, Whitney and its counsel met to negotiate the proposed merger agreement.

On March 21, 2002, the Special Committee received an unsolicited letter from Party B, indicating Party B’s continued interest in acquiring Herbalife. The letter reported that in the event the current exclusivity period expired without a definitive agreement, Party B would be prepared to raise its offer to $18.50 cash per share. The Special Committee, Barrington and Gibson, Dunn met to discuss the letter from Party B. Pursuant to the terms of the exclusivity agreement, the Special Committee advised Barrington to contact representatives of Whitney regarding the contents of the letter. The Special Committee also discussed the strategic alternatives available to the Special Committee. At this meeting, the Special Committee ratified Mr. Glassman’s decision to permit Golden Gate to become a co-investor with Whitney.

On March 23, 2002, the Special Committee, Barrington and Gibson, Dunn met to discuss the progress of merger agreement negotiations with Whitney. Pursuant to the terms of the exclusivity agreement, the Special Committee instructed Gibson, Dunn and Barrington to continue to negotiate with Whitney and to continue to assist Whitney with due diligence. The Special Committee also discussed the need to consider fully Party B’s March 21, 2002 letter. The Special Committee instructed Gibson, Dunn to send a revised proposed merger agreement to Whitney for its consideration.

On March 25, 2002, the Special Committee received Whitney’s mark-up of the revised merger agreement, and, on March 26, 2002, Barrington, Gibson, Dunn, Whitney and its counsel met to negotiate the terms of the agreement.

On March 27, 2002, Mr. Glassman met with Gibson, Dunn and Barrington to discuss the remaining open issues in the merger agreement. The next day, March 28, 2002, the Special Committee received a memorandum from representatives of Whitney relating to the remaining merger agreement open issues.

On April 1, 2002 and April 3, 2002, Mr. Glassman, Gibson, Dunn and Barrington met telephonically with Whitney and its counsel to continue negotiating the open issues in the merger agreement. Following the April 3, 2002 call with Whitney, the Special Committee met telephonically to discuss and review the merger negotiations. Gibson, Dunn provided the Special Committee with a status report on the negotiations and informed the Special Committee that it had received an unsolicited telephone call from a representative of Party B. Gibson, Dunn informed the Party B representative that neither Herbalife, nor its representatives, could engage in any discussions with Party B at this time (other than conversations intended to clarify Party B’s unsolicited letter of March 21, 2002). Barrington reported to the Special Committee that it had contacted Party B earlier in the day to obtain clarification to the March 21 letter. Barrington provided the Special Committee with a detailed summary of the clarifications obtained from the discussion with Party B. Pursuant to the terms of the exclusivity agreement, the Special Committee instructed Barrington to immediately contact Whitney to disclose the clarifications obtained from the discussion with Party B as well as the unsolicited contact by a representative of Party B with a representative of Gibson, Dunn.

On April 5, 2002, the Special Committee, Barrington and Gibson, Dunn met to discuss the progress of the negotiations with Whitney. At that meeting, the Special Committee instructed Gibson, Dunn to distribute a revised merger agreement to Whitney. Whitney submitted a memorandum related to open issues on April 6, 2002. The Special Committee, Barrington and Gibson, Dunn again met telephonically on April 7, 2002 to receive an update on the merger agreement negotiations from Gibson, Dunn and Barrington. Gibson, Dunn reported that it had provided to Whitney a revised merger agreement, and Barrington and Gibson, Dunn provided the Special Committee with a status report on the negotiations and remaining open merger agreement issues.

On April 8, 2002, the Special Committee, Barrington and Gibson, Dunn met to receive an update on the continuing merger negotiations. Gibson, Dunn reported that a number of open issues had been resolved.

Barrington reported it had received another unsolicited letter from Party B indicating its continued interest in acquiring Herbalife. In the letter, Party B stated that in the event the current exclusivity period expired without a definitive agreement, Party B would be prepared to increase its offer to $19.50 cash per share. The Special Committee discussed the letter and the strategic alternatives available to it. Upon instruction from the Special Committee, Barrington immediately notified Whitney of Party B’s letter.

Later on April 8, 2002, the Herbalife Board of Directors, Barrington and Gibson, Dunn met in person. The Special Committee updated the Board regarding the Special Committee’s activities in the preceding weeks. Barrington reviewed with the Board the processes undertaken throughout the discussions with interested parties regarding a potential transaction involving the Company. Barrington provided the Board a detailed timeline of events and developments since early February relating to a potential transaction involving the Company. Barrington also discussed with the Board a number of outstanding factors to be considered by the Board. These considerations included the performance figures for the first quarter of 2002, the updated full year 2002 budget, the Company’s revised 5-year business plan, the potential expiration of the Exclusivity Agreement with Whitney, the status of the process by which the Company’s financial advisors were considering the issuance of fairness opinions and the timing and sequence of the next steps involved in consummating a potential transaction.

Following the meeting of the Herbalife Board, the Special Committee reconvened to discuss the merger negotiations. Based on preliminary first quarter 2002 financial results as well as the April 8, 2002 letter from Party B (both of which Whitney had access to pursuant to terms of the exclusivity agreement) the Special Committee directed Barrington and Gibson, Dunn to propose to Whitney that it raise its offer price to $20.00 cash per share. Whitney indicated it would need time to consider the Special Committee’s proposal. The Special Committee considered Whitney’s need for more time and the likely possibility Whitney would terminate negotiations if the exclusivity period expired. The Special Committee determined Whitney to be the most promising party and the party with the highest likelihood of consummating a potential transaction. Therefore, the Special Committee determined to continue negotiations with Whitney. The Special Committee authorized Gibson, Dunn and Barrington to negotiate with Whitney a 24 hour extension to the exclusivity agreement (which was to expire at 11:59 PM (PDT) that night) in order for Whitney to consider the Special Committee’s proposal. Gibson, Dunn negotiated with Whitney’s counsel a 24 hour extension to the exclusivity agreement, and Mr. Glassman executed the extension on behalf of Herbalife.

On April 9, 2002, the Special Committee received a letter from Whitney which included a revised proposal of $19.00 cash per share. The Special Committee, Barrington and Gibson, Dunn met to discuss the letter and the Special Committee contemplated its strategic alternatives. After further negotiation with Whitney that evening, Whitney agreed to raise its proposed price to $19.50 cash per share. The Special Committee then authorized Gibson, Dunn and Barrington to extend the exclusivity agreement until 6:00 PM (PDT) the following day, April 10, 2002. Gibson, Dunn and Barrington negotiated this extension with Whitney’s counsel and Mr. Glassman executed it on behalf of Herbalife. The Special Committee and Whitney then resolved the remaining open issues in the merger agreement. Final changes to the merger agreement were then negotiated and prepared.

On April 10, 2002, the Special Committee met in person with Barrington, Gibson, Dunn and Morgan Stanley to discuss the negotiated agreement. Representatives of each of Barrington and Morgan Stanley presented to the Special Committee a summary of their respective financial analyses with respect to the proposed transaction. At that time, Barrington orally rendered its opinion to the Special Committee that, as of April 10, 2002 and based upon and subject to certain matters stated in its written opinion, the consideration of $19.50 per share of Class A and Class B Common Stock payable in cash to be offered in the Merger, is fair, from a financial point of view (without giving effect to any other benefits that may inure to any particular stockholder as a result of the proposed transaction other than its capacity as a stockholder), to the stockholders of the Company’s Class A and Class B Common Stock. Following this presentation, Morgan Stanley orally rendered its opinion to the Special Committee, which was subsequently confirmed in writing, that as of April 10, 2002 and subject to and based upon the considerations in its opinion, the consideration to be received by the holders of shares of Herbalife Common Stock in the aggregate pursuant to the Merger Agreement is fair from a financial point of view to those holders. The Special Committee also reviewed in detail the terms of the Merger Agreement. After carefully considering the relevant factors, including the oral and written fairness opinions delivered to the Special Committee at the meeting by Barrington and Morgan Stanley, the Special Committee unanimously passed resolutions recommending that Herbalife’s Board of Directors approve the Merger Agreement and submit it for approval to the Herbalife stockholders.

In selecting Whitney as the party the Special Committee determined to recommend to the Board of Directors that the Company enter into a transaction, the Special Committee considered the following factors: (a) the strength of Whitney’s proposed transaction financing; (b) the completion of Whitney’s due diligence review of the Company and its business affairs; (c) Whitney’s prior investment experience in the multi-level marketing and nutritional supplement industry; (d) Whitney’s reputation as one of the oldest and most established private equity investors in the United States; and (e) the significant involvement of Whitney’s senior partners throughout the due diligence and transaction negotiation process.

Later that day, Herbalife’s Board of Directors met in person with Barrington, Gibson, Dunn and Morgan Stanley to review a detailed report from the Special Committee regarding its recent activities and its unanimous recommendation to approve the Merger Agreement and the proposed transactions contemplated thereby. The Board discussed the negotiated Merger Agreement and representatives of each of Barrington and Morgan Stanley presented to Herbalife’s Board of Directors a summary of their respective financial analyses with respect to the proposed transaction. At that time, Barrington orally rendered its opinion to the Board of Directors that, as of April 10, 2002 and based upon and subject to certain matters stated in its written opinion, the consideration of $19.50 per share of Class A and Class B Common Stock payable in cash to be offered in the Merger, is fair, from a financial point of view (without giving effect to any other benefits that may inure to any particular stockholder as a result of the proposed transaction other than its capacity as a stockholder), to the stockholders of the Company’s Class A and Class B Common Stock. Following this presentation, Morgan Stanley orally rendered its opinion to the Board of Directors, which was subsequently confirmed in writing, that as of April 10, 2002 and subject to and based upon the considerations in its opinion, the consideration to be received by the holders of shares of Herbalife Common Stock in the aggregate pursuant to the Merger Agreement is fair from a financial point of view to those holders. The Herbalife Board of Directors also reviewed in detail the Merger Agreement. Mr. Tirelli then left the meeting. After a detailed discussion and after carefully considering the relevant factors, including the oral and written fairness opinions delivered to the Special Committee and the Board of Directors at the meeting by each of Barrington and Morgan Stanley, the Herbalife Board of Directors passed a resolution approving the Merger Agreement and the transactions contemplated thereby and authorized the Company and its officers to enter into the definitive Merger Agreement with WH Holdings.

Following this Board meeting, the parties executed and delivered the Merger Agreement and Herbalife immediately issued a press release announcing the terms of the Merger transaction.

Reasons for the Merger and Recommendation of the Herbalife Board of Directors

At an Herbalife Board of Directors meeting held on April 10, 2002, the Herbalife Board of Directors determined that the Merger is fair to, and in the best interests of, Herbalife and its stockholders and approved the Merger Agreement and the transaction contemplated thereby. Accordingly, the Board recommends Herbalife stockholders vote “FOR” approval of the Merger Agreement at the Meeting. In reaching its decision to approve the Merger Agreement, the Herbalife Board of Directors considered a number of factors, including the following:

•	the significant premium-to-market represented by the cash price being offered to Herbalife stockholders;

•	the strength of the proposal from Whitney, including the Board’s perception of Whitney’s ability to obtain the financing to consummate the Merger;

•	the significant experience of Whitney in consummating acquisition transactions;

•	the management turnover faced by the Company since the death of Mark Hughes in May 2000;

•	the complications presented by the desire of the Company’s largest stockholder to diversify its Herbalife holdings;

•	the ongoing risks associated with operating the Company’s business on a day-to-day basis, including potential regulatory and litigation risks; and

•	the integrity of the competitive process established by the Special Committee and the unanimous recommendation of the Special Committee to the Board of Directors to approve the Merger.

In approving the Merger Agreement, the Herbalife Board of Directors was aware that as a result of the Merger, Herbalife Common Stock would no longer be publicly traded.

The foregoing discussion of the information and factors considered by the Herbalife Board of Directors is not intended to be exhaustive. In view of the many factors considered in connection with its evaluation of the proposed Merger, the Herbalife Board of Directors did not find it practical to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its determination. Individual members of the Herbalife Board of Directors may have given differing weights to differing factors.

Herbalife Board of Directors’ Recommendation

The Herbalife Board of Directors has approved the Merger Agreement and the transactions contemplated by the Merger Agreement and recommends that the stockholders vote “FOR” approval of the Merger Agreement. The Herbalife Board of Directors has determined that the Merger and the Merger Agreement are fair to, and in the best interests of, the Herbalife stockholders.

Projections Provided to Financial Advisors

In connection with the preparation of fairness opinions by Barrington Associates and Morgan Stanley, the Company provided financial projections to each of Barrington Associates and Morgan Stanley. In making these projections, the Company made a number of assumptions. Specifically, the Company provided financial projections assuming two different sales growth rates: a flat growth rate and an increasing growth rate of 6% per annum. Under the flat sales growth rate model, the Company projected net income of $37.4 million, $39.8 million, $39.3 million and $47.1 million for the fiscal years ending December 31, 2002, 2003, 2004 and 2005 respectively. In addition, the Company projected EBITDA, over the same time period, of $98 million, $100.7 million, $105.4 million and $106.8 million, respectively. Under the increasing sales growth model, the Company projected net income of $57.9 million, $60 million, $68.8 million and $86.3 million for the fiscal years ending December 31, 2002, 2003, 2004 and 2005 respectively. In addition, the Company projected EBITDA, over the same time period, of $121 million, $123.5 million, $138.5 million and $148.4 million, respectively.

Opinion of Barrington Associates

The full text of the written opinion of Barrington Associates, dated as of April 10, 2002, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Barrington Associates is attached as Annex B to this proxy statement. Stockholders are urged to read this opinion carefully and in its entirety. Barrington’s opinion is directed to the Special Committee and Board of Directors, addresses only the fairness from a financial point of view of the consideration to be received by the holders of shares of Herbalife’s Common Stock pursuant to the Merger Agreement, and does not address any other aspect of the Merger or constitute a recommendation to any stockholder as to how to vote at the Meeting. The following is a summary of Barrington’s opinion and the methodology used to render its fairness opinion. This summary is qualified in its entirety by reference to the full text of the opinion.

Barrington Associates acted as financial advisor to the Special Committee and the Herbalife Board of Directors in connection with the proposed Merger Agreement.

As part of Barrington’s role as financial advisor to the Company, on April 10, 2002 Barrington delivered its written opinion to the Special Committee and the Board of Directors. As of April 10, 2002 and based upon and subject to certain matters stated in the opinion, Barrington opined that the consideration of $19.50 per share of Class A and Class B Common Stock payable in cash to be offered in the Merger, is fair, from a financial point of view (without giving effect to any other benefits that may inure to any particular stockholder as a result of the proposed transaction other than its capacity as a stockholder), to such stockholders.

No limitations were imposed by the Board of Directors or the Special Committee on the scope of Barrington’s investigation or the procedures to be followed by Barrington in rendering its opinion. In arriving at its opinion, Barrington did not ascribe a single specific range of value to Herbalife, but rather made its determination as to the fairness, from a financial point of view, of the consideration to be offered to the holders of Common Stock, on the basis of the multiple financial and comparative analyses described below. Barrington’s opinion was provided for the use and benefit of the Special Committee and the Board of Directors and was rendered to the Special Committee in connection with its consideration, and the consideration of the Board of Directors, of the Merger Agreement.

Barrington’s fairness opinion was one of many factors taken into consideration by the Special Committee in making its decision to recommend the Merger to the full Board of Directors, and, consequently, Barrington’s analyses described below should not be viewed as determinative of the Special Committee’s recommendation to the Board of Directors. Additionally, Barrington’s opinion is not intended to be and does not constitute a recommendation to any Herbalife stockholder to approve the Merger Agreement and the Merger. The Special Committee did not request Barrington to opine as to, and its opinion does not address, Herbalife’s underlying business decision to enter into the Merger Agreement or to proceed with or consummate the Merger.

Overview of Barrington’s Analysis.

In arriving at its opinion, among other things, Barrington:

•	Reviewed certain documents provided to it with respect to the proposed transaction including the Merger Agreement;

•
Reviewed certain information, including historical and forecast financial data, operational and business information relating to the earnings, cash flow, assets, capital structure and prospects of the Company;

•	Reviewed the Company’s historical Annual Reports on Form 10-K and related financial information;

•
Conducted discussions of past and current business operations and future prospects of the Company with senior management of the Company, and reviewed financial projections prepared by the management of the Company;

•
Reviewed, to the extent publicly available, financial terms of certain acquisition transactions involving companies operating in industries in which Barrington deems to be similar to that in which the Company operates;

•	Reviewed, to the extent publicly available, certain valuation and other financial information on selected public companies deemed comparable to the Company;

•	Reviewed certain premiums paid in sale transactions deemed to be similar to the Merger;

•	Reviewed the historical market prices and trading activity, to the extent publicly available, of the Company’s Class A and Class B Common Stock;

•
Performed, based on projected financial and planning data provided to it by the Company’s senior management, a discounted cash flow analysis and leveraged buyout analysis with respect to the Company; and

•	Prepared financial analyses, reviewed risks and contingencies associated with the Company’s business and the Merger and such other considerations as deemed appropriate in order to render its opinion.

In undertaking these tasks, and in general in rendering its opinion, Barrington relied upon, without independent verification or investigation, the accuracy and completeness of the information available from public sources or provided to it by the Company and its representatives, including, without limitation, the financial statements of the Company and valuations provided by its representatives. With respect to forecasts regarding the future financial and operating results of the Company provided to it, Barrington assumed, without independent verification or investigation, such forecasts were prepared on bases reflecting the best currently available information, estimates and judgments of the management of the Company and that the assumptions underlying such forecasts are reasonable. Barrington did not make or obtain any independent evaluations or appraisals of the assets or liabilities of the Company, and does not assume any responsibility for or with respect to the accuracy, completeness or fairness of the information and data, including any forecasts, supplied to it by the Company or its representatives. Barrington’s opinion is based upon analyses of the foregoing factors in light of its assessment of general economic, financial and market conditions as they existed and could be evaluated by Barrington as of the date its opinion was rendered.

In rendering its opinion, Barrington also relied upon the fact that the Special Committee of Herbalife’s Board of Directors and the Company have been advised by counsel as to all legal matters with respect to the Merger, including, without limitation, whether all procedures required by law to be taken in connection with the Merger have been duly, validly and timely taken; and Barrington did not make, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter. In particular, Barrington noted the Company has two classes of common stock outstanding, which have different rights and have traded at different prices in the past. However, Barrington did not examine the allocation of consideration between these two classes, as the Company informed Barrington that, pursuant to the Company’s Articles of Incorporation, in the event of a merger the holders of Class B Common Stock shall be entitled to receive the same per share consideration as received by any holder of the Class A Common Stock.

In connection with the preparation and delivery of its opinion, Barrington performed a variety of financial and comparative analyses. All material analyses performed by Barrington are briefly discussed below. Barrington did not attempt to combine these analyses into one composite valuation range, nor did Barrington assign any quantitative weight to any of the analyses or the other factors considered. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Furthermore, in arriving at its opinion, Barrington did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor in light of one another. Accordingly, Barrington has stated that it believes that its analyses must be considered as a whole and that considering any portion of its analyses, without considering all of the analyses, could create a misleading or incomplete view of the process underlying its opinion.

In its analyses, Barrington considered numerous risks and contingencies relating to Herbalife and its business and made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Herbalife. Barrington’s assumptions and related estimates are not necessarily indicative of actual values or predictive of future results or values. In fact, actual results will probably differ from these estimates, which differences may be significantly more or less favorable than estimated. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.

The following summaries of Barrington’s financial analyses present some information in tabular format. However, the tables alone do not constitute a complete description of the financial analyses. In order to fully understand the financial analyses used by Barrington, the tables must be read together with the related summary text and considered together as a whole. Considering any portion of such analyses and the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Barrington’s opinion.

In connection with the preparation and delivery of its opinion, Barrington noted the sale process as well as performed six financial analyses, each of which resulted in an implied per share value range for Herbalife’s Class A and Class B Common Stock as shown in the following table:

Type of Analysis	Implied Valuation Range Per Share
Weighted Average 52-Week Trading Range	$ 6.80–$14.72
Takeover Premium Analysis	$16.27–$21.54
Comparable Company Analysis	$17.47–$19.80
Comparable Transactions Analysis	$17.09–$20.10
Discounted Cash Flow Analysis	$18.18–$20.13
Leveraged Buyout Model	$17.77–$18.70

Each of Barrington’s six material analyses is summarized below.

Historical Share Price Analysis—Barrington considered historical data concerning the trading prices for Herbalife’s Class A and Class B Common Stock during the five-year period prior to April 9, 2002. On April 9, 2002, the closing price of Herbalife’s Class A and Class B Common Stock were $15.15 and $14.24 per share, respectively. Barrington calculated the premium of the $19.50 cash consideration as compared to Herbalife’s Class A and Class B Common Stock closing prices, as a well as compared to a hypothetical weighted average share price on various dates during the 52-week period prior to the announcement of the Merger, as shown in the following tables.

Class A Common Stock Date Relative to April 10, 2002	Share Price	Consideration Premium
Closing Price on April 9, 2002	$15.15	28.7%
20-Trading Days Prior	$14.19	37.4%
60-Day Trading Average	$14.67	32.9%
120-Day Trading Average	$13.73	42.0%
Prior 52 Week Intraday High	$15.90	22.6%
Prior 52 Week Intraday Low	$6.93	181.4%

Class B Common Stock Date Relative to April 10, 2002	Share Price	Consideration Premium
Closing Price on April 9, 2002	$14.24	36.9%
20-Trading Days Prior	$13.00	50.0%
60-Day Trading Average	$13.39	45.6%
120-Day Trading Average	$12.81	52.2%
Prior 52 Week Intraday High	$14.30	36.4%
Prior 52 Week Intraday Low	$6.68	191.9%

Weighted Average Share Price Date Relative to April 10, 2002	Share Price	Consideration Premium
Closing Price on April 9, 2002	$14.56	33.9%
20-Trading Days Prior	$13.42	45.3%
60-Day Trading Average	$13.76	41.7%
120-Day Trading Average	$13.14	48.4%
Prior 52 Week Intraday High	$14.72	32.5%
Prior 52 Week Intraday Low	$6.80	186.8%

Takeover Premium Analysis.    In this analysis, Barrington compared the takeover premium over the market trading price of the Company’s Common Stock offered to stockholders in the Merger to premiums paid in other comparable transactions. Barrington reviewed the premiums paid in transactions valued between $500 million and $1 billion since March 2000, where 100% of the target company was acquired. Barrington calculated the mean of the premiums paid in the 77 transactions that met the above criteria by assuming that a reasonable market range of takeover premiums paid equaled the mean plus or minus one-half the standard deviation. Using this range, Barrington derived implied minimum and maximum per share market values for Herbalife as shown below:

Valuation Summary
Herbalife Stock Price	Weighted Average Share Price (1, 2)	Market Range of Premiums	Derived Equity Valuation Range
1 Trading Day	$14.56	9.9%–43.6%	$16.00–$20.91
5 Trading Days	$14.42	14.1%–49.7%	16.45–21.59
30 Trading Days	$13.45	21.8%–64.5%	16.38–22.12
Implied Valuation Range			$16.27–$21.54

1	Average of Class A Common Stock price and Class B Common Stock price weighted by number of shares outstanding at March 31, 2002.
2	Assumes announcement of Merger on April 10, 2002.

Comparable Company Analysis.    This analysis is designed to derive a value range, at a given point in time, by a relative comparison of the stock trading price of publicly traded companies deemed similar to Herbalife. For purposes of making this comparison, Barrington selected a group of public companies that either use a business model or sell products similar to Herbalife’s. Among this group of selected companies were network marketers: Market America, Inc., NuSkin Enterprises, Inc., Nature’s Sunshine Products, Inc. and USANA Health Sciences, Inc.; and nutraceutical companies: Natrol, Inc., Nutraceutical International Corporation, NBTY, Inc. and Weider Nutrition, International. These companies were selected based upon, among other things, the following main criteria: size, growth, profitability and type of business. Barrington’s qualitative and quantitative assessment of Herbalife and the comparable companies includes historical financial performance, expected future performance and other investment considerations such as size and specific business risks.

Barrington’s comparable company analysis produced the following implied valuation ranges:

Valuation Summary
	Financial Data	Market Multiples (1)	Enterprise Valuation Range	Equity Value Adjustments			Enterprise Valuation Range
				Less: Debt	Less: Control Payments	Plus: Excess Cash
TTM Adjusted EBITDA as of 3/31/02	$114.0	4.5x–5.5x	$513–$627	$11.9	$12.6	$125.0	$17.71–$20.85

TTM Net Sales as of 3/31/02	$1,040.4	0.45x–0.55x	$468–$572	$11.9	$12.6	$125.0	$16.47–$19.34

TTM Adjusted EPS as of 3/31/02	$1.92	9.5 x–10.0x					$18.24–$19.20

Implied Valuation Range							$17.47-$19.80

1
Market multiples based on a review of trading multiples of comparable companies and various other factors including, but not limited to, growth and profitability characteristics, analyst coverage and stock liquidity.

Comparable Transactions Analysis.    This analysis involves a review of the valuations reflected in acquisition transactions, whether through merger, stock purchase or asset purchase, involving companies operating in industries and with a business strategy similar to Herbalife’s operations and strategies. The comparable transaction analysis generally yields the widest value range, due to the varying importance of an acquisition to a buyer, differences in the transaction process and the qualitative differences among target companies. Furthermore, information is typically not disclosed for transactions involving a private seller, even when the buyer is a public company, unless the acquisition is deemed to be significant to the acquirer. As a result, the pool of transactions reviewed in connection with a comparable transaction analysis is limited to transactions involving two public companies or acquisitions by public companies of large private companies.

Barrington selected 11 transactions involving target companies in the network marketing or nutraceutical industries, the majority of which were going-private transactions.1 Based on the information publicly available with respect to these transactions, Barrington calculated and compared multiples for each based on trailing twelve month (“TTM”) revenue and TTM EBITDA. Barrington then calculated the per share value range for Herbalife’s Class A and Class B Common Stock (treated together as a single series of Common Stock) implied by such comparable transaction data:

Valuation Summary
	Financial Data	Transaction Multiples (a)	Enterprise Valuation Range	Equity Value Adjustments			Derived Equity Valuation Range
				Less: Debt	Less: Control Payments	Plus: Excess Cash
TTM Net Sales	$1,040.4	0.45x–0.55x	$468–$572	$11.9	$12.6	$125.0	$16.47–$19.34

TTM Adjusted EBITDA	$114.0	4.5x–5.5x	$513–$627	$11.9	$12.6	$125.0	$17.71–$20.85

Implied Valuation Range							$17.09–$20.10

Discounted Cash Flow Analysis (“DCF”). Barrington calculated the present value of Herbalife’s projected unlevered net cash flow for the five-year period ending December 31, 2006 using the following processes:

•
Analyze Five-Year Financial Forecast – Barrington reviewed two sets of management’s projections, a flat sales case and a six percent per annum sales growth case, and utilized the midpoint between the two cases as the basis for calculating cash flows utilized in the DCF model. Each case reflects management’s view of Herbalife’s potential prospects in each of its markets, its historical performance, and the outlook for the industry and the economy.

1
The transactions include: (1) USANA Health Sciences Inc./Gull Holdings Ltd., (2) Jenny Craig, Inc./ACI Capital Co., Inc., (3) Market America, Inc./Management, (4) PDK Labs Inc./PDK Acquisition Corp., (5) Beauticontrol, Inc./Tupperware Corporation, (6) Weight Watchers International, Inc./Artal Luxemberg SA, (7) Aloette Cosmetics, Inc./ACI Acquisition Partner, Inc., (8) Jafra Cosmetics International, Inc./Clayton Dubilier & Rice, Inc., (9) Jones Medical Industries, Inc. (Bronson Division)/Twinlab Corporation, (10) Nu Skin International, Inc./Nu Skin Asia Pacific, Inc., and (11) Leiner Health Products Inc./North Castle Partners.

•
Estimate Free Cash Flows (FCF) – Free cash flows include cash available to invest in the business, service debt and distribute to stockholders. Herbalife’s projected net cash flow over the period was calculated as Herbalife’s operating income, less taxes, depreciation and amortization, capital expenditures and adjusted for investments in net working capital.

•	Estimate the Terminal Value – Barrington calculated the terminal value assuming EBITDA exit multiples ranging from 4.5x to 5.5x.

•
Determine the Appropriate Discount Rate – Barrington used discount rates ranging from 13.0% to 15.0% to derive the present value of the free cash flow and terminal values. This discount range is above the weighted average cost of capital (“WACC”) as calculated by using the capital asset pricing model, which yielded a discount rate of 12.5%. Barrington determined the discount rate range after considering the risk factors disclosed in the Company’s public filings, historical sales momentum of the Company, the estimated future capital required to maintain technology systems, outstanding and potential litigation risks, the fact that the Company’s management team is relatively new and the inherent uncertainty of financial projections.

•
Discount the FCF and Terminal Value – Barrington then discounted the FCF and terminal values back to the present to calculate a per-share enterprise valuation. Barrington converted this value range into an equity value range by subtracting Herbalife’s outstanding debt and change of control payments and adding back excess cash.

The discounted cash flow analysis resulted in a valuation range for Herbalife of $18.18 to $20.13 per share based on a sensitivity analysis using discount rates ranging from 13.0% to 15.0% and terminal multiples from 4.5x to 5.5x, as shown in the table below:

Valuation Summary
Discount Rate	Transaction Multiples	Plus: Present Value of Cash Flow Stream	Enterprise Valuation Range	Equity Value Adjustments			Derived Equity Valuation Range
				Less: Debt	Less: Control Payments	Plus: Excess Cash 1

13.0%	$332–$406	$217	$549–$623	$12	$13	$125	$18.71–$20.75

14.0%	$318–$388	$212	$530–$600	$12	$13	$125	$18.17–$20.12

15.0%	$304–$372	$207	$511–$578	$12	$13	$125	$17.65–$19.51

Implied Valuation Range							$18.18–$20.13

1	Based on estimated cash balance of $225 million at June 30, 2002, less $100 million minimum operating cash identified by management to adequately capitalize and operate the Company.

Leveraged Buyout Analysis.    This analysis is a theoretical exercise that involves the acquisition or recapitalization of a company financed through the sale of (i) a combination of senior and/or subordinated indebtedness, and (ii) equity to a financial sponsor. Indebtedness incurred to finance the acquisition is then serviced by the post-transaction operating cash flow of the acquired company. The purpose of the analysis is to show the various internal rates of returns achieved by equity and debt holders at a range of per-share values and to determine, based solely on this financial model, the value range a financial acquirer would likely pay in a going-private transaction.

Barrington utilized a set of assumptions to model the internal rates of return over a range of purchase prices and exit multiples:

Minimum 5-Year IRR for Equity Investor	25.0%–35.0%

Maximum Senior Debt	2.50x TTM EBITDA

Senior Debt Interest Rate	7.5%

Maximum Subordinated Debt	1.25x TTM EBITDA

Subordinated Debt Interest Rate	11.5%

Senior Debt Repayment Period	6 Years

Year 5 EBITDA Exit Multiple Range	4.5x–5.5x

Transaction Costs (including Change of Control Payments)	$40.0 million

Management Equity Pool	10% of equity upside

Minimum Operating Cash	$100 million

These assumptions were based on, among other factors, Barrington’s knowledge of the current financing markets and required returns of various equity and subordinated debt investors.

Barrington calculated a theoretical values ranging from $17.77 to $18.70, which yielded the minimum five year internal rate of return threshold of 25.0%—35.0% typically required by an institutional equity investor. The valuation calculation is set forth below:

Valuation Summary
Return to Equity Investor	Enterprise Valuation Range (4.5–5.5 Exit)	Equity Value Adjustments			Derived Equity Valuation Range
		Less: Debt	Less: Control Payments	Plus: Excess Cash

25%	$464–$505	$12	$13	$125	$18.37–$19.48

35%	$421–$448	$12	$13	$125	$17.16–$17.92

Implied Valuation Range					$17.77–$18.70

Financial Projections.    Management provided Barrington two sets of 5-year projections for Herbalife on a consolidated basis, the first set assuming flat revenue over the next 5 years, and the second set assuming a six percent per annum growth rate over that time. Each set was comprised of a forecasted income statement for the fiscal years ending 12/31/2002 through 12/31/2005. A forecast balance sheet for December 31, 2002 was also provided.

•
Revenue Projections:  The flat revenue growth case assumes that the prevailing revenue trend over the last three years continues through the projection period, and incorporates the potential impact certain risk factors may have on revenue. The six percent per annum revenue growth rate took into consideration (i) the expected impact of management’s initiatives, (ii) current trends, economy and competition within each market, (iii) input from local management, (iv) the outlook of senior members of Herbalife’s independent distributor force, and (v), the potential impact certain risk factors may have on revenue. For the purpose of the LBO analysis, Barrington used the midpoint revenue between the two cases.

•
Expense Projections:  Herbalife’s expense projections in each case were based off a “baseline” 2001 level, with management applying certain growth rates and assumptions to the various components of the cost structure as well as assumed certain expense reductions resulting from management’s various cost-cutting initiatives. Management also incorporated the incremental expenditures needed to implement its initiatives for 2002 and beyond. Barrington used the midpoint expenses between the two cases.

•
Balance Sheet Projections: In preparing balance sheets for 2003 through 2006, Barrington assumed similar working capital levels from the 2002 balance sheet, adjusted based on discussions with management.

Barrington’s Experience and Relationship with Herbalife.    On April 13, 2001, the Company’s Board of Directors retained Barrington to render financial advisory services to the Company in connection with a review of strategic alternatives including a potential sale of the Company or other business combination. As part of this engagement, Barrington has assisted the Company in designing a plan to sell its assets or stock, identified and introduced potential buyers, assisted in managing the due diligence process, and advised as to the financial terms of the Merger.

By way of background, Barrington was previously engaged on behalf of the Company’s controlling stockholder, the Mark Hughes Family Trust (the “Trust”), to analyze the various available alternatives for liquidating some or all of the Trust’s holdings. This engagement began in February 2001 and, in April 2001, Barrington preliminarily advised the Trust that, based on its analysis at that time, the Trust would obtain the highest value for its stock if that stock was sold as part of a sale of the entire Company. Also in April 2001, the Company received an acquisition bid from Party A. At that time, Barrington’s engagement with the Trust was terminated and Herbalife hired Barrington to act as the Company’s financial advisor in connection with the review and negotiation of proposals relating to the potential acquisition of the Company. Barrington summarized its conclusions and confirmed the Trust engagement’s termination in a letter for the benefit of the Trust dated May 7, 2001. Barrington’s April 10, 2002 fairness opinion was issued in connection with its engagement by the Company and not pursuant to its previous engagement by the Trust.

Barrington will receive a fee of $9,600,000 for its advisory services, $9,500,000 of which is contingent upon the consummation of the Merger and $100,000 of which was received at the commencement of Barrington’s engagement. In connection with this engagement, Barrington also agreed to undertake an analysis of the Company’s business, assets and financial data in order to render an opinion relating to the fairness of the Merger to the Company’s stockholders from a financial point of view (without giving effect to any other benefits that may inure to any particular stockholder as a result of the proposed transaction other than its capacity as a stockholder). In addition to fees payable for its financial advisory services, Barrington also received a fee of $250,000 upon the delivery of its fairness opinion. (See “Interests of Certain Persons in the Merger—Fees Payable to the Financial Advisor”)

Opinion of Morgan Stanley

The full text of the written opinion of Morgan Stanley, dated as of April 10, 2002, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Morgan Stanley is attached as Annex C to this proxy statement. Stockholders are urged to read this opinion carefully and in its entirety. Morgan Stanley’s opinion is directed to the Special Committee and Board of Directors, addresses only the fairness from a financial point of view of the consideration to be received by the holders of shares of Herbalife’s Common Stock in the aggregate pursuant to the Merger Agreement, and does not address any other aspect of the Merger or constitute a recommendation to any stockholder as to how to vote at the Meeting. This summary is qualified in its entirety by reference to the full text of the opinion.

The Special Committee and the Herbalife Board of Directors retained Morgan Stanley to provide it with a financial fairness opinion in connection with the Merger. The Special Committee and Board of Directors selected Morgan Stanley to provide it with a financial fairness opinion based upon Morgan Stanley’s qualifications, expertise and reputation. Morgan Stanley has not advised Herbalife in connection with the sale process, has not assisted in the negotiation of any of the terms or conditions of the Merger Agreement, and did not and was not authorized to solicit interest from any party with respect to the acquisition of Herbalife or any of its assets. At meetings of the Special Committee and Herbalife Board of Directors on April 10, 2002, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing, that as of April 10, 2002 and subject to and based upon the considerations in its written opinion, the consideration to be received by the holders of shares of Herbalife’s Common Stock in the aggregate pursuant to the Merger Agreement is fair from a financial point of view to those holders.

In connection with rendering its opinion, Morgan Stanley, among other things:

•	reviewed certain publicly available financial statements and other business and financial information of Herbalife;

•	reviewed certain internal financial statements and other financial and operating data concerning Herbalife prepared by management of Herbalife;

•	reviewed certain financial forecasts prepared by management of Herbalife and discussed such forecasts and certain adjustments thereto with senior executives of Herbalife;

•	discussed the past and current operations and financial condition and the prospects of Herbalife with senior executives of Herbalife;

•	reviewed the reported prices and trading activity for Herbalife’s Common Stock;

•	compared the financial performance of Herbalife and the prices and trading activity of Herbalife’s Common Stock with that of certain other comparable publicly-traded companies and their securities;

•	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

•	participated in discussions with Herbalife’s financial and legal advisors, including discussions relating to certain legal matters;

•	reviewed the Merger Agreement and certain related documents;

•	reviewed drafts of the commitment letters provided to Whitney and Golden Gate by UBS Warburg LLC and UBS AG, Stamford Branch; and

•	performed such other analyses and considered such other factors as Morgan Stanley deemed appropriate.

Morgan Stanley assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by it for the purposes of its opinion. With respect to the financial forecasts, Morgan Stanley assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of Herbalife’s future financial performance. With respect to certain legal matters regarding Herbalife, with Herbalife’s consent Morgan Stanley relied without independent verification upon the assessment of Herbalife’s management and legal advisors that the impact of such matters is not expected to be material to Herbalife. In addition, Morgan Stanley assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of Herbalife, nor was Morgan Stanley furnished with any such appraisals. The opinion of Morgan Stanley does not address the relative portion of the aggregate consideration to be paid to holders of different classes or series of Herbalife’s capital stock. The opinion of Morgan Stanley was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, April 10, 2002. In arriving at its opinion, Morgan Stanley was not authorized to solicit, and it did not solicit, interest from any party with respect to the acquisition of Herbalife or any of its assets, nor did Morgan Stanley negotiate with any party.

The following is a summary of the financial analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion. Some of these summaries of financial analyses include information in tabular format. In order to understand fully the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

Historical Share Price Performance

Morgan Stanley reviewed the price performance and trading volumes of Herbalife’s Common Stock from April 9, 2001 through April 9, 2002, the last trading day prior to the day of the public announcement of the Merger transaction. Morgan Stanley noted that the low and high trading prices per share of Herbalife Common Stock during that period, measured on a weighted average basis according to the relative number of Class A and Class B shares outstanding, were $7.20 and $14.58, respectively.

Comparable Companies Trading Analysis

Morgan Stanley compared selected historical and projected financial and operating data of Herbalife provided by Herbalife’s management (the “Herbalife Flat Sales Case”) with corresponding data available from publicly available sources for the following companies (the “Comparable Companies”):

•	Nature’s Sunshine Products, Inc.;

•	NBTY, Inc.;

•	NuSkin Enterprises, Inc.;

•	Nutraceutical International Corporation;

•	Twinlab Corporation; and

•	Weider Nutrition International, Inc.

Morgan Stanley calculated, for each of the Comparable Companies, the multiple of each company’s common stock trading price as of April 9, 2002 (the “Share Price”) to forecasted 2002 earnings per share (“EPS”). Morgan Stanley derived a range of valuations for Herbalife by selecting low and high multiples applicable to Herbalife from the Comparable Companies data:

Multiple
Trading Statistic	Low	High
2002 EPS multiples	8.0x	10.0x

After applying the above range of multiples to the applicable values for Herbalife under the Herbalife Flat Sales Case, Morgan Stanley derived a range of per share prices for Herbalife of $12.11 to $15.14. Assuming a 25% control premium, Morgan Stanley derived a range of per share prices for Herbalife of $15.14 to $18.92.

In addition, management of Herbalife provided financial projections assuming different sales growth rates and operating profit margins for Herbalife (the “Herbalife Increasing Sales Case”). After applying the above range of multiples to the applicable values for Herbalife under the Herbalife Increasing Sales Case, Morgan Stanley derived a range of per share prices for Herbalife of $15.28 to $19.10. Assuming a 25% control premium, Morgan Stanley derived a range of per share prices for Herbalife of $19.10 to $23.88.

No company utilized in the comparable companies trading analysis is identical to Herbalife. In selecting and evaluating the comparable companies, Morgan Stanley made certain judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters. Mathematical analysis, such as determining the average or median, of certain financial ratios of the comparable companies is not in itself a meaningful method of using comparable company data.

Discounted Cash Flow Analysis

Morgan Stanley performed a discounted cash flow analysis of Herbalife based on the Herbalife Flat Sales Case and the Herbalife Increasing Sales Case. This analysis assumed a range of discount rates of 13.0% to 15.0% of unlevered cash flows from 2002-2005 and terminal multiples of 2005 EBITDA of 4.0x to 5.0x. This analysis resulted in a range of $14.27 to $16.83 per Herbalife share of Common Stock for the Herbalife Flat Sales Case and a range of $18.56 to $22.11 per Herbalife share of Common Stock for the Herbalife Increasing Sales Case.

Leveraged Buyout Analysis

Morgan Stanley also performed a leveraged buyout analysis in which it analyzed the price per share a financial buyer might be willing to offer to purchase Herbalife, assuming a capital structure and required rate of return on the buyer’s investment. Morgan Stanley based its analyses on the Herbalife Flat Sales Case and Herbalife Increasing Sales Case described above within the “Discounted Cash Flow Analysis,” the sources and uses of funds from the draft UBS Commitment Letter dated April 10, 2002, and Herbalife’s balance sheet projected to exist immediately prior to the close of the proposed transaction. Assuming an exit multiple of 4.5x to 2005 EBITDA and targeted investor returns of 25% to 35%, the range of present values per share of Herbalife’s Common Stock was $16.10 to $16.60 under the Herbalife Flat Sales Case and $18.10 to $19.35 under the Herbalife Increasing Sales Case.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Morgan Stanley believes that the summary provided and the analyses described above must be considered as a whole and that selecting portions of these analyses, without considering all of the analyses, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuations resulting from any particular analysis described above should therefore not be taken to be Morgan Stanley’s view of the actual value of Herbalife.

In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond Herbalife’s control. Any estimates contained in Morgan Stanley’s analysis are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by these estimates. The analyses performed were prepared solely as a part of Morgan Stanley’s analysis of the fairness from a financial point of view of the consideration to be received by the holders of Herbalife Common Stock in the aggregate pursuant to the Merger Agreement to those holders, and were conducted in connection with the delivery by Morgan Stanley of its opinion dated April 10, 2002 to the Board of Directors and the Special Committee of Herbalife. Morgan Stanley’s analyses do not purport to be appraisals or to reflect the prices at which shares of Common Stock of Herbalife might actually be sold. The consideration to be received by the holders of Herbalife Common Stock pursuant to the Merger Agreement and the other terms of the Merger Agreement were determined through negotiations between the Special Committee and Whitney (also acting for and on behalf of Golden Gate) and were approved by Herbalife’s Board of Directors. Morgan Stanley was not involved in any of these negotiations, did not recommend any specific consideration to the Special Committee or the Board of Directors, and did not recommend any proposal relative to any other proposal to the Special Committee or Board of Directors.

Morgan Stanley’s opinion was one of a number of factors taken into consideration by the Special Committee and the Board of Directors in making their determinations to recommend adoption of the Merger Agreement. Consequently, the Morgan Stanley analyses described above were not determinative of the opinion of the Special Committee or the Board of Directors with respect to the merger consideration or whether the Special Committee or the Board of Directors would have been willing to agree to a different merger consideration.

Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking and financial advisory business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In addition, Morgan Stanley is a full-service securities firm engaged in securities trading, asset management, brokerage and financing activities. In the ordinary course of Morgan Stanley’s trading, asset management and brokerage activities, Morgan Stanley or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions for their own accounts or accounts of their customers, in equity securities of Herbalife.

Pursuant to a letter agreement dated March 14, 2002, Herbalife agreed to pay Morgan Stanley a fee of $2,000,000 upon delivery of its opinion. In addition, Herbalife agreed to reimburse Morgan Stanley for its expenses and to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates, against liabilities and expenses arising out of the engagement and the transactions in connection therewith, including liabilities under federal securities laws.

Funding of the Transaction

The obligations of the parties to the Merger Agreement to consummate the Merger are not subject to a financing contingency. It is expected that WH Holdings will fund the Merger through a combination of equity contributions and new credit facilities which, together with a minimum of $165 million in cash to be provided by the Company, is expected to be sufficient in the aggregate to provide all funds necessary in order to consummate the transactions contemplated by the Merger Agreement. Currently, it is anticipated that $213.9 million of the Company’s available cash will be used to consummate the transaction and pay related fees and expenses. WH Holdings has provided Herbalife with copies of executed written commitment letters from UBS Warburg LLC (“UBSW”) and UBS AG, Stamford Branch (“UBS”) to provide funds for the new credit facilities and from Whitney V, L.P. and Golden Gate for the equity commitments, in each case, as further described below.

Financing of the Merger

The following information relating to the proposed financing of the Merger has been provided by WH Holdings to the Company for inclusion in this proxy statement. WH Holdings currently expects these funds to come from the following sources, but the specific types of sources of financing may change based on market conditions.

The Company has been advised by WH Holdings that it estimates that the total amount of funds necessary for WH Holdings and WH Acquisition to consummate the Merger and pay related fees and expenses is approximately $756,800,000 (of which approximately $678,200,000 is expected to be used to pay merger consideration, approximately $67,300,000 is expected to be used to pay transaction fees and expenses and approximately $6,700,000 is expected to be used to refinance existing indebtedness of Herbalife). WH Holdings expects these funds to come from the following:

•	available cash balances of Herbalife of approximately $213,900,000 (of which $165,000,000 is required by the Merger Agreement);

•	gross proceeds of $162,881,400 from the issuance of senior subordinated notes (the “Senior Subordinated Notes”);

•
the contribution by WH Holdings of $24,000,000 of net proceeds from the issuance and sale of senior discount notes by WH Holdings (or in the event such notes are not issued before the consummation of the merger, a senior subordinated unsecured bridge facility of approximately $24,800,000 (the “Bridge Facility”) to be provided by UBS and Whitney and arranged by UBSW);

•	a term loan in the amount of $180,000,000 (the “Term Loan”);

•
a revolving credit facility in the amount of $25,000,000, none of which is expected to be borrowed in connection with the consummation of the merger (the “Revolving Credit Facility”, and together with the Term Loan, the “Senior Credit Facility”); and

•
equity financing in the amount of $176,000,000 to be provided by Whitney V, L.P., Golden Gate, certain members of management of Herbalife and possibly other investors (potentially including distributors of Herbalife); provided that to the extent Herbalife has less cash available to fund the Merger, Whitney V, L.P., and Golden Gate will invest additional equity up to an aggregate amount of $220,300,000.

WH Holdings has advised the Company that pursuant to the terms of a binding commitment letter, UBS has committed to provide to WH Acquisition (or any successor entity) the full amount of the Senior Credit Facility and the full amount of the Bridge Facility (other than the portion of which will be provided by Whitney) which, together with the available cash of the Company described herein, the portion of the bridge financing to be provided by Whitney and the proceeds of the equity financing described herein, are expected to be used to consummate the Merger and to pay related fees and expenses as well as for working capital and general corporate purposes following the consummation of the Merger.

Senior Credit Facility

WH Holdings has advised the Company that the Senior Credit Facility will be agented by UBS and will consist of (i) a $25,000,000 five-year senior secured revolving credit facility and (ii) a $180,000,000 six-year senior secured term loan facility. The Term Loan and the Revolving Credit Facility are to bear interest at fluctuating rates based on UBS’ base rate or, at the option of the borrower, the London Interbank Offered Rate plus, in each case, an additional margin.

Following the consummation of the Merger, the Senior Credit Facility will be fully and unconditionally guaranteed by WH Holdings and selected subsidiaries, including selected subsidiaries of Herbalife.

Following the consummation of the Merger, the Senior Credit Facility will be secured by first priority pledges of (i) all of the stock of Herbalife and each of WH Holdings’ direct and indirect subsidiaries, other than certain foreign subsidiaries of Herbalife, (ii) 65% of the equity interests of certain foreign subsidiaries of Herbalife and (iii) security interests in and liens on all accounts receivable, inventory and other property and assets of Herbalife and certain of its direct and indirect subsidiaries.

WH Holdings has advised the Company that the Senior Credit Facility will contain representations and warranties, events of default and covenants (including financial covenants) typical for such types of financings, including restrictions on indebtedness, liens, mergers and acquisitions and affiliate transactions (subject to customary materiality limitations and grace periods, as applicable). The Term Loan will have scheduled amortization to be agreed upon and will be subject to mandatory prepayments to be agreed upon. Amounts repaid under the Revolving Credit Facility before maturity may be reborrowed.

Senior Subordinated Notes

WH Holdings has advised the Company that the Senior Subordinated Notes have been offered by WH Acquisition in connection with the Merger and the net proceeds from the offering have been placed in a secured proceeds account pending the consummation of the Merger. The Senior Subordinated Notes bear interest at 11 3/4%. Following the consummation of the Merger, the Senior Subordinated Notes will be fully and unconditionally guaranteed by selected subsidiaries of WH Holdings, including selected subsidiaries of Herbalife. The Senior Subordinated Notes indenture contains customary covenants that restrict, among other things, the ability of the surviving corporation and its subsidiaries to incur additional debt, pay dividends or make certain other restricted payments, incur liens, merge or sell all or substantially all of the assets of the surviving corporation or any of its subsidiaries, or to enter into various transactions with affiliates.

The Senior Subordinated Notes were issued to qualified institutional buyers under Rule 144A of the Securities Act and to non-U.S. persons under Regulation S under the Securities Act. Accordingly, the Senior Subordinated Notes were not registered under the Securities Act upon their original issuance.

WH Holdings has advised the Company that in addition to the Senior Subordinated Notes to be issued by WH Acquisition, WH Holdings may contribute to the Company up to $24,000,000 of net proceeds from the issuance and sale of senior discount notes. The interest rate on the senior discount notes will depend on the interest rate and market conditions at the time the senior discount notes are placed. The senior discount notes will contain customary covenants that will restrict, among other things, the ability of the surviving corporation and its subsidiaries to incur additional debt, pay dividends or make certain other restricted payments, incur liens, merge or sell all or substantially all of the assets of the surviving corporation or any of its subsidiaries or enter into various transactions with affiliates.

Bridge Facility

WH Holdings has advised the Company that if WH Holdings is unable to issue the senior discount notes, it will use the Bridge Facility, together with the proceeds from the Term Loan, the issuance of the equity financing, together with a portion of Herbalife’s available cash on hand, to pay the merger consideration and related expenses. The Bridge Facility, if necessary, will consist of a term loan of approximately $24,800,000 and will mature one year after the date the loan is first drawn, which would be the first anniversary of the closing date of the Merger. The bridge loan will initially bear interest at a rate per annum equal to the one month London Interbank Offered Rate as determined by UBS, plus a spread of 1000 basis points. Following the consummation of the Merger, the Bridge Facility will be fully and unconditionally guaranteed on a senior subordinated basis by selected subsidiaries of WH Holdings, including Herbalife and selected subsidiaries. In addition, the Bridge Facility will be subject to customary covenants for this type of financing, including restrictions on indebtedness, liens, mergers and acquisitions and affiliate transactions (subject to customary materiality limitations and grace periods, as applicable).

Conditions to Closing and Funding of the Senior Credit Facility and, if applicable, the Bridge Facility.     WH Holdings has advised the Company that the commitments relating to the Senior Credit Facility and the Bridge Facility are subject to various conditions, including:

•	the execution of documentation satisfactory to the lenders with respect to the Senior Credit Facility and the Bridge Facility;

•
satisfactory documentation relating to the Merger, the refinancing of the indebtedness of Herbalife and the equity financing (including the consummation of the Merger and all related transactions and the receipt by WH Holdings of the equity investments described herein) and the ownership, corporate, legal, tax, management and capital structure of the surviving corporation being satisfactory to the lenders under the Senior Credit Facility and, if applicable, the Bridge Facility (the “Lenders”);

•	the receipt by UBS of reasonably satisfactory financial statements with respect to Herbalife and pro formas and projections with respect to the surviving corporation;

•	compliance with laws and the receipt of all material governmental and third party approvals by Herbalife and WH Acquisition;

•
the absence of any litigation with respect to the financings described herein and the absence of any new litigation (or adverse developments in existing litigation) that the Lenders reasonably determine could have a material adverse effect on the condition (financial or otherwise), business, operations, assets, liabilities or prospects of WH Acquisition, Herbalife and their respective subsidiaries, taken as a whole, or the financings described herein;

•	the accuracy in all material respects of information submitted to UBS (taken as a whole);

•
the absence of any change with respect to information previously provided to UBS or any additional or contrary information is disclosed to or discovered by UBS which in each case could be materially adverse to the business, results of operations, condition (financial or otherwise), assets, liabilities or prospects of Herbalife;

•	the absence of a material adverse change with respect to Herbalife; and

•	the absence of any material adverse change or material disruption in the financial, banking or capital markets generally.

The terms (including price and structure) of the financings pursuant to the Senior Credit Facility and the Bridge Facility are subject to change in certain events.

Preferred Equity Financing

WH Holdings has advised the Company that it has received commitment letters from each of the Institutional Investors to provide the preferred equity financing. The preferred equity financing will consist of the purchase by Whitney V, L.P. and CCG Investments (BVI), L.P. or any of their affiliates (the “Institutional Investors”) of 100,000,000 shares of WH Holdings’ preferred shares (the “Preferred Shares”) for total consideration of $220.3 million. Whitney V, L.P. has agreed to make an equity investment of up to $145.3 million and Golden Gate on behalf of a fund managed by it has agreed to make an equity investment of up to $75 million. However, the Institutional Investors reserve the right to assign a portion of such commitments to certain members of management of Herbalife and other private equity investors (potentially including distributors of Herbalife).

WH Holdings has advised the Company that the Preferred Shares issued by WH Holdings in connection with the financing of the Merger will be automatically converted on the earlier of an initial public offering or sale, merger or other change of control event, into a unit consisting of (i) the right to receive cash equal to the original issue price per Preferred Share and (ii) one common share, subject to anti-dilution adjustment. Each preferred share is entitled to be paid cash dividends at a rate per annum equal to 12% of the original issue price. Unpaid dividends will compound on a quarterly basis. All dividends are cumulative from the date of issuance, whether or not earned or declared. Upon automatic conversion of the preferred shares, accrued and unpaid dividends shall be paid by WH Holdings, at the election of WH Holdings, in cash or in common shares.

WH Holdings has advised the Company that in connection with the issuance and sale of the senior discount notes, the purchasers of such notes are expected to receive warrants to purchase an agreed upon percentage of the equity of WH Holdings. WH Holdings has further advised the Company that in the event that the Bridge Facility is funded in lieu of the issuance of the senior discount notes to consummate the Merger, equity warrants will be issued to UBS and the other bridge lenders in the event that the Bridge Facility is not refinanced within three months.

The obligations of each of Whitney V, L.P. and Golden Gate to provide and fund the equity financing are subject to receipt by WH Holdings and/or WH Acquisition (or any successor entity) of the debt financing proceeds described above in accordance with the terms of the commitment letter with respect to the Senior Credit Facility and the Bridge Facility and the fulfillment in accordance with the terms thereof of all of the other conditions to WH Holdings’ and WH Acquisition’s obligations to consummate the Merger and the related transactions under the Merger Agreement.

If the conditions related to the debt and equity financings described herein are satisfied, it is expected that the proceeds of the debt and equity financings described herein, together with a portion of Herbalife’s available and unrestricted cash as described herein will be sufficient to consummate and fund the Merger, pay all fees and expenses related to the Merger, refinance up to $6.7 million of indebtedness of Herbalife and provide working capital for the surviving corporation.

Dissenters’ Rights

Under Nevada law, Herbalife stockholders will not have dissenter or appraisal rights as the Company’s Class A and B Common Stocks are listed on the NASDAQ National Market, per Chapter 92A (and, specifically, 92A.390(1)) of the Nevada Revised Statutes. However, the Company’s stockholders are afforded other protections under Nevada law, including the fiduciary duties owed to them by the directors of the Company under Chapter 78 of the Nevada Revised Statutes.

Federal Income Tax Consequences

The following is a discussion of the material United States federal income tax consequences expected to result from the Merger. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), final and temporary regulations issued by the United States Treasury Department, judicial authorities, and rulings and administrative practice of the Internal Revenue Service (the “Service”), as currently in effect, all of which are subject to change at any time, possibly with retroactive effect. This discussion does not address all aspects of United States federal income taxation that could be relevant to particular holders of Herbalife Common Stock in light of their status or personal investment circumstances, such as foreign persons, dealers in securities, regulated investment companies, life insurance companies, other financial institutions, tax-exempt organizations, pass-through entities, persons who hold Herbalife Common Stock as part of a “straddle,” “hedge” or “conversion transaction” or who have a “functional currency” other than the United States dollar, persons who have received their Herbalife Common Stock as compensation or otherwise in connection with the performance of services or individuals subject to the “alternate minimum tax.” Further, this discussion does not address the state, local or foreign tax consequences of the Merger. The discussion assumes that each stockholder holds its Herbalife Common Stock as a “capital asset” within the meaning of the Code.

For United States federal income tax purposes, the Merger will be treated as an acquisition by WH Holdings of Herbalife Common Stock in exchange for $19.50 per share. Each holder will recognize gain or loss per share equal to the difference between $19.50 and the holder’s adjusted tax basis per share in Herbalife Common Stock.

A holder’s gain or loss from the Merger will be capital gain or loss, and will be long-term capital gain or loss if the holder’s holding period for the shares exceeds twelve months. If a holder acquired Herbalife shares in different lots, the amount and type of gain or loss generally will be computed separately for each lot. Under current law, net long-term capital gains of individuals are subject to federal income tax at a rate of up to 20% (not taking into account any phase-out of tax benefits such as personal exemptions and certain itemized deductions), whereas the ordinary income and net short-term capital gains (i.e., gain on capital assets held for not more than twelve months) of individuals currently are subject to federal income tax at a rate of up to 38.6% (not taking into account any phase-out of tax benefits such as personal exemptions and certain itemized deductions). For corporations, capital gains and ordinary income are subject to tax at a federal rate of up to 35%. Capital losses are currently deductible only to the extent of capital gains plus, in the case of taxpayers other than corporations, $3,000 of ordinary income ($1,500 in the case of married individuals filing separate returns). In the case of individuals and other non-corporate taxpayers, capital losses that are not currently deductible may be carried forward to other years, subject to certain limitations, but may not be carried back. In the case of corporations, capital losses that are not currently deductible may generally be carried back to each of the three years preceding the loss year and forward to each of the five years following the loss year, subject to certain limitations.

A holder of Herbalife Common Stock may be subject to backup withholding at the rate of 30% with respect to payments of cash consideration received in the Merger, unless the holder (a) provides a correct taxpayer identification number (“TIN”) in the manner required or (b) is a corporation or other exempt recipient and, when required, demonstrates this fact. To prevent the possibility of backup federal income tax withholding, each holder must provide the Paying Agent with his or her correct TIN by completing a Form W-9 or Substitute Form W-9. A holder of Herbalife Common Stock who does not provide the Paying Agent with his or her correct TIN may be subject to penalties imposed by the Service, as well as backup withholding. Any amount withheld will be creditable against the holder’s federal income tax liability, with any excess refunded, provided a claim is properly filed with the Service on a timely basis. Herbalife (or its agent) will report to the holders of Herbalife Common Stock and the Service the amount of any “reportable payments,” as defined in Section 3406 of the Code, and the amount of tax, if any, withheld from those payments.

The foregoing discussion is for general information only and is not a complete description of all of the potential tax consequences that may occur as a result of the Merger. Each Herbalife stockholder should consult his, her or its tax advisor regarding the United States federal income and other tax consequences, as well as the tax consequences under the laws of any state, local or other jurisdiction, arising from the Merger.

Merger Related Litigation

On or about April 12, 2002, Harbor Finance Partners, allegedly an Herbalife stockholder, filed a purported class action, since amended on June 13, 2002, against the Company in the District Court of Clark County in the State of Nevada, naming the Company, its Board of Directors and one former director as defendants (“Defendants”) and alleging various breaches of fiduciary duty arising out of the announced Merger transaction between the Company and WH Holdings, a subsidiary of Whitney & Co., LLC. Harbor Finance Partners has alleged that the Company’s Board breached its fiduciary duties of due care, loyalty and full disclosure owed to the Company’s stockholders in the following ways:

(1)    by allegedly failing to inform themselves as to the true value of the Company by, among other things, not conducting an open bidding process;

(2)    by allegedly relying on the financial advice of Barrington, who allegedly had a conflict of interest with the Company’s stockholders;

(3)    by allegedly holding their own personal financial interests above the interests of the Company’s stockholders as purportedly evidenced by, among other things, the receipt by some Defendants of compensation for serving as members of the Company’s Board, the acceleration of stock options as part of the proposed merger transaction, the potential receipt of previously negotiated change in control payments by some Defendants, the existence of offers of continuing employment to certain executive officers of the Company, and the continuation of indemnification of the Defendants for acts or omissions committed prior to the consummation of the proposed merger transaction;

(4)    by allegedly holding the interests of the Trust and the Trust’s desire to diversify its assets over the interests of the Company’s stockholders in voting in favor of the proposed transaction;

(5)    by allegedly agreeing to submit the proposed merger to the Company’s stockholders for what Harbor Finance Partners has alleged is inadequate consideration; and

(6)    by allegedly not fully disclosing all material information regarding the proposed merger to the Company’s stockholders.

The complaint was served on April 24, 2002 and, in response to the Company’s motion to dismiss subsequently amended on June 13, 2002. In the amended complaint, Harbor Finance Partners is seeking declaratory and injunctive relief, as well as attorney’s fees and expenses. Harbor Finance Partners’ counsel has indicated that the plaintiff intends to seek expedited discovery and to file a motion for some form of preliminary relief in connection with the announced merger transaction. If Harbor Finance were to succeed in obtaining injunctive relief, however, it could impact whether or not the merger is consummated. On May 14, 2002, Defendants filed and served a motion to dismiss Harbor Finance Partners’ original complaint. On May 24, 2002, Harbor Finance filed an opposition to Defendants’ motion to dismiss to which Defendants replied with a further brief in support of their motion to dismiss on June 10, 2002. On June 13, 2002, Harbor Finance Partners filed an amended complaint, which under the applicable rules of procedure mooted Defendants’ motion to dismiss the original complaint. Defendants filed their new motion to dismiss Harbor Finance Partners’ amended complaint on June 24, 2002. An opposition to the new motion to dismiss was filed on July 5, 2002. Defendants filed a reply on July 10, 2002. A hearing on Defendants’ new motion to dismiss Harbor Finance Partners’ amended complaint is set for July 17, 2002. Herbalife and its Board of Directors deny the allegations and will continue to vigorously defend the litigation.

On July 1, 2002, Rosemont Associates, Inc. and Joseph P. Urso filed suit in the Superior Court of the State of California, County of San Francisco, against Whitney alleging various claims for damages arising out of plaintiffs’ abortive attempt in early to mid 2001 to join with private equity investors, including Whitney, to acquire Herbalife. See “The Merger—Background of the Merger”. The complaint does not seek injunctive relief. Plaintiffs claim that Whitney’s July 2001 conduct in withdrawing as one of the potential equity investors in plaintiffs’ proposal to acquire Herbalife and Whitney’s subsequent bid in early 2002 for Herbalife damaged plaintiffs in an amount in excess of $20 million based on the alleged loss of potential fees and the value of plaintiffs’ potential equity interests in Herbalife had they closed a transaction. The Company has been advised by Whitney that Whitney believes the complaint is completely without merit and has indicated it intends to contest vigorously plaintiffs’ allegations.

THE MERGER AGREEMENT

The following is a summary of the Merger Agreement, a copy of which is attached as Annex A to this proxy statement and is incorporated herein by reference. You are urged to review the Merger Agreement carefully in its entirety.

Effective Time

The Merger will become effective upon the filing of the articles of merger with the Nevada Secretary of State or at such later time within 90 days thereafter as may be specified in the articles of merger. Subject to approval of the Merger Agreement at the Meeting, the filing of the articles of merger is expected to occur promptly following the satisfaction or waiver of the conditions set forth in the Merger Agreement.

Payment for Herbalife Common Stock and Options

At the time of the Merger:

•	each share of Herbalife Common Stock outstanding as of the record date will be canceled and converted into the right to receive $19.50 per share in cash;

•
all outstanding options to purchase Herbalife Common Stock, whether or not then vested or exercisable, will be canceled and thereafter the former holder thereof will be entitled to a payment from Herbalife (subject to any applicable withholding taxes, as the case may be) equal to the product of (a) the total number of shares of Herbalife Common Stock subject to such Herbalife stock option and (b) the excess of $19.50 over the option exercise price for such Herbalife stock option, payable in cash immediately following the Merger; and

•	each share of WH Acquisition Common Stock will be canceled and converted into one share of Common Stock of Herbalife.

Employees of Herbalife

Herbalife will be the surviving corporation in the Merger, and employees of Herbalife prior to the Merger will be Herbalife employees immediately after the Merger.

Representations and Warranties

The Merger Agreement contains customary representations and warranties of WH Holdings and WH Acquisition. The Merger Agreement also contains customary representations and warranties of Herbalife relating to its business, operations and financial condition, including representations and warranties relating to:

•	organization and qualification of Herbalife and its subsidiaries;

•	capitalization of Herbalife and its subsidiaries;

•	authorization, execution, delivery and enforceability of the Merger Agreement;

•	reports and financial statements filed with the Commission and the accuracy of the information in those documents;

•	conflicts under charter documents, violations of any instruments or law, and required consents and approvals;

•	absence of a material adverse effect (as defined) on Herbalife;

•	litigation;

•	compliance with agreements and applicable law;

•	employee benefit plans and labor matters;

•	environmental laws and regulations;

•	tax matters;

•	intellectual property;

•	brokers’ and finders’ fees with respect to the Merger;

•	affiliate transactions; and

•	insurance matters.

Certain Covenants

The Merger Agreement provides, among other things, that:

•	WH Holdings and Herbalife will use their reasonable best efforts to obtain any necessary authorizations, consents and approvals of any governmental or regulatory body;

•
WH Holdings agrees that for a period of 90 days following the effective time, the employees of the surviving corporation will continue to be eligible to participate in the Company’s employee benefit plans and arrangements, subject to certain exceptions;

•	Herbalife will not take any action outside the ordinary course of business without the prior written consent of WH Holdings (which consent shall not be unreasonably withheld), including the following:

•	amend its Articles of Incorporation or Bylaws;

•	issue any stock except for shares pursuant to options previously granted;

•
split, combine or reclassify any shares of stock or declare or pay any dividend or other distribution; provided, however, that Herbalife may pay one regular $0.15 quarterly cash dividend on Herbalife Common Stock, which it declared on April 11, 2002;

•	adopt a plan of liquidation or other reorganization of Herbalife or its subsidiaries;

•	alter the corporate structure or ownership of any subsidiary;

•	incur any further debt, guarantee any other person’s debt, make any advances, encumber any equity, mortgage or encumber any assets, or forgive any outstanding debt owed the Company;

•	adopt, amend or terminate any employee benefits plans or compensation schemes, or make any loans or payments of pensions, retirement allowances or salary accruals or other employee benefits;

•
engage in any sales, transfers, leases, etc. of any of the Company’s property or assets and in no event may the Company engage in any transactions involving property or assets with an aggregate fair market value in excess of $2,000,000;

•	change any of the accounting principles or practices used by it;

•
acquire any interest in any other entity, nor generate any new capital expenditures greater than $2,000,000 other than those disclosed expenditures required pursuant to existing contracts as of the signing date;

•	acquire or agree to acquire any other business;

•	settle or compromise any pending or threatened suit or claim that relates to the Merger;

•	adopt a new stockholder rights plan; and

•	Herbalife will give WH Holdings reasonable access to Herbalife’s premises, properties, personnel, books, and records, contracts and documents;

•	Herbalife and WH Holdings will hold any confidential or proprietary data or information of the other in strict confidence; and

•
The parties have agreed to cooperate with each other and to use their reasonable best efforts to do all things necessary, proper or advisable in order to consummate the transactions contemplated by the Merger Agreement.

Conditions to Consummation of Merger

The obligations of Herbalife to consummate the Merger are subject to the following conditions:

•	the representations and warranties made by WH Acquisition and WH Holdings contained in the Merger Agreement will be true and correct in all material respects at and as of the effective time;

•	each of WH Holdings and WH Acquisition will have performed and complied with all of its covenants under the Merger Agreement in all material respects.

The obligations of WH Acquisition and WH Holdings to consummate the Merger are subject to the following conditions:

•	the representations and warranties made by Herbalife contained in the Merger Agreement will be true and correct in all material respects at and as of the effective time;

•	Herbalife will have performed and complied with all of its covenants under the Merger Agreement in all material respects;

•	all material consents required to be obtained by Herbalife will have been obtained; and

•	the absence of a material adverse effect (as defined) on Herbalife.

The obligations of Herbalife, WH Acquisition and WH Holdings to consummate the Merger are subject to the following conditions:

•	the Merger Agreement will have been approved by the stockholders of Herbalife in accordance with Nevada law;

•	the Los Angeles Superior Court will have issued a final order approving the sale of Herbalife securities held by the Mark Hughes Family Trust pursuant to the terms of the Merger Agreement;

•	there will not be any judgment, order, decree or injunction in effect preventing consummation of the Merger and transactions; and

•
all applicable waiting periods under the HSR Act will have expired or have been terminated and the parties will have received all other governmental authorizations, consents and approvals necessary to conduct their respective businesses following the effective time in substantially the same manner as before the effective time.

No Solicitation of Transactions; Right to Enter Into a Superior Proposal

The Merger Agreement provides that, subject to exceptions described below, Herbalife will not (i) solicit, initiate, or encourage the submission of, any takeover proposal, or take any other action to facilitate any inquiries or make any proposal that constitutes, or may reasonably be expected to lead to, any takeover proposal, (ii) engage in negotiations or discussions with, or furnish any information or data to any third party relating to a takeover proposal, or (iii) enter into any agreement with respect to any takeover proposal or approve any takeover proposal. A takeover proposal means any written proposal or offer for a merger, consolidation, recapitalization, liquidation, dissolution or similar transaction, purchase of substantial assets, tender offer or other business combination involving Herbalife or any of its subsidiaries or any proposal or offer to acquire a substantial equity interest in, or a substantial portion of the assets or business of, Herbalife or any of its subsidiaries, other than the transactions contemplated by the Merger Agreement. Within 48 hours of the receipt of any takeover proposal, Herbalife is required to notify WH Holdings and provide relevant information relating to the takeover proposal.

Notwithstanding the above, if the Company and its Board of Directors or the Special Committee, prior to the Meeting, determine in good faith after discussion with independent counsel that an unsolicited takeover proposal would likely result in a superior proposal and the Board of Directors or the Special Committee determines in good faith that the failure to participate in discussions or negotiations with, or to furnish information to, the third party would be inconsistent with the Board of Directors’ fiduciary duties under applicable law, then the Company and its Board of Directors or Special Committee: (i) may participate in discussions or negotiations (including make any counterproposal) with or furnish information to any third party making an unsolicited takeover proposal, and (ii) shall be permitted to take and disclose to the Company’s stockholders a position with respect to any tender or exchange offer by a third party. In that event Herbalife will have to pay WH Holdings a termination fee and reimbursement for Merger transaction expenses, and the Merger Agreement, with limited exceptions, will be terminated and of no further force and effect. See “—Termination Fee; Expenses” below.

Termination

The Merger Agreement may be terminated at any time before the effective time (notwithstanding any approval of the Merger Agreement by the stockholders of Herbalife):

•	by mutual consent of the Board of Directors of Herbalife and WH Holdings;

•
subject to Herbalife’s right to cure, in certain cases, by WH Holdings if there has been a material misrepresentation or material breach on the part of Herbalife in the representations, warranties or covenants of Herbalife in the Merger Agreement;

•
subject to WH Holdings’ right to cure, in certain cases, by Herbalife if there has been a material misrepresentation or material breach on the part of WH Holdings or WH Acquisition in the representations, warranties or covenants of WH Holdings or WH Acquisition in the Merger Agreement;

•	by either Herbalife or WH Holdings, if any government entity issues a final order, ruling or decree enjoining, restraining or otherwise prohibiting the consummation of the Merger;

•
by either Herbalife or WH Holdings if the Merger has not been completed by August 31, 2002, which date may be extended by either party to November 30, 2002, to the extent the Merger has not been consummated because the governmental approvals have not been obtained or the final order of the Los Angeles Superior Court approving the sale of stock held indirectly by the Mark Hughes Family Trust pursuant to the terms of the Merger Agreement has not been issued, unless the failure to obtain the governmental approval resulted from a breach of the Merger Agreement by the party attempting to terminate the Merger Agreement.

•	by either Herbalife or WH Holdings, if the Merger Agreement and the Merger do not receive stockholder approval;

•	by WH Holdings if the Herbalife Board of Directors withdraws, modifies or amends adversely its recommendation that stockholders approve the Merger Agreement and the Merger; or

•
by Herbalife upon written notice to WH Holdings at any time prior to the Meeting if Herbalife has determined to enter into or has entered into a definitive agreement in connection with a superior proposal and simultaneously pays the termination fee to WH Holdings.

If the Merger Agreement is terminated, no party will have any liability or obligation to the other party except with regard to ongoing confidentiality and publicity obligations and except as described under “The Merger Agreement—Termination Fee; Expenses.”

Termination Fee; Expenses

Under the Merger Agreement, Herbalife must pay WH Holdings a termination fee of $27 million under the following circumstances:

1.    WH Holdings terminates the Merger Agreement due to Herbalife’s breach and prior to such termination a takeover proposal has been made and not withdrawn and within 12 months of the termination of the Merger Agreement Herbalife enters into a new definitive merger agreement with a third party, and then consummates such merger;

2.    If either WH Holdings or Herbalife terminates the Merger Agreement due to reaching the Outside Date and prior to such termination a takeover proposal has been made and not withdrawn and within 12 months of the termination of the Merger Agreement Herbalife enters into a new definitive merger agreement with a third party, and then consummates such merger;

3.    WH Holdings terminates the Merger Agreement due to a failure of Herbalife stockholder vote in favor of the Merger and prior to the date of the Meeting a takeover proposal is made and within 12 months of the termination of the Merger Agreement Herbalife enters into a new definitive merger agreement with a third party, and then consummates such merger;

4.    WH Holdings terminates the Merger Agreement because Herbalife’s Board of Directors withdraws or modifies or amends adversely its recommendation of the Merger, or recommends a competing takeover proposal; or

5.    Herbalife terminates the Merger Agreement because its Board of Directors accepts a superior proposal.

Under the Merger Agreement, Herbalife must pay WH Holdings its expenses (up to a maximum of $10 million) if WH Holdings or Herbalife terminates the Merger Agreement pursuant to the circumstances listed above (except that under circumstances 1 through 3, above, WH Holding’s expenses will be payable even if Herbalife does not enter into a new definitive agreement). Any termination fee payable to WH Holdings will be reduced by any expenses paid to WH Holdings so that under no circumstances will Herbalife be required to pay a termination fee and expenses in excess of an aggregate of $27 million.

Regulatory Requirements

Antitrust Regulations

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), certain acquisition transactions may not be consummated unless notice has been given and certain information furnished to the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) and the Federal Trade Commission (the “FTC”) and specified waiting period requirements have been satisfied, unless earlier termination has been granted.

The Trust and Whitney V, L.P. each filed with the Antitrust Division and the FTC a Notification and Report Form with respect to the Merger on May 3, 2002. On May 10, 2002, the FTC notified Herbalife and WH Acquisition that the waiting period under the HSR Act has been terminated. At any time before or after the effective time the Antitrust Division, the FTC or any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin consummation of the Merger. Private parties also may seek to take legal action under the antitrust laws under certain circumstances.

Nevada’s Anti-Takeover Statute

Acquisitions of a Controlling Interest.    Sections 78.378 through 78.3793, inclusive (the “Controlling Interest Statutes”), of the Nevada Revised Statutes govern certain acquisitions of a controlling interest in a Nevada corporation. The purpose of the Controlling Interest Statutes is to statutorily provide management a measure of involvement in connection with potential changes of control. The Controlling Interest Statutes require any person desiring to acquire control of a subject corporation to follow certain formalities prior to any such acquisition or forfeit voting rights. The Controlling Interest Statutes, however, only apply to “issuing corporations” and only to certain types of “acquisitions,” as those terms are defined in the Nevada Revised Statutes. An “issuing corporation” is a corporation organized in Nevada that (i) has at least 200 stockholders of record, at least 100 of whom are residents of the State of Nevada and (ii) does business in the State of Nevada. Although Herbalife currently has more than 200 stockholders of record, less than 100 are residents of the State of Nevada. As a result, Herbalife is not an “issuing corporation” within the meaning of the Controlling Interest Statutes and is not subject to its restrictions. Additionally, if it were determined that Herbalife was an “issuing corporation” for purposes of the Controlling Interest Statutes, the term “acquisition” does not include any acquisition of shares made in good faith pursuant to, among other things, a merger effected in compliance with Sections 92A.200 through 92A.240, inclusive, of the Nevada Revised Statutes. These provisions collectively and generally provide that, after approval of a merger transaction by a corporation’s board and stockholders, to effect such merger the corporation must (i) prepare, execute and file articles of merger with the Nevada Secretary of State and (ii) pay the appropriate fees. As the Herbalife Board of Directors has already approved the Merger Agreement, once stockholder approval is obtained, and once articles of merger are prepared, executed and filed in accordance with the applicable provisions discussed above, the merger will be effected in accordance with Sections 92A.200 through 92A.240, inclusive, for purposes of taking the transaction out of the Controlling Interest Statutes.

Combinations with Interested Stockholders.    Sections 78.411 through 78.444, inclusive (the “Combinations Statutes”), of the Nevada Revised Statutes prohibit a Nevada corporation from engaging in certain “combinations” with an “interested stockholder,” as those terms are defined in the Nevada Revised Statutes. The purpose of the Combination Statutes, like the Controlling Interest Statutes, is to ensure that management and stockholders of a Nevada corporation are involved in any potential and material changes to the corporate ownership structure. For purposes of the Combination Statutes, an “interested stockholder” generally is (i) a person or group that owns 10% or more of a corporation’s outstanding voting securities or (ii) an affiliate or associate of the corporation that at any time during the past three years was the owner of 10% or more of the corporation’s then-outstanding voting securities. The Combination Statutes define “combination” broadly to include, among other transactions, mergers and consolidations with an interested stockholder or another entity that is or will be after the merger or consolidation an affiliate of the corporation. The Combination Statutes prohibit, except under certain circumstances, combinations with an interested stockholder for three years from the date such stockholder became an interested stockholder. However, since neither WH Holdings nor WH Acquisition are or have ever been interested stockholders of Herbalife, the prohibitions set forth in the Combination Statutes do not apply to the Merger.

Expenses of the Transaction

Except as disclosed in this proxy statement and as set forth in the Merger Agreement (see “The Merger Agreement—Termination Fee; Expenses”), all fees and expenses incurred in connection with the Merger, the Merger Agreement and any other transactions contemplated thereby will be paid by the party incurring such fees and expenses.

Estimated fees and expenses to be incurred by WH Holdings, WH Acquisition and the Company in connection with the Merger are approximately as follows:

Financing Fees and Expenses	$31,350,000
Advisory Fees and Expenses	$14,600,000
Legal, Accounting and Consulting Fees and Expenses	$12,350,000
Depositary and Paying Agent Fees and Expenses	$22,000
SEC Filing Fee	$62,398
Printing and Mailing Costs	$755,000
Change in Control Payments	$7,600,000
Other Regulatory Filing Fees	$140,000
Miscellaneous Expenses	$825,000

Total	$67,704,398

Directors and Officers of Herbalife Following the Merger

The officers of Herbalife immediately prior to the effective time of the Merger will be the officers of the surviving corporation at the effective time of the Merger. The directors of the surviving corporation at the effective time of the Merger will be the directors of WH Acquisition immediately prior to the effective time, each to hold office in accordance with the Articles of Incorporation and the Bylaws of the surviving corporation. See “The Merger Agreement—Conduct of Herbalife Business After the Merger.”

Amendment and Waiver

The Merger Agreement may be amended by Herbalife and WH Holdings in accordance with applicable law. Either party may waive compliance by the other party with respect to any of the agreements or conditions contained in the Merger Agreement.

Indemnification

Subject to limitations imposed under applicable law, all rights to indemnification available to the present and former officers and directors of Herbalife and its subsidiaries with regard to acts or omissions occurring before the Merger will remain available to the maximum extent provided under Herbalife’s Articles of Incorporation and Bylaws as in effect on the date of the Merger Agreement.

For six years after the Merger, WH Holdings and Herbalife will maintain officers’ and directors’ liability insurance for acts or omissions occurring before the Merger covering each person currently covered by Herbalife’s officers’ and directors’ liability insurance policy, and on terms substantially equivalent to those of the current policy; provided, however, that such coverage can be maintained at an annual net cost not greater than 150% of Herbalife’s current annual premium. If the current level of coverage cannot be maintained, then WH Holdings will provide as much insurance as can be maintained at a net cost equal to 150% of the annual premium of Herbalife’s current insurance policy.

Herbalife’s Articles of Incorporation contain provisions eliminating a director’s personal liability for monetary damages to Herbalife and its stockholders to the fullest extent permitted by applicable law. Pursuant to Section 78.138 of the Nevada Revised Statutes, and except as specifically provided otherwise, directors and officers are not personally liable to a corporation or its stockholders for damages resulting from acts or omissions in their official capacities unless it is proven that (i) the act or omission constituted a breach of such director’s or officer’s fiduciary duties and (ii) such breach of those duties involved intentional misconduct, fraud or a knowing violation of the law.

Conduct of Herbalife Business After the Merger

WH Holdings has advised the Company that it currently expects neither Herbalife nor WH Holdings will change the composition of management immediately following the Merger from the composition of management which existed immediately prior to the effective time of the Merger, except as may be specifically described in this proxy statement. See “Interests of Certain Persons in the Merger—Arrangements with Continuing Management.”

Other than the transactions in the ordinary course of its business and those contemplated by the Merger Agreement, Herbalife does not have, nor does it anticipate, any plans or proposals which would result in a sale or transfer of a material amount of its assets.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

In considering the Merger, Herbalife stockholders should be aware that the directors, officers and certain members of management of Herbalife have interests in the Merger in addition to their interests solely as stockholders of Herbalife, as described below. In addition, Herbalife will pay Barrington a fee and reimbursement of certain expenses incurred upon consummation of the Merger.

Indemnification

The Merger Agreement provides that Herbalife’s officers and directors will have rights to indemnification for acts or omissions occurring prior to the effective time. See “The Merger Agreement—Indemnification”. The Commission advises that indemnification for securities law violations is against public policy and may be unenforceable.

Arrangements with Continuing Management

Treatment of Options

At the time of the Merger, each Herbalife stock option outstanding immediately prior to the effective time, whether or not then vested or unvested, will be canceled and converted into the right to receive a payment from the surviving corporation (subject to any applicable withholding taxes, as the case may be) equal to the product of (a) the total number of shares of Herbalife Common Stock subject to such Herbalife stock option and (b) the excess of $19.50 over the option exercise price for such Herbalife stock option, payable in cash immediately following the Merger.

As of June 10, 2002, directors of Herbalife and the Company’s Chief Executive Officer and each of the other executive officers named in the Summary Compensation Table under “Compensation of Directors and Executive Officers—Executive Compensation” below hold Herbalife stock options to purchase the following number of shares of Herbalife Common Stock and will receive the following amounts of cash as a result of the closing of the Merger:

Name of Executive Officer or Director	Number of Options	Cash Amount to be Received
Conrad Lee Klein*	293,750	$3,695,053
John Reynolds*	0	$0
Edward J. Hall*	126,001	$1,588,679
Christopher M. Miner*	119,200	$1,503,717
Francis X. Tirelli*	500,000	$4,100,000
Jeffrey L. Glassman*	0	$0
Robert A. Sandler**	220,313	$2,749,017
Brian L. Kane	104,251	$1,305,304
Carol Hannah	349,300	$4,384,314
Douglas G. Sages	0	$0

*	Current nominee for Herbalife Board of Directors.
**	On May 17, 2002 the Company and Mr. Sandler entered into a Separation Agreement and General Release.

Change in Control Plan

Pursuant to agreements in place as of the date hereof, and subject to reduction in the event of payment by the Company of severance payments, if any, made to such persons before consummation of the Merger, upon consummation of the Merger, Messrs. Kane and Klein, and Ms. Hannah each will be entitled to receive Change in Control Payments (after making necessary adjustments for purposes of Section 280G and 4999 of the Code) in the amounts of $2,137,556, $2,225,269, and $3,188,797, respectively. See “Compensation of Directors and Executive Officers—Executive Compensation—Employment Contracts, Termination of Employment and Change in Control Arrangements.”

Continuing Officers

The Merger Agreement provides that the officers of the Company immediately prior to the consummation of the Merger will continue as officers of the surviving corporation and shall hold office until the earlier of their death, resignation or removal or until their successors are duly appointed and qualified. WH Holdings has advised the Company that WH Holdings expects that effective on the closing Herbalife will enter into employment contracts with Francis X. Tirelli, Douglas G. Sages, Brian L. Kane and Carol Hannah for three year terms which will replace their existing agreements, if any. Mr. Tirelli, Mr. Kane and Ms. Hannah have agreed to salary reductions of $100,000 each. Mr. Sages’ salary will remain at its current level. Each agreement will provide for severance payments for termination without cause equal to one year’s salary plus bonus at the lowest target level for the executive.

Directors

Francis X. Tirelli, a director and chief executive officer of Herbalife, will become a director of the surviving corporation and become a director of WH Holdings after the merger. Each of the directors of Herbalife will resign in connection with the Merger.

WH Holdings Bonus Plan

WH Holdings has advised the Company that it will replace the existing bonus plan effective on the closing with a bonus plan whose targets are based on EBITDA levels. This bonus plan would provide Mr. Tirelli with a payout of between 150% to 200% of his salary, and Messrs. Sages and Kane and Ms. Hannah, a payout of between 100% to 150% of salary, if certain EBITDA targets are met. The Company’s existing bonus plan will apply for the first six months of 2002 and 50% of the bonus earned under each plan will be payable.

WH Holdings Option Plan

WH Holdings has advised the Company that WH Holdings proposes to establish a stock option plan (“Option Plan”) which will provide for the grant of options to purchase common shares of WH Holdings to members of management of the surviving corporation following the Merger. Approximately 15.5% of the share capital of WH Holdings as of the closing of the Merger would be available for grant under the Option Plan. The Option Plan would be administered by a committee appointed by the Board of Directors of WH Holdings.

Options granted under the Option Plan would, unless otherwise provided in the option grant, become exercisable in equal quarterly installments over a period of five years from the date of the applicable grant (“Stock Options”). The options would expire 10 years after the date of grant. Upon termination of employment for any reason, unvested options would expire.

Following termination of employment, under certain circumstances, the Institutional Investors, or WH Holdings, if the Institutional Investors decline to so purchase, may repurchase common shares acquired upon exercise of options.

Allocations of Stock Options are expected to be made at closing for the following percentages of the fully diluted share capital of WH Holdings: Francis X. Tirelli may be granted options for 2.25%; Douglas G. Sages may be granted options for 1.75%; Carol Hannah may be granted options for 1.5%; Brian Kane may be granted options for 1.5%. The exercise price for these options will be not less than fair market value at the date of the grant.

Subscription Agreements

In connection with the Preferred Shares Financing (see “The Merger—Financing of the Merger—Preferred Equity Financing”) certain members of management will be offered the opportunity to purchase the Preferred Shares. Management may purchase approximately 1.13% of the Preferred Shares. The price paid by members of management will be the same as that paid by the Institutional Investors. The subscription agreement will contain customary representations, warranties and covenants.

WH Holdings has advised the Company that Francis X. Tirelli intends to purchase 0.28% of the Preferred Shares; Carol Hannah intends to purchase 0.57% of the Preferred Shares; and Brian Kane intends to purchase 0.28% of the Preferred Shares.

Stockholders’ Agreement

In connection with the subscription for the purchase of Preferred Shares and the grant of options under the Option Plan, participating members of management would be required to become party to a stockholders’ agreement to be entered into by WH Holdings and the investors (the “Stockholders’ Agreement”). The agreement would restrict the ability of the stockholders to freely transfer Preferred Shares and common shares held by them following the Merger (other than to the Institutional Investors, family members and other stockholders).

The Institutional Investors would also have rights of co-sale and bring-along rights on shares owned by other holders.

If an employee stockholder’s employment is terminated, the Institutional Investors, or WH Holdings, if the Institutional Investors decline to so purchase, may purchase the Preferred Shares held by such person under certain circumstances to be specified in the Stockholders’ Agreement. Also, under the Stockholders’ Agreement, the stockholders will agree to vote in favor of the election of the following designees to the WH Holdings’ Board of Directors :

•	Four (4) nominees designated by Whitney V, L.P.;

•	Four (4) nominees designated by CCG Investments (BVI), L.P.;

•	The Company’s Chief Executive Officer;

•	Two (2) nominees acceptable to Whitney V, L.P. and CCG Investments (BVI), L.P.; and

•	Up to two (2) nominees designated by distributor shareholders.

If the distributors own at least 10% of WH Holdings’ share capital, they may designate one nominee to the Board of Directors. If the distributors own more than 10% but less than 15% of WH Holdings’ share capital, they may also select one observer to attend all meetings of the Board of Directors. If the distributors own 15% or more of the share capital, they may designate two nominees. The nominees of the distributors shall be elected by a plurality of the distributor shareholders.

In the event an Institutional Investor does not have a designee serving on the Board of Directors for any reason, one person designated by such Institutional Investor would be permitted to attend as observer all meetings of the Board of Directors.

Registration Rights Agreement

Members of management holding Preferred Shares will also be party to a Registration Rights Agreement between the Institutional Investors and WH Holdings. Under the Registration Rights Agreement, the Institutional Investors would have the ability, under certain circumstances, to cause WH Holdings to register certain equity securities and to participate in registrations by WH Holdings of its equity securities. Upon an initial public offering, if the Institutional Investors shall include their shares for registration, the other shareholders may also participate pro rata.

In addition to an initial public offering, if WH Holdings at any time proposes to register any of its securities under the Securities Act for sale to the public, in certain circumstances holders of Preferred Shares or common shares issued upon conversion of the Preferred Shares (including management stockholders) may require WH Holdings to include their shares in the securities to be covered by the registration statement. Such registration rights will be subject to customary limitations to be specified in the Registration Rights Agreement.

Special Committee

Mr. Hall and Mr. Miner, as members of the Special Committee of the Board of Directors, each received $75,000 and Mr. Glassman, as Chairman of the Special Committee, received $125,000 for their services in connection with their activities as members (or Chairman) of the Special Committee in 2002. These amounts are payable by Herbalife regardless of whether the Merger is consummated.

Fees Payable to the Financial Advisors

Barrington received a fee of $100,000 upon execution of an engagement letter, and pursuant to a typical incentive-based compensation arrangement, upon consummation of the Merger, Barrington will be paid an additional $9,500,000 by Herbalife for its financial advisory services to Herbalife. Barrington received a fee of $250,000 upon delivery of its fairness opinion to the Herbalife Special Committee and Board of Directors. Morgan Stanley received a fee of $2,000,000 upon delivery of its fairness opinion to the Herbalife Special Committee and Board of Directors. In addition, Herbalife has agreed to reimburse Barrington for its reasonable out-of-pocket expenses and Morgan Stanley for its expenses incurred in connection with rendering financial advisory services, including fees and disbursements of their legal counsel. Reimbursement of these expenses is not contingent upon the consummation of the Merger. Herbalife has agreed to indemnify Barrington, Morgan Stanley and their respective affiliates, directors, officers, agents, employees and controlling persons, against liabilities and expenses arising out of their engagements and the transactions in connection therewith, including liabilities under federal securities laws. See “The Merger—Opinion of Barrington Associates” and “The Merger—Opinion of Morgan Stanley & Co. Incorporated.”

PROPOSAL 2

ELECTION OF DIRECTORS

The Board of Directors is presently comprised of six members, all of whom hold office after election until the next annual meeting of stockholders, or until their respective successors are elected and qualified. All six of the Company’s current directors, Messrs. Glassman, Klein, Hall, Miner, Reynolds and Tirelli are the nominees to be elected at the Meeting to one year terms expiring in 2003.

Each nominee has consented to being named in this proxy statement and to serve if elected.

Directors are elected by a plurality of the votes cast. Abstentions and broker non-votes will not affect the election of directors. If, prior to the Meeting, any nominee should become unavailable for election, an event that is not presently anticipated by the Board of Directors, the proxies will be voted for the election of such other person or persons as shall be determined by the persons named in the enclosed form of proxy in accordance with their judgment. The Merger Agreement provides that (unless otherwise notified by WH Holdings) each of the Herbalife directors are to resign upon the consummation of the Merger, which is expected to occur soon (if not immediately) after the Meeting. If the Merger Agreement is not approved by the Herbalife stockholders at the Meeting, the Herbalife directors elected at the Meeting will continue to serve as the Company’s directors until the Company’s next annual meeting if stockholders, or until their respective successors are elected and qualified.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR
OF THE ELECTION OF EACH OF THE NOMINEES LISTED BELOW. IT IS THE INTENTION OF
THE PERSONS NAMED IN THE FORM OF PROXY THAT ACCOMPANIES THIS PROXY
STATEMENT, UNLESS AUTHORIZATION TO DO SO IS WITHHELD, TO VOTE “FOR” THE
ELECTION OF THE SIX NOMINEES LISTED BELOW.

Biographical information follows for each person nominated to serve as a director and for the current executive officers of the Company. The table sets forth certain information regarding these individuals (ages are as of June 10, 2002).

Name	Age	Position with the Company
Francis X. Tirelli*(2)(3)	48	Director, President and Chief Executive Officer
Conrad Lee Klein*(3)	73	Director, Executive Vice President, Chief Business Affairs Officer
John Reynolds*	68	Chairman of the Board of Directors, Executive Vice President, Executive Business Advisor
Edward J. Hall*(1)(2)(3)	55	Director
Christopher M. Miner*(1)(2)(3)	50	Director
Jeffrey L. Glassman*(1)(3)	55	Director
Douglas G. Sages	51	Executive Vice President, Chief Administrative Officer and Chief Financial Officer
Brian Kane	56	Executive Vice President, Chief Operating Officer
Carol Hannah	53	Executive Vice President, Sales

*	Nominee
(1)	Member of the Compensation Committee and the Audit Committee.
(2)	Member of the Internet/Telecommunication Committee.
(3)	Member of the Finance Committee.

Francis X. Tirelli was appointed a director in July 2000 and joined the Company in November 2001 as President and Chief Executive Officer. From October 1999 to October 2001, Mr. Tirelli was the Chief Operating Officer of myCFO, an Internet-based financial services firm. Prior to that, Mr. Tirelli was with Deloitte &

Touche LLP from September 1978 to October 1999. From September 1997 to October 1999, Mr. Tirelli was regional managing partner for Deloitte’s western region. Mr. Tirelli served on the management committee and board of directors for Deloitte & Touche prior to his departure. He is a member of several accounting societies, including the American Institute of Certified Public Accountants, the Connecticut Society of Certified Public Accountants, and the California Society of Certified Public Accountants.

Conrad Lee Klein served as outside counsel to the Company starting in 1983 until 1994, when he joined the Company in his present capacity as Executive Vice President/Chief Business Affairs Officer. His duties involve major business matters and contracts. Mr. Klein also provides assistance to the Legal Department in transactional and litigation matters. Mr. Klein was appointed a director in May 2000, and is a Co-Trustee of the Mark Hughes Family Trust. Mr. Klein’s former professional activities involved serving as a Captain in the Air Force (Res.) JAG Department, Counsel to California’s State Labor Commissioner, California Deputy Attorney General, General Counsel for the California Horse Racing Board and Counsel to the California State Medical Board. Mr. Klein received a B.S. and a J.D. from New York University and an L.L.M. from the University of Southern California.

John Reynolds joined the Company in June 2000. He currently serves as Executive Vice President/Executive Business Advisor as well as Chairman of the Board of the Herbalife Family Foundation. Mr. Reynolds has been Chairman of the Board of Harris Steel & Copper Incorporated since 1996, and a director of Tatum Petroleum Corporation since 1986. Mr. Reynolds founded Keyline Sales Incorporated in 1974, a sales and marketing agency in the plumbing industry. Mr. Reynolds was President and CEO of Keyline from its inception to his departure in 1997. Mr. Reynolds is the father of the late Mark Hughes, founder and former CEO of the Company, and is a Co-Trustee of the Mark Hughes Family Trust.

Edward J. Hall, a certified public accountant, is an independent investor. From April 1995 through November 1998, he served as the Chief Financial Officer of Roth Capital Partners, LLC, an investment banking firm. He served in a similar capacity for H.J. Meyers & Co., Inc., an investment banking firm based in Beverly Hills, California, from March 1991 through March 1995. From 1988 through 1990, Mr. Hall was an Executive Vice President of Angeles Corporation, an investment management firm. Prior to joining Angeles Corporation, Mr. Hall was with Deloitte & Touche LLP, where he had been an audit partner since 1980. He received his B.A. and M.B.A. from the University of California at Los Angeles. Mr. Hall is a member of the American Institute of Certified Public Accountants and the California Society of Certified Public Accountants. Mr. Hall was elected a director of the Company in March 1992.

Christopher M. Miner is a partner in the business and financial advisory firm of Tech West Ventures, LLC, acting as principals and advisors for companies in the Internet and service provider sectors of the communications and software markets. From 1996 to 2001, Mr. Miner has acted as principal and maintained operating and director responsibilities in companies in the Internet, Communications and Healthcare areas. These companies included OhGolly.com, a web hosting and business services company, from August 2000 to February 2001, Wow! Laboratories, Inc. an oral health care company, from July 1996 to December 1998 where he served as Chief Financial Officer and Redfish Telemetrix, Inc., a telecommunications company, where from May 1997 to December 1999 he served as CEO and CFO. Mr. Miner co-founded Vis-a-Vis Communications, Inc. (formerly Workstation Technologies, Inc. ) in 1989, a developer of interactive communications software and hardware products. From 1989 to 1996 he served as CEO of Vis-a-Vis. Mr. Miner received his MBA from California State University in 1976 and his BA from the State University of New York in 1973. He was elected a director of the Company in March 1996.

Jeffrey L. Glassman joined Bel Air Investment Advisors LLC as Vice President in January 2002. From 1984 to 2002, Mr. Glassman was a principal in the law firm of Riordan & McKinzie, where he practiced law in the areas of tax planning and probate and trust administration. He represented numerous charitable organizations and a diverse group of corporate clients, whose activities include manufacturing, real estate development and farming. Mr. Glassman serves on the Board of Directors of several charitable organizations, such as Wallis

Foundation, University of Judaism, Big Brothers of Greater Los Angeles, and the Martin Luther King Legacy Association. He is on the Board of Governors of the UCLA Foundation, the Children’s Museum of Los Angeles, Venice Family Clinic, and Tel Aviv University. His involvement with civic organizations includes serving on the Board of Directors of Los Angeles Area Chamber of Commerce and Los Angeles Sports & Entertainment Commission. Mr. Glassman holds a Bachelor of Arts degree from the University of California at Los Angeles and a Juris Doctor degree, magna cum laude, from Loyola University of Los Angeles.

Douglas G. Sages recently joined the Company as Executive Vice President, Chief Administrative Officer and Chief Financial Officer in December of 2001. Mr. Sages, a certified public accountant, has an MBA in Information Technology from Iona College. He has senior management experience with consumer marketing, technology and Internet companies. From 1985 to 1998, Mr. Sages was Executive Vice President and CFO for the World Wrestling Federation Entertainment Co., and from 1998 to 1999, he was Executive Vice President and CFO for SEMX, and from 2000 to 2001, he was Executive Vice President and CFO at Bla-Bla.com, an Internet aggregator. Previously Mr. Sages held various financial and operational positions with CBS Inc. and with KPMG.

Brian L. Kane joined the Company in May 1993 as Vice President of European Operations. In 1995, Dr. Kane became a Senior Vice President-Worldwide Distribution and served in that position until June 2000, when he was appointed as Executive Vice President, Chief Operating Officer. Dr. Kane has a B.Sc. and a Ph.D. in Chemistry from Birmingham University in England, and is a Fellow of the Institute of Marketing (UK). Dr. Kane began his career with Proctor & Gamble and subsequently held senior management positions in health care and consumer products with Richardson-Vicks, Hobson plc and Bristol-Myers Squibb.

Carol Hannah joined the Company in November 1984 and currently holds the position of Executive Vice President, Sales. Ms. Hannah has served in various positions, with primary responsibilities in providing sales and training support for the Company’s independent distributors. In May 1996, she was promoted to Executive Vice President, Sales Operations and Distributor Services, holding that position until July 2000, when she was appointed to her current position. Prior to joining Herbalife, Ms. Hannah held management positions in the retail apparel and catalog industry.

Meetings and Committees of the Board of Directors

The Board of Directors held 18 meetings and acted by unanimous written consent on 11 occasions during the fiscal year ended December 31, 2001.

The Board has four standing committees: (1) the Audit Committee, established in March 1992; (2) the Compensation Committee, established in August 1991; (3) the Finance Committee, established in February 1994; and (4) the Internet Committee/Telecommunications Committee, established in May 1999.

The Audit Committee monitors the independence and performance of the Company’s independent auditors and the integrity of the Company’s reporting process and provides an avenue of communication among the independent auditors, management and the Board of Directors.

The Compensation Committee makes recommendations to the full Board of Directors regarding levels and types of compensation of the Company’s executive officers. In addition, the Compensation Committee administers the 1994 Performance-Based Annual Incentive Compensation Plan (the “1994 Plan”) and administers the Company’s Amended and Restated 1991 Stock Option Plan. See “Compensation of Directors and Executive Officers—Executive Compensation—Description of Benefit Plans.”

The Finance Committee reviews certain aspects of the cash management and treasury strategies of the Company.

The Internet/Telecommunication Committee was established to consider and evaluate the Company’s approach to utilizing the Internet and telecommunications as a venue for business.

In 2001, the Audit Committee, the Compensation Committee, the Finance Committee, and the Internet/Telecommunication Committee met and acted by unanimous written consent on 4 and 0, 9 and 4, 4 and 0, and 1 and 0 occasions, respectively. In 2001, all directors attended at least 75% of the aggregate number of Board and committee (on which he served) meetings held during the period of his service.

On February 15, 2002, the Board of Directors appointed Messrs. Hall, Miner, and Glassman to serve on a Special Committee in connection with the Merger transaction. Mr. Glassman was appointed Chairman of the Special Committee. Between February 15, 2002 and April 10, 2002, the Special Committee met 17 times.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Director Compensation

Each director who is not an officer or consultant of the Company receives $45,000 per year for his services as a director, plus (1) $5,000 per year for each committee of the Board on which he serves or (2) $10,000 if he serves as chairman of a committee. Each outside director serving on the board of directors of any of the foreign subsidiaries of the Company is paid fees of $2,500 annually for each foreign subsidiary board on which he serves. Directors who also are officers receive no separate compensation for their services as directors.

Each of the Directors is entitled to reimbursement for his individual medical and dental insurance plans and to participate in the Executive Life Insurance Plan.

In addition to their normal director fees, each of Messrs. Hall and Miner received $23,333 for special services performed for the Board during 2001. In addition to his normal director fee as the Chairman of the Internet/Telecommunication Committee, Mr. Miner received $35,000 in January 2001 for special services performed for such Committee during 2000.

See “Interests of Certain Persons in the Merger—Special Committee”.

Executive Compensation

Summary Compensation Table.    The following table sets forth the annual and long-term compensation of the Company’s Chief Executive Officer and certain of the most highly compensated executive officers of the Company (collectively, the “Named Executive Officers”) for the for the fiscal years ended December 31, 1999, 2000 and 2001.

					Long-Term Compensation
	Year	Annual Compensation			Awards		Payouts LTIP Payouts ($)	All Other Compensation ($)(3)
Name and Principal Position		Salary ($)	Bonus ($)(1)	Other Annual Compensation ($)(2)	Restricted Stock Award(s) ($)	Securities Underlying Options/ SARs (#)
Francis X. Tirelli (joined November 2001)	2001	$151,384	$150,000	$10,000	—	500,000	—	$1,477	(4)
President and Chief Executive Officer

Christopher Pair(5) (resigned October 2001)	2001	$825,253	$300,000	$150,000	—	—	—	$4,831,226	(6)
Former President and Chief	2000	$1,000,000	$1,588,600	$180,000	—	—	—	$517,859
Executive Officer	1999	1,000,000	1,838,000	115,000	—	129,439	—	406,295

Robert A. Sandler(7)	2001	$860,000	$792,000	$60,000	—	—	—	$259,654	(8)
Executive Vice President	2000	$860,000	$531,000	$60,000	—	—	—	$192,440
and General Counsel	1999	800,000	643,998	60,000	—	—	—	140,875

Douglas G. Sages (joined December 2001)	2001	$30,769	—	—	—	—	—	—
Executive Vice President, Chief Administrative Officer and Chief Financial Officer

Timothy Gerrity(9) (resigned December 2001)	2001	$752,500	—	$60,000	—	—	—	$3,341,102	(10)
Former Executive Vice President	2000	$752,500	$531,000	$60,000	—	—	—	$152,856
and Chief Financial Officer	1999	700,000	966,000	$60,000	—	—	—	$148,210

Brian Kane	2001	$700,000	$792,000	$60,000	—	—	—	$393,155	(11)
Executive Vice President,	2000	$546,875	$289,686	$60,000	—	—	—	$148,092
Chief Operating Officer	1999	$450,000	$100,000	$60,000	—	—	—	$74,290

Carol Hannah	2001	$752,500	$792,000	$60,000	—	—	—	$476,305	(12)
Executive Vice President—Sales	2000	$752,500	$568,625	$60,000	—	—	—	$135,294
	1999	700,000	450,000	60,000	—	—	—	117,567

(1)
The 2001, 2000 and 1999 amounts include bonuses earned under the 1994 Plan with the exception of the 2001 sign-on bonus for Francis X. Tirelli. See “—Description of Benefit Plans—1994 Performance-Based Annual Incentive Compensation Plan.”

(2)
Amounts shown represent payments for non-accountable expense reimbursement allowances and the aggregate of other payments or benefits that do not individually exceed 25% of the total perquisite or personal benefits for Messrs. Tirelli, Pair, Sandler, Gerrity, Kane and Ms. Hannah. For 2001, the amounts with respect to the non-accountable expense reimbursement allowances were $10,000, $150,000, $60,000, $60,000, $60,000 and $60,000 for Messrs. Tirelli, Pair, Sandler, Gerrity and Kane and Ms. Hannah, respectively.

(3)
For 2001, these amounts represent payments under the Executive Long Term Disability Plan, Executive Life Insurance Plan, the Supplemental Executive Retirement Plan, the Herbalife International Employees 401(k) Profit Sharing Plan and Trust, the Executive Medical Plan, the Deferred Compensation Plan, interest earned on the Deferred Compensation Plan in excess of 120% of the Federal long term rate, private use of a Company-owned car, housing allowance, vacation pay-out and separation payments.

(4)	Mr. Tirelli’s amount represents $247 from the Executive Long Term Disability Plan and $1,230 from the Executive Medical Plan.

(5)
For additional information regarding amounts paid to Mr. Pair under a separation and general release agreement between the Company and Mr. Pair, see “—Employment Contracts, Termination of Employment and Change in Control Arrangements.”

(6)
Mr. Pair’s amount includes $2,960 from the Executive Long Term Disability Plan, $205,318 from the Executive Life Insurance Plan, $1,152,957 from the Supplemental Executive Retirement Plan, $5,100 from the 401(k) Tax-Sheltered Savings Plan, $42,468 from the Executive Medical Plan, $169,231 from the Deferred Compensation Plan, $30,964 from interest earned on the Deferred Compensation Plan in excess of 120% of the federal long term rate, $543,945 from vacation pay-out, and $2,678,283 from a separation payment.

(7)
On May 17, 2002 the Company and Mr. Sandler entered into a Separation Agreement and General Release. For additional information regarding amounts to be paid to Mr. Sandler under a separation agreement and general release between the Company and Mr. Sandler, see “—Employment Contracts, Termination of Employment and Change in Control Arrangements.”

(8)
Mr. Sandler’s amount includes $2,960 from the Executive Long Term Disability Plan, $5,783 from the Executive Life Insurance Plan, $5,100 from the 401(k) Tax-Sheltered Savings Plan, $10,551 from the Executive Medical Plan, $129,000 from the Deferred Compensation Plan, $61,110 from interest earned on the Deferred Compensation Plan in excess of 120% of the federal long term rate, and $45,150 from vacation pay-out.

(9)
For additional information regarding amounts paid to Mr. Gerrity under a separation and general release agreement between the Company and Mr. Gerrity, see “—Employment Contracts, Termination of Employment and Change in Control Arrangements.”

(10)
Mr. Gerrity’s amount includes $2,960 from the Executive Long Term Disability Plan, $7,314 from the Executive Life Insurance Plan, $1,010,219 from the Supplemental Executive Retirement Plan, $5,100 from the 401(k) Tax-Sheltered Savings Plan, $16,907 from the Executive Medical Plan, $112,875 from the Deferred Compensation Plan, $124,453 from interest earned on the Deferred Compensation Plan in excess of 120% of the federal long term rate, $444,221 from vacation pay-out, and $1,617,053 from a separation payment.

(11)
Mr. Kane’s amount includes $2,960 from the Executive Long Term Disability Plan, $5,100 from the 401(k) Tax-Sheltered Savings Plan, $10,551 from the Executive Medical Plan, $109,038 from the Deferred Compensation Plan, $58,431 from interest earned on the Deferred Compensation Plan in excess of 120% of the federal long term rate, and $60,109 from vacation pay-out. Mr. Kane’s private use of a Company owned car and housing allowance in the amounts of $26,966 and $120,000, respectively, are also included in this figure.

(12)
Ms. Hannah’s amount includes $2,960 from the Executive Long Term Disability Plan, $4,930 from the Executive Life Insurance Plan, $5,100 from the 401(k) Tax-Sheltered Savings Plan, $10,551 from the Executive Medical Plan, $112,875 from the Deferred Compensation Plan, $102,229 from interest earned on the Deferred Compensation Plan in excess of 120% of the federal long term rate, and $237,660 from vacation pay-out.

Option Grants in Last Fiscal Year.    No stock appreciation rights (“SARs”) or options to purchase shares of Class A Common Stock (“Class A Stock Options”) were granted during the fiscal year ended December 31, 2001 to the Named Executive Officers. The following table contains information concerning options to purchase shares of Class B Common Stock (“Class B Stock Options”) granted in 2001 to each of the Named Executive Officers. The per share exercise price of all options described below represents the fair market value of the Company’s Common Stock on the grant date.

Individual Grants
Name	Number of Securities Underlying Options Granted	Percent of Total Options Granted to Employees in Fiscal Year	Exercise Price Per Share (1)	Expiration Date	Grant Date Present Value ($)(2)
Francis X. Tirelli
Class A	—	—	—	—	—
Class B	500,000	100%	$11.30	11/1/2011	$1,570,041

Christopher Pair
Class A	—	—	—	—	—
Class B	—	—	—	—	—

Robert A. Sandler
Class A	—	—	—	—	—
Class B	—	—	—	—	—

Douglas G. Sages
Class A	—	—	—	—	—
Class B	—	—	—	—	—

Timothy Gerrity
Class A	—	—	—	—	—
Class B	—	—	—	—	—

Brian L. Kane
Class A	—	—	—	—	—
Class B	—	—	—	—	—

Carol Hannah
Class A	—	—	—	—	—
Class B	—	—	—	—	—

(1)	Represents the closing price of the Common Stock on The Nasdaq National Market on the date of grant.
(2)
In accordance with the rules of the Commission, the Company used the Black Scholes option pricing model to estimate the grant date present value of the options set forth in this table. Herbalife cannot predict or estimate the future price of the Company’s Common Stock, and no option pricing model, including the Black Scholes model, can accurately determine the value of an option. Accordingly, Herbalife cannot assure stockholders that the value realized by an officer, if any, will be at or near the value estimated in accordance with the Black Scholes model. The assumptions that the Company used for the valuation include: 56.67% price volatility; 2.92% risk free rate of return; 6.5% dividend yield and options exercise averaging 3.0 year term. Herbalife did not make any adjustment for non-transferability or risk of forfeiture.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values.    The following table sets forth information with respect to: (1) shares of Common Stock acquired upon exercise of Class A Stock Options and Class B Stock Options in 2001 and (2) unexercised options to purchase shares of Class A Common Stock or Class B Common Stock that were granted in prior years.

	Shares Acquired on Exercise (#)	Value Realized ($)	Securities Underlying Unexercised Options at Fiscal Year-End(#)		Value of Unexercised In-the-Money Options at Fiscal Year-End ($)(1)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Francis X. Tirelli
Class A	—	—	—	—	—	—
Class B	—	—	13,889	486,111	$26,250	$918,750

Christopher Pair
Class A	84,857	$468,835	—	—	—	—
Class B	25,000	$150,000	365,492	79,624	$2,140,577	$522,732

Robert A. Sandler
Class A	—	—	57,771	5,875	$359,336	$36,543
Class B	—	—	133,166	23,501	$874,235	$154,284

Douglas G. Sages
Class A	—	—	—	—	—	—
Class B	—	—	—	—	—	—

Timothy Gerrity
Class A	—	—	81,666	3,334	$516,556	$20,737
Class B	—	—	223,333	46,667	$1,466,181	$306,369

Brian Kane
Class A	—	—	31,250	1,667	$202,709	$10,369
Class B	—	—	68,000	3,334	$446,420	$21,888

Carol Hannah
Class A	11,667	$116,087	82,300	3,334	$516,729	$20,737
Class B	23,333	$216,764	216,999	46,667	$1,424,598	$306,369

(1)	Represents the difference between the market price of Common Stock on December 31, 2001 and the exercise price of the options.

Description of B enefit Plans

1994 Performance-Based Annual Incentive Compensation Plan.    The purpose of the 1994 Plan is to provide additional compensation as an incentive to certain key executives and consultants to attain specified performance objectives of the Company and its subsidiary and affiliated corporations and to ensure the continued availability of their full-time or part-time services to the Company. Specifically, the individuals entitled to participate in the 1994 Plan are those executive officers and consultants of the Company determined by the committee administering the 1994 Plan.

The 1994 Plan was adopted in 1994 and amended and restated in 1996 and 1997; each such amendment was approved by the Company’s stockholders. The 1994 Plan was further amended by the Board in 1999. The Plan was amended, restated and approved in 2001.

The 1994 Plan is administered by the Compensation Committee (the “Compensation Committee”), which consists of two or more Board members who are “outside directors” under Section 162(m) of the Code and “non-employee directors” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended.

The amount of an available award to a participant or the aggregate amount of available awards to all participants for each award period is determined based upon an objective computation (the “Formula”) of the actual performance of the Company relative to pre-established performance goals. The performance goal or goals included in the Formula for each award period are selected by the Compensation Committee from among the following performance measures: level of retail sales (in the aggregate or for a particular category or categories of retail sales); net cash flow; net income; operating income; earnings per share; return on sales; reduction in expenditure levels for a particular category or categories of expenses versus a prior period; return on total capital; return on equity; and increase in the Common Stock price over a specified time period.

The Compensation Committee determines the performance measure or measures, the performance goal or goals and all computations included within each Formula, each of which may be different for different award periods or for different participants within a single award period. The Compensation Committee does not have the discretion to increase any award to an amount in excess of that determined in accordance with the 1994 Plan and the Formula applicable to a particular award period. However, the Compensation Committee, may, in its discretion, (a) designate in advance a maximum dollar award for any award period with respect to any participant, and/or (b) designate in advance that certain other incentive award payments (under the 1994 Plan or otherwise) made to a participant will be deducted from award amounts otherwise earned under the 1994 Plan and/or (c) decrease any award under the 1994 Plan. Notwithstanding anything in the 1994 Plan to the contrary, no participant is entitled to earn in excess of $10 million under the 1994 Plan with respect to any single calendar year.

Award periods under the 1994 Plan may be quarters, calendar years or such other periods as the Compensation Committee may designate. The Compensation Committee designates all award periods, performance measures, performance goals and other aspects of each Formula. The Compensation Committee must designate all performance measures, performance goals and other aspects of each Formula not later than the date on which 25% of the award period has elapsed. In no case, however, can the Compensation Committee make such a designation later than 90 days after the beginning of an award period.

To be entitled to receive a full award with respect to an award period, a participant must generally continue to be employed by the Company or rendering services to the Company on the last day of the award period. If a participant’s employment with the Company terminates during an award period, he will generally receive a prorated award based upon satisfaction of performance goals for the entire award period, with the proration formula to be set by the Compensation Committee in its discretion when it sets the performance goals for the performance period. The proration formula may provide, however, that if a participant dies or becomes disabled during an award period, he or his designated beneficiaries will receive the entire amount of the award he would have received if he had continued in employment until the end of the award period and the performance goals had been satisfied.

No award can be paid (except in the case of a participant’s death or disability) unless the Compensation Committee certifies that the objective performance goal or goals for the award have been satisfied and that the amount of the award is no greater than that dictated by the Formula for the applicable award period. The Compensation Committee makes such determinations by means of written resolutions of the Compensation Committee that are maintained in the records of the Company.

Awards pursuant to the 1994 Plan may be made, at the discretion of the Compensation Committee, in cash, through the issuance of shares of Class A Common Stock or Class B Common Stock, or through a combination of any of the foregoing methods. The total number of shares of Common Stock that may be issued under the 1994 Plan in any fiscal year of the Company, and the total number of shares of Common Stock that may be issued under the 1994 Plan in any fiscal year of the Company to any single participant, may not exceed 5% of the number of issued and outstanding shares of Common Stock at the beginning of the prior fiscal year.

Awards under the 1994 Plan are subject to withholding for applicable employment and income taxes. The Compensation Committee may, in its discretion and subject to the consent of each affected participant, approve the advance of all or a portion of a target cash award to a participant prior to the conclusion of an award period. Each such advance, if made, is a full recourse obligation of the participant and bears interest from the date of the advance until repaid or deemed earned at the applicable Federal rate (as specified in the 1994 Plan) for loans of comparable term. Each such advance is evidenced by a promissory note executed by the participant and delivered to the Company.

The 1994 Plan will continue in place until terminated by the Board of Directors. The Board of Directors may from time to time amend, suspend or terminate, in whole or in part, any or all of the provisions of the 1994 Plan; provided, however, that no such action will adversely affect the right of any participant with respect to (a) any award to which he or she may have become entitled under the 1994 Plan prior to the effective date of such amendment, suspension or termination, or (b) any award period that commenced prior to the taking of such action by the Board.

1991 Option Plan.    The purpose of the Amended and Restated 1991 Stock Option Plan (the “Option Plan”) is to secure for the Company and its stockholders the benefits arising from stock ownership by key employees, directors, consultants and other persons selected by the Compensation Committee, which administers the Option Plan. As of December 31, 2001, approximately 150 persons were eligible to participate in the Option Plan.

The Option Plan was amended and restated in 1996. The amendment and restatement of the Option Plan was approved by the Company’s stockholders at the Company’s 1996 Annual Meeting. This Plan expires on March 8, 2006.

Options granted under the Option Plan may be designated as (1) “incentive stock options” for federal income tax purposes or (2) options that are not qualified for this treatment, or “non-qualified stock options.” All options granted under the Option Plan are non-transferable (except that limited estate planning and similar transfers of non-qualified stock options are permitted) and are exercisable in installments determined by the Compensation Committee, except that each option is to be exercisable in minimum annual installments of 20% commencing with the first anniversary of the option’s grant date. Each option granted has a term specified in the option agreement, but all options expire no later than ten years from the date of grant. Incentive stock options granted to a person holding more than 10% of the total voting power of capital stock must expire within five years from the date of grant.

In the case of incentive stock options, the exercise price must be at least equal to 100% of the fair market value of the Company’s Common Stock on the date the option is granted. The exercise price for incentive stock option grants to a person holding more than 10% of the total voting power of capital stock must equal 110% of the fair market value of the Company’s Common Stock. The exercise price of a non-qualified option need not be equal to the fair market value of the Company’s Common Stock at the date of grant, but may be granted with any exercise price that is not less than 85% of fair market value at the time the option is granted, as the Compensation Committee may determine.

Deferred Compensation Plans.    The Company maintains two deferred compensation plans for select groups of management or highly compensated employees: (1) the Herbalife Management Deferred Compensation Plan, effective January 1, 1996 (the “Management Plan”), which is applicable to directors and vice presidents; and (2) the Herbalife Senior Executive Compensation Plan, effective January 1, 1996 (the “Senior Executive Plan”), which is applicable to eligible employees at the rank of Senior Vice President and higher. The Management Plan and the Senior Executive Plan are referred to below as the “Deferred Compensation Plans.” The Deferred Compensation Plans were amended and restated effective January 1, 2001.

The Deferred Compensation Plans are unfunded and their benefits are paid from general assets of the Company, except that the Company has contributed amounts to a “rabbi trust” whose assets will be used to pay benefits if the Company remains solvent, but can be reached by creditors of the Company if the Company becomes insolvent. The Deferred Compensation Plans allow eligible employees, who are selected by the administrative committee that manages and administers the plans (the “Deferred Compensation Committee”), to elect annually to defer up to 50% of their annual base salary and up to 100% of their annual bonus for each calendar year (the “Annual Deferral Amount”). The Company makes matching contributions on behalf of each participant in the Senior Executive Plan (“Herbalife Matching Contributions”). Before January 1, 2002, the Herbalife Matching Contributions were 100% of the amount deferred by each participant from the participant’s annual base salary, up to (1) 15% of the participant’s annual base salary in the case of a participant who was an Executive Vice President, (2) 12.5% of the participant’s annual base salary in the case of a participant who was a Senior Vice President, and (3) 10% (or such greater percentage, not to exceed 15% that the Deferred Compensation Committee may have determined in the case of any particular participant) of the participant’s annual base salary in the case of any other participant. Furthermore, the Compensation Committee could designate any participant to receive an Herbalife Matching Contribution of 20% of his or her annual base salary if the Annual Deferral Amount of such designated participant equaled or exceeded 10% of such designated participant’s annual base salary. The Compensation Committee designated Mr. Pair to receive the enhanced Herbalife Matching Contributions. In connection with a separation and general release agreement between Mr. Pair and the Company, Mr. Pair received a payment under the Deferred Compensation Plan and, as a result, is not entitled to any further payments under this plan. For more information regarding payments made to Mr. Pair under this separation and general release agreement, see “—Employment Contracts, Termination of Employment and Change in Control Arrangements.” Effective January 1, 2002, the Senior Executive Plan was amended to provide that the amount of the Herbalife Matching Contribution is to be determined by the Company in its discretion.

For 2002, the Company is making matching contributions on behalf of each participant in the Senior Executive Plan (“Herbalife Matching Contributions”) of 100% of the amount deferred by each participant from the participant’s annual base salary, up to 7.5% of the participant’s annual base salary. In connection with the separation and general release agreements between Mr. Pair and the Company and Mr. Gerrity and the Company, Mr. Pair and Mr. Gerrity each received a payment under the Deferred Compensation Plan and, as a result, are not entitled to any further payments under this plan. For more information regarding payments made to Messrs. Pair and Gerrity under these separation and general release agreements, see “—Employment Contracts, Termination of Employment and Change in Control Arrangements.”

Each participant in a Deferred Compensation Plan may determine how his or her Annual Deferral Amount and Herbalife Matching Contributions (if any) will be deemed to be invested by choosing among several investment funds or indices designated by the Deferred Compensation Committee. The Deferred Compensation Plans, however, do not require the Company to actually acquire or hold any investment fund or other assets to fund the Deferred Compensation Plans. The entire interest of each participant in a Deferred Compensation Plan is always fully vested and nonforfeitable. In connection with a participant’s election to defer an Annual Deferral Amount, the participant may also elect to receive a short-term payout, equal to the Annual Deferral Amount and the Herbalife Matching Contributions attributable thereto plus earnings and payable two or more years from the first day of the year in which the Annual Deferral Amount is actually deferred. Subject to the short term payout provision and specified exceptions for unforeseeable financial emergencies, a participant may not withdraw, without incurring a ten percent (10%) withdrawal penalty, all or any portion of his or her account under the Deferred Compensation Plans prior to the date that such participant either (1) is determined by the Deferred Compensation Committee to have incurred permanent and total disability or (2) dies or otherwise terminates employment with the Company.

Retirement Plan.    The Company adopted, effective September 1997, a Supplemental Executive Retirement Plan (the “Retirement Plan”) providing retirement benefits for a select group of management and highly compensated employees. The Retirement Plan was amended in October 2000. The Retirement Plan is unfunded and its benefits are paid from general assets of the Company, except that the Company has contributed amounts to a “rabbi trust” whose assets will be used to pay benefits if the Company remains solvent, but can be reached by creditors of the Company if the Company becomes insolvent. The normal retirement benefit under the Retirement Plan is 60 quarterly installment payments commencing at age 65, each of which equals one-quarter of 2.00% of “compensation” times the number of years of service, up to 20 years. The term “compensation” for this purpose means the average yearly base compensation of the five calendar years within the last 10 years of employment that would yield the highest average. A participant may elect at any time to receive a lump sum equal to 90% of the actuarial equivalent of his or her vested benefits under the Retirement Plan, in which case the participant will forfeit his or her remaining benefits under such plan and cease to participate in such plan.

A participant who reaches the “early retirement date” may choose to retire and to receive an early retirement benefit equal to the normal retirement benefit. A participant who becomes disabled will receive a benefit equal to his normal retirement benefit. A participant generally reaches his or her early retirement date when he or she completes 10 years participation in the plan and reaches age 55. Under the Retirement Plan, the Company may, in its discretion, credit a participant with additional years of service as of a participant’s date of hire or date of participation in the Retirement Plan. An employee whose employment with the Company terminates before he or she reaches his or her early retirement date will receive the actuarial equivalent of his or her vested benefits paid in a lump sum within 90 days of the termination. A participant becomes fully vested in his or her interest in the Retirement Plan on his or her normal or early retirement date, death, or disability. If a participant’s employment is terminated for cause, the Company has the discretion to reduce his or her vested benefit to zero. In all other cases, the Company determines a participant’s vested interest as follows:

Years of Participation in Plan	Vested Percentage
less than 5	0%
5	20
6	40
7	60
8	80
9	100

The administrator of the Retirement Plan has the discretion to credit a participant with additional years of service as of his or her commencement of participation in the Retirement Plan.

For illustration purposes only, the following table provides examples of the annual benefit payable under the Retirement Plan beginning at age 65.

	Years of Service
Compensation	15	20	25	30	35
$ 125,000	$37,500	$50,000	$50,000	$50,000	$50,000
150,000	45,000	60,000	60,000	60,000	60,000
175,000	52,500	70,000	70,000	70,000	70,000
200,000	60,000	80,000	80,000	80,000	80,000
225,000	67,500	90,000	90,000	90,000	90,000
250,000	75,000	100,000	100,000	100,000	100,000
275,000	82,500	110,000	110,000	110,000	110,000
300,000	90,000	120,000	120,000	120,000	120,000
400,000	120,000	160,000	160,000	160,000	160,000
500,000	150,000	200,000	200,000	200,000	200,000
600,000	180,000	240,000	240,000	240,000	240,000
700,000	210,000	280,000	280,000	280,000	280,000
800,000	240,000	320,000	320,000	320,000	320,000
900,000	270,000	360,000	360,000	360,000	360,000
1,000,000	300,000	400,000	400,000	400,000	400,000
1,100,000	330,000	440,000	440,000	440,000	440,000
1,200,000	360,000	480,000	480,000	480,000	480,000

Messrs. Tirelli, Sages, Sandler and Kane and Ms. Hannah have 0, 0, 5, 8 and 17 years of participation, respectively. “Compensation” covered by the Retirement Plan is equal to the amounts set forth in “Summary Compensation Table” under the heading “Salary.” In connection with separation and general release agreements between the Company and Messrs. Pair and Gerrity, Messrs. Pair and Gerrity each received a payment under the Retirement Plan and, as a result, are not entitled to any further payments under this plan. For more information regarding payments made to Messrs. Pair and Gerrity under these separation and general release agreements, see “—Employment Contracts, Termination of Employment and Change in Control Arrangements.”

401(k) Profit Sharing Plan.    The Company maintains a tax-qualified profit sharing plan pursuant to Sections 401(a) and 401(k) of the Code (the “401(k) Plan”). The 401(k) Plan allows any eligible employee, including specified common-law employees, to contribute each pay period from 2% to 17% of the employee’s earnings (but not in excess of $11,000 per year, as adjusted after 2002) or $12,000 in the case of those participants over 50 years of age for investment in mutual funds held by the 401(k) Plan’s trust. The Company makes contributions to the 401(k) Plan in an amount equal to 3% of the earnings of each employee who elects to defer 2% or more of his or her earnings. The 401(k) Plan also imposes restrictions on the aggregate amount that may be contributed by higher-paid employees in relation to the amount contributed by the remaining employees. A participating employee is fully vested at all times in his or her contributions and in the trust fund’s earnings attributable to his or her contributions. The employee has no vested interest in the Company’s contributions and earnings of the trust fund attributable to the Company’s contributions until he or she completes three years of service with the Company, and the employee is not fully vested in the Company’s contributions and earnings of the trust fund attributable to the Company’s contributions until he or she has completed five years of service with the Company. To comply with changes in the law, the Plan will be amended, effective January 1, 2002, to provide that an employee is 20% vested after two years of service, and 40% vested after three years of service. However, an employee becomes fully vested in the Company’s contributions and earnings of the trust fund attributable to the Company’s contributions (1) upon the employee’s death, (2) upon the employee’s disability, or (3) upon the employee reaching the 401(k) Plan’s normal retirement age, which is the latter of age 65 and the completion of five years of service with the Company. An employee may not withdraw all or any portion of his or her account prior to the date that the employee either (1) incurs a hardship or (2) terminates employment with the Company.

Executive Medical Plan.    The Executive Medical Plan is an insured hospital and medical reimbursement plan covering executives and key employees and their dependents during the executive or employee’s employment by the Company. The Executive Medical Plan provides coverage of medical expenses incurred beyond the Company’s basic plan. For the fiscal year ended December 31, 2001, the Executive Medical Plan’s cost to the Company was approximately $92,258.

Executive Long-Term Disability Plan.    The Executive Long-Term Disability Plan is an insured disability plan covering executives and key employees. It provides for extended disability insurance for its participants with premiums paid by the Company. For the fiscal year ended December 31, 2001, the Executive Long-Term Disability Plan’s cost to the Company was approximately $15,047.

Executive Life Insurance Plan.    The Executive Life Insurance Plan covers executives and key employees and provides for life insurance benefits in excess of those available under the Company’s basic plan. Premiums are paid by the Company. For the fiscal year ended December 31, 2001, the Executive Life Insurance Plan’s cost to the Company was approximately $223,346.

Employment Contracts, Termination of Employment and Change in Control Arrangements.

Effective as of June 29, 2000, the Company adopted the Herbalife International, Inc. Senior Executive Change in Control Plan (the “Change in Control Plan”). Eligible employees (each an “Eligible Employee” and, collectively, the “Eligible Employees”) are senior executives designated by the Board of Directors. The Named Executive Officers who are currently Eligible Employees are Mr. Kane and Ms. Hannah.

Under the Change in Control Plan, in the event of a Change in Control (as defined in the Change of Control Plan), each Eligible Employee is entitled to receive a severance payment (a “Change in Control Payment”) equal to three times such Eligible Employee’s compensation. Compensation is defined as the Eligible Employee’s annual base salary in effect immediately prior to the Change in Control plus an amount equal to his or her cash bonus received in the last full fiscal year prior to the Change in Control. The Change in Control Payment will be reduced to the extent the Company is required to make severance payments to the Eligible Employee under Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101 et seq. or other severance arrangements between the Eligible Employee and the Company. The Change in Control Payment will also be reduced to the extent necessary to preserve the Company’s deduction for the Change in Control Payment under Section 280G of the Code, and to prevent the Eligible Employee from being subject to an excise tax on the Change in Control Payment under Section 4999 of the Code. Each Eligible Employee is also entitled to receive health benefits coverage for a period up to three years following his or her termination of employment.

In consideration of the Change in Control Payment, each Eligible Employee is required to agree (1) to enter into a Separation and General Release Agreement with the Company, (2) not to use or disclose Confidential Information of the Company (as defined in the Change in Control Plan), and (3) not to solicit employees and distributors of the Company for a two-year period.

Pursuant to the Change in Control Plan, upon consummation of the Merger, Messrs. Kane and Klein, and Ms. Hannah each will be entitled to receive Change in Control Payments, if any, as further described in “Interests of Certain Persons in the Merger—Arrangements with Continuing Management—Change in Control Plan.”

Executive Retention Plan.    Effective as of March 15, 2001, the Company adopted the Herbalife 2001 Executive Retention Plan (the “Executive Retention Plan”). The purpose of the Executive Retention Plan is to provide financial incentives for a select group of management and highly compensated employees of the Company and its subsidiaries to continue to provide services to the Company and its subsidiaries during the critical period immediately before and immediately after certain Change in Control events. The participants in the Executive Retention Plan are a select group of management and highly compensated employees who are designated by the administrative committee of the Executive Retention Plan (the “Administrative Committee”). The Administrative Committee is appointed by the Company’s Board. At present, the Committee has designated Messrs. Sandler and Kane and Ms. Hannah and eight other senior executives to participate in the Executive Retention Plan.

A participant becomes eligible to receive a benefit under the Executive Retention Plan if he or she is employed by the Company or its subsidiaries 90 days before a “Change in Control” occurs, and either (a) stays employed by the Company or its subsidiaries during the period beginning 90 days before the Change in Control occurs and ending six months after the Change in Control occurs, or (b) dies, retires, becomes disabled or has his or her employment involuntarily terminated, during the period beginning 90 days before the Change in Control occurs and ending six months after the Change in Control occurs. For purposes of the Executive Retention Plan, a “Change in Control” includes (i) the acquisition by any person or group (excluding the Estate of Mark Hughes, the Mark Hughes Family Trust, or any persons or entities who receive distributions of securities of the Company from such estate or trust) of more than 50% of the combined voting power of the Company, (ii) the ceasing of the existing directors as of the Company’s 2000 annual stockholders meeting to constitute more than 50% of the number of authorized directors of the Company, except to the extent that new directors were approved by a vote of at least 50% of the existing directors, (iii) a merger, consolidation, or reorganization of the Company, or a sale or other disposition of all or substantially all of the Company’s assets, if, as a result of such a transaction, the persons who were stockholders of the Company immediately before the transaction do not own at least 50% of the combined voting power of the entities surviving or resulting from such transaction, or of the purchaser of such assets, (iv) the filing of a bankruptcy petition by or against the Company, the making by the Company of a general assignment for the benefit of creditors, or the appointment on behalf of the Company of a receiver, liquidator, trustee, or similar person. A transaction described in clauses (i), (ii), or (iii) of the preceding sentence, however, shall not constitute a “Change in Control” if, in connection with the transaction, the Company’s Board of Directors terminates the Company’s Share Purchase Rights Plan, amends the Share Purchase Rights Plan to exempt the transaction from the application of the Share Purchase Rights Plan, or redeems the rights issued under the Share Purchase Rights Plan. As a result, any Change of Control transaction described in clauses (i)-(iii) above that is negotiated with or approved by the Board will generally not result in the payment of any benefits pursuant to the Executive Retention Plan. On April 10, 2002, the Company’s Board of Directors amended the Share Purchase Rights Plan so that the proposed Merger with and into WH Acquisition shall not be deemed to be a Change in Control under the Executive Retention Plan. Thus, the proposed Merger, if consummated, will not result in the payment of any benefits pursuant to the Executive Retention Plan.

The Company has established the Herbalife 2001 Executive Retention Trust to provide benefits under the Executive Retention Plan. The Executive Retention Trust is an irrevocable trust established with an institutional trustee. The Administrative Committee of the Executive Retention Plan will establish an individual account in the Executive Retention Trust for each participant in the Executive Retention Plan. Until the occurrence of a Change in Control, the Administrative Committee will control the investment of the assets in the Executive Retention Trust, and will determine the allocation of the assets of the Executive Retention Trust to the individual accounts of participants. Each participant who qualifies for a benefit under the Executive Retention Plan will receive a lump sum benefit equal to the dollar amount in his or her individual account in the Executive Retention Trust. The benefit shall be paid within 90 days after the participant qualifies for the benefit. If a participant’s employment with the Company or its subsidiaries terminates before the participant qualifies for a benefit under the Executive Retention Plan, the participant’s account in the Executive Retention Trust will revert to the Company. A participant’s benefit under the Executive Retention Plan will be reduced, however, if the reduction is necessary to maximize the amount that the participant would retain after payment of federal and state income taxes and excise taxes under Section 4999 of the Code. As of March 31, 2002, the value of the assets in the Executive Retention Trust was $7,165,000.

Employment Contracts.    The Company has entered into executive employment agreements (each, an “Employment Agreement”) with each of the following Named Executive Officers: Francis X. Tirelli, Brian L. Kane and Carol Hannah (the “Executive Officers”). The Employment Agreements with Mr. Kane and

Ms. Hannah became effective as of August 20, 2000. The Employment Agreement with Mr. Tirelli became effective November 1, 2001. The Employment Agreements for each of Mr. Kane and Ms. Hannah are for a three year term. The Employment Agreement for Mr. Tirelli is for a one year term.

Under the terms of each Employment Agreement, in addition to his or her annual salary, each Executive Officer is entitled to participate in incentive compensation plans on the same basis as other comparable level executives. Each Executive Officer is also entitled to certain other benefits paid for by the Company, including, among other things, an automobile allowance (beginning January 1, 2002, the automobile allowance became part of each Executive Officer’s base pay) and participation in various benefit plans.

Under the terms of each Employment Agreement, if, at any time during the term of the Employment Agreement, (1) the Company terminates the executive’s employment without Cause (as defined in such agreement) or (2) the executive terminates his or her employment for Good Reason (as defined in such agreement), the Company must pay the executive (in addition to all accrued base salary, bonus, benefits and other amounts the executive is entitled to) base salary and target bonus for the balance of the Term (as defined in the Agreement) plus one additional year of base salary and target bonus. The executive is also entitled to receive all other benefits for a period of two years following the termination. If the executive (1) dies or (2) becomes disabled at any time during the term of the Employment Agreement, upon the Death or Disability of the executive (as defined in such agreement), the Company must pay the executive or his or her beneficiaries or estate (in addition to all accrued base salary, bonus, benefits and other amounts the executive is entitled to) executive’s base salary and target bonus for the balance of the year plus one additional year of base salary and target bonus.

In the event the executive’s employment is terminated by the Company without Cause, all stock option entitlements and agreements shall continue in full force and effect and stock options shall vest pursuant to the executive’s vesting schedules as if the executive’s employment had not been terminated. In the event of the executive’s termination for any other reason, all unvested options will terminate upon the effective date of such termination.

Mr. Tirelli is engaged as President and Chief Executive Officer of the Company. For his services, Mr. Tirelli is entitled to receive an annual salary of $960,000. Mr. Kane is engaged as Executive Vice President and Chief Operating Officer of the Company. For his services, Mr. Kane is entitled to receive an annual salary of $760,000. Ms. Hannah is engaged as Executive Vice President—Sales of the Company. For her services, Ms. Hannah is entitled to receive an annual salary of $812,500. Mr. Sandler is entitled under his employment agreement to receive an annual salary of $860,000. As noted above, on May 17, 2002 the Company and Mr. Sandler entered into a Separation Agreement and General Release.

The Company also entered into an at-will employment agreement with Douglas G. Sages on December 5, 2001 (the “Sages Employment Agreement”). Under the terms of this agreement, the Company agreed to pay certain moving and relocation expenses. In addition, under the terms of the Sages Employment Agreement, if the Company terminates Mr. Sages without Cause, the Company must pay Mr. Sages (in addition to all accrued base salary, bonus, benefits and other amounts he is entitled to) one additional year of base salary and target bonus. Mr. Sages is also entitled to receive all other benefits for a period of one year following the termination, as well as the use of senior executive outplacement services until a mutually acceptable replacement position is obtained for him. Under the terms of the Sages Employment Agreement, Mr. Sages is also entitled to participate in incentive compensation plans and receive certain other benefits.

Mr. Sages is engaged as Executive Vice President, Chief Administrative Officer and Chief Financial Officer of the Company. For his services, Mr. Sages is entitled to receive an annual salary of $500,000.

Termination of Employment.    The Company has entered into Separation and General Release Agreements with each of Christopher Pair and Timothy Gerrity. The Separation and General Release Agreement with Mr. Pair (the “Pair Separation Agreement”) became effective on October 19, 2001 and the Separation and

General Release Agreement with Mr. Gerrity (the “Gerrity Separation Agreement”) became effective on December 31, 2001.

Under the Pair Separation Agreement, Mr. Pair is entitled to (1) a payment of $547,975, which was paid to him on October 22, 2001, (2) a payment of $1,140,000, which was paid to him on October 22, 2001, (3) eight separate quarterly payments, each in the amount of $201,500, which commenced on November 1, 2001, and (4) a final payment of $248,000, to be paid simultaneously with the last quarterly payment of $201,500. In addition, under this agreement, the Company paid Mr. Pair the $1,152,957 he was entitled to under the Retirement Plan, as well as the $1,639,645 he was entitled to under the Company’s Senior Executive Deferred Compensation Plan. All payments made to Mr. Pair under this agreement are to be made less applicable withholding requirements. The Pair Separation Agreement further provides that Mr. Pair is entitled to exercise his vested stock options for 90 days following the date of such agreement and that his unvested options will continue to be outstanding until September 1, 2002 and will accelerate under certain circumstances. Under this agreement, Mr. Pair transferred all of his interests in Herbalife of Japan K.K. (“Herbalife of Japan”) to the Company.

Under the Gerrity Separation Agreement, Mr. Gerrity is entitled to (1) a payment of $381,443, which was paid to him on January 2, 2002 and (2) four separate quarterly payments, each in the amount of $400,000, commencing on June 30, 2002. In addition, under this agreement, the Company paid Mr. Gerrity the $1,010,219 he was entitled to under the Retirement Plan, as well as the $3,052,169 he was entitled to under the Company’s Senior Executive Deferred Compensation Plan. All payments made to Mr. Gerrity under this agreement are to be made less applicable withholding requirements. The Gerrity Separation Agreement further provides Mr. Gerrity is entitled to exercise his vested stock options for 90 days following the date of such agreement and that his unvested options will continue to be outstanding until December 31, 2002 and will accelerate under certain circumstances. Under this agreement, Mr. Gerrity transferred all of his interests in Herbalife of Japan to the Company.

On May 17, 2002, the Company and Mr. Sandler entered into a Separation Agreement and General Release (the “Separation Agreement”) whereby Mr. Sandler agreed to resign his employment with the Company as of such date. Pursuant to the Separation Agreement, Mr. Sandler was entitled to receive the following payments: (1) $2,622,500, for severance less applicable tax withholdings, (2) $113,174 under the Retirement Plan, less applicable tax withholdings, (3) $1,908,565 under the Deferred Compensation Plan, less applicable tax withholdings, and (4) $176,924 payout of accrued, unused vacation, less applicable tax withholdings.

On May 20, 2002 the Company and Mr. Sandler entered into an Agreement for Retention of Legal Services whereby Mr. Sandler will be retained as an independent contractor for a 36-month period beginning May 20, 2002. Under the agreement, Mr. Sandler will provide the Company with legal advice and perform such legal services as the Company may request from time to time. In consideration for the legal services to be provided by Mr. Sandler, the Company will pay Mr. Sandler a total consulting fee of $1,008,000.

Compensation Committee Interlocks and Insider Participation.    During 2001, the Compensation Committee consisted of Messrs. Edward Hall, Christopher Miner, and Jeffrey Glassman and Frank Tirelli. On November 20, 2001, Mr. Tirelli resigned from the Compensation Committee.

Compensation Committee Report

The Company’s executive compensation programs are administered by the Compensation Committee and, to the extent summarized below, the Company’s Chief Executive Officer.

The compensation policy of the Company is designed to motivate the overall success of the Company by:

•	Attracting, retaining and rewarding highly qualified and productive individuals;

•	Delivering a significant portion of compensation through performance-based incentives;

•	Directly relating incentive compensation to overall Company and individual performance; and

•	Encouraging executive stock ownership to align the interests of management with those of stockholders.

Base Salary and Annual Incentive Compensation

Mr. Tirelli’s base salary was established through negotiations between him and the Compensation Committee. See the Summary Compensation Table under “Compensation of Directors and Executive Officers— Executive Compensation.” Base salaries for each of the other Named Executive Officers were established through negotiations between Mr. Tirelli’s predecessor or, in the case of Mr. Sages, Mr. Tirelli and each such Named Executive Officer. See “—Employment Contracts, Termination of Employment and Change in Control Arrangements.”

Mr. Pair’s annual salary and target incentive compensation for 2001 was established under a new employment agreement entered into in 2000, including an incentive compensation arrangement consistent with prior years. In setting Mr. Tirelli’s annual salary for 2001, and awarding him a sign-on bonus of $150,000, which bonus was paid to him on January 2, 2002, the Compensation Committee considered Mr. Tirelli’s many years of expertise as a senior financial executive and his knowledge of and experience with respect to the Company’s business. Because Mr. Tirelli’s employment with the Company did not begin until November 1, 2001, the Compensation Committee did not award him target incentive compensation for 2001.

During 2001, the Compensation Committee utilized an earnings per share formula to establish target awards under the 1994 Plan for all participants. With respect to Mr. Pair, in addition to the earnings per share formula, the Compensation Committee utilized sales-based formulas. All awards under the 1994 Plan were subject to maximum award amounts in the case of each participant and the discretionary authority of the Compensation Committee to reduce awards in the case of certain Named Executive Officers. See “—Description of Benefit Plans—1994 Performance-Based Annual Incentive Compensation Plan.” The Company met the earnings per share and sales thresholds for 2001 and, as a result, bonuses were earned by all Named Executive Officers who were participants in the 1994 Plan for the past fiscal year, with the exception of Messrs. Pair and Gerrity, whose employment relationships with the Company terminated during 2001.

Long-Term Incentive Plans

Executives of the Company are encouraged to own shares of the Common Stock, thereby aligning the interests of management with those of stockholders and tying a significant portion of executive compensation to long-term market performance. The vesting schedules for stock options are set by the Compensation Committee. In particular, under his Employment Agreement, Mr. Tirelli was awarded options to acquire 500,000 shares of Herbalife Class B Common Stock. Mr. Tirelli’s options vest in equal monthly installments over a period of three years. All options granted to executive officers have had an exercise price equal to 100% of fair market value on the date of grant.

Tax Issues

For 2002 and later years, the Compensation Committee intends to continue to seek to structure executive compensation arrangements to maximize the deductibility of Named Executive Officer compensation under applicable federal and state income tax laws, including the Omnibus Budget Reconciliation Act of 1993, while also taking into account the need to provide appropriate incentives to the Company’s key executives. However, no assurance can be given that the Company will preserve, or will seek to preserve, the deductibility of all executive compensation.

COMPENSATION COMMITTEE

Edward J. Hall
Christopher M. Miner
Jeffrey Glassman

April 30, 2002

REPORT OF THE AUDIT COMMITTEE

The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the fiscal year ended December 31, 2001.

The Audit Committee has reviewed and discussed the Company’s audited financial statements with management. The Audit Committee has discussed with Deloitte & Touche LLP, the Company’s independent accountants, the matters required to be discussed by Statement of Auditing Standards No. 61, Communication with Audit Committees, which includes, among other items, matters related to the conduct of the audit of the Company’s financial statements. The Audit Committee has also received written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1, which relates to the accountant’s independence from the Company and its related entities, and has discussed with Deloitte & Touche LLP their independence from the Company.

The Audit Committee acts pursuant to the Audit Committee Charter. Each of the members of the Audit Committee qualifies as an “independent” director under the current listing standards of National Association of Securities Dealers.

Based on the review and discussions referred to above, the Audit Committee recommended to the Company’s Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001.

AUDIT COMMITTEE

Edward J. Hall
Christopher M. Miner
Jeffrey Glassman

April 30, 2002

Audit and Related Fees

Audit Fees.    The aggregate fees billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte & Touche”) for professional services rendered for the audit of the Company’s annual financial statements for the fiscal year ended December 31, 2001 and for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for that fiscal year were $706,000.

Financial Information Systems Design and Implementation Fees.    There were no fees billed by Deloitte & Touche for professional services rendered for information technology services relating to financial information systems design and implementation for the fiscal year ended December 31, 2001. Additionally, no fees were billed by Deloitte Consulting. Deloitte & Touche has recently announced its intent to separate Deloitte Consulting from the firm.

All Other Fees.    The aggregate fees billed by Deloitte & Touche for services rendered to the Company, other than the services described above under “Audit Fees” and “Financial Information Systems Design and Implementation Fees,” for the fiscal year ended December 31, 2001 were $949,000, including audit related services of approximately $247,000 and non-audit services of $702,000. All Other Fees include no fees billed by Deloitte Consulting. Audit related services primarily include fees for foreign statutory audits. Non-audit services generally include fees for tax related services.

The Audit Committee has considered whether the provision of financial information systems design and implementation services and other services is compatible with maintaining the principal accountant’s independence.

PERFORMANCE GRAPH

The graph set forth below shows the value of an investment of $100 on December 31, 1996 in each of (1) the Class A Common Stock, (2) the Nasdaq Composite Index and (3) a designated peer group (the “Peer Group”). All values assume the reinvestment of any dividends and are calculated as of December 31st of each year.

The Peer Group is comprised of publicly traded companies possessing the following characteristics similar to those of the Company:

•	Size, as measured by net sales;

•	Similarity in selling methodology;

•	Distribution of comparable products, including the distribution of weight control products, health and nutritional supplements, and skin, hair or other personal care products; and/or

•	Relatively high insider ownership.

Companies included in the Peer Group are: Mannatech, Inc.; Market America, Inc.; Nature’s Sunshine Products, Inc.; NuSkin Enterprises, Inc.; Reliv International, Inc. and Usana Health Sciences, Inc.

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN AMONG
THE COMPANY, THE NASDAQ COMPOSITE INDEX AND THE PEER GROUP*

TOTAL STOCKHOLDER RETURNS

	Herbalife–Class A Common Stock	Nasdaq Composite Index	Peer Group
12/31/96	100.00	100.00	100.00
12/31/97	66.27	122.48	70.76
12/31/98	46.46	172.68	77.38
12/31/99	49.20	320.89	40.84
12/31/00	27.65	193.01	23.10
12/31/01	55.01	153.15	41.89

*	The stock price performance shown in the performance graph for the Class A Common Stock is historical and is not necessarily indicative of future stock price performance.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In 1996, the Company began to seek regulatory approvals to make an initial public offering of shares of Herbalife of Japan in Japan. On December 30, 1996, in preparation for the possible offering, the Company sold shares of Herbalife of Japan to some of its directors and executive officers, as well as to resident managers of Herbalife of Japan, as an incentive for increased efforts to facilitate the operation of the Herbalife of Japan business and the success of the offering (the “Japan Minority Shares”). The following table lists the purchasers of the shares, the percentage of Herbalife of Japan’s outstanding shares represented thereby, and the purchase price paid by each individual as of the date of the sale:

Name	Percentage of Herbalife of Japan Shares	Aggregate Price(1)
Mark Hughes(2)	5.000%	$3,300,000
Christopher Pair	0.575	379,500
Timothy Gerrity	0.575	379,500
Other	0.850	561,000

Total	7.000%	$4,620,000

(1)
The purchase price for shares of Herbalife of Japan was denominated in Japanese yen. The dollar amounts reflect conversion at the yen-to-dollar exchange rate in effect on the date of purchase of the shares.

(2)	Mr. Hughes died on May 21, 2000. The shares of Herbalife of Japan formerly owned by Mr. Hughes are held by the Estate of Mark Hughes.

The purchase price for the shares was determined, in part, based upon a formula prescribed by a Japanese regulatory authority responsible for some aspects of public offerings of securities in that country, as applied to Herbalife of Japan’s 1995 results of operations. The Board of Directors separately sought and obtained a valuation of the shares from an independent investment banking firm, Houlihan, Lokey, Howard & Zukin, Inc., which rendered an opinion to the effect that the fair market value of the capital stock of Herbalife of Japan was $66 million. This amount was in excess of the formula prescribed by the Japanese regulatory authority. Consequently, the purchase price per share was increased to the fair market value of the shares, as indicated in the Houlihan, Lokey, Howard & Zukin opinion. The Board of Directors, based in part on the Houlihan, Lokey, Howard & Zukin opinion and the determination of price derived under the formula (which is utilized generally in Japan in connection with public offerings), and taking into account the uncertainty of completion of the offering in Japan and other pertinent factors, has determined that the purchase price reflects the fair market value of the shares.

For each of the foregoing individuals, the purchase price for the shares was paid approximately 30% in cash and approximately 70% in the form of a full recourse promissory note bearing interest at 6.31% per annum in the case of Mr. Hughes (loan denominated in U.S. dollars) and 2.125% per annum in the case of each individual other than Mr. Hughes (loans denominated in Japanese yen), with principal and accrued interest payments due over five years ending December 31, 2001. As of December 31, 2001, there was no outstanding principal and accrued obligations on the promissory notes.

In 2001, Messrs. Pair and Gerrity each received dividends on their respective shares in the amounts of $77,181. During this same time, an aggregate amount of $671,141 of dividends have been declared and paid on the Herbalife of Japan shares held by the Mark Hughes Family Trust. Under the terms of the Pair Separation Agreement and the Gerrity Separation Agreement, each of Messrs. Pair and Gerrity transferred their respective interests in Herbalife of Japan to the Company.

Under the Merger Agreement, the Company agreed to use its commercially reasonable efforts to make arrangements with the holders of the Japan Minority Shares to reacquire, cancel or otherwise cause the disposition of those shares so that Herbalife of Japan would once again become a wholly-owned subsidiary of the Company. The valuation of Herbalife of Japan for purposes of the reacquisition was based upon a valuation methodology identical to that used when the minority interest was issued, and is supported by a valuation opinion issued by an independent third party valuation firm. Based upon the valuation procedures conducted, the Company paid the holders of the Japan Minority Shares an aggregate purchase price of $4,040,965 to reacquire the Japan Minority Shares. In addition, immediately prior to the repurchase of the Japan Minority Shares by the Company, Herbalife of Japan paid a cash dividend to those shareholders equal to $573,535. The reacquisition of the Japan Minority Shares was completed on May 7, 2002.

In accordance with the 1994 Plan, the Company made advances of targeted performance bonus amounts during 2001 and 1999 to Mr. Sandler, during 2001 to Mr. Kane, and during 2000 and 1999 to Mr. Pair. As of December 31, 2001, the remaining outstanding principal and accrued interest obligations for Mr. Sandler and Mr. Kane were $165,509 each and for Mr. Pair was $0. During 2001, the highest outstanding principal and accrued interest obligations were $165,509 each in the case of Mr. Sandler and Mr. Kane and $1,079,019 in the case of Mr. Pair. Each advance is a full recourse obligation of the executive with a maturity date not exceeding two years following the date of the advance. In addition, the advances bear interest at the applicable federal rate (AFR) for two-year notes at the time of advances. The interest rates for any outstanding advances during 2001 ranged from 4.25% to 6.45%.

The Company made additional advances to Mr. Kane. As of January 1, 2001, the advance balance was $83,650 including interest at a rate of 6.15%. The balance plus interest was fully paid by September 14, 2001.

On May 21, 2001, the Estate of Mark Hughes exercised 1.9 million stock options. A short-term full recourse loan in the amount of $13,625,000 was issued to the Estate of Mark Hughes to finance the exercise. The loan balance as of June 30, 2001 was $13,732,000 including interest at a rate of 7% per annum. The receivable balance, plus interest, was fully paid on July 3, 2001.

Mr. Sandler and a senior executive of the Company are minority shareholders in B.L.I. Holdings, Inc., a holding company for two of the Company’s suppliers of personal care products. Total purchases from B.L.I. Holdings, Inc. and its subsidiaries were $495,000 for 2001.

For information regarding separation and general release agreements that the Company has entered into with Messrs. Pair, Gerrity and Sandler, please see “Compensation of Directors and Executive Officers—Executive Compensation—Employment Contracts, Termination of Employment and Change in Control Arrangements.”

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

During 2001, the Company believes, based solely on a review of Forms 3, 4 and 5 (including amendments) with which it has been furnished, that all filings required pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended, relating to the Company were timely made.

INDEPENDENT AUDITORS

The financial statements of Herbalife International, Inc. and subsidiaries as of December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001, incorporated by reference into this proxy statement, have been audited by Deloitte & Touche LLP, independent auditors. A representative of Deloitte & Touche LLP is expected to be present at the Meeting, with the opportunity to make a statement if the representative desires to do so. That representative also is expected to be available to respond to appropriate questions.

STOCKHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING

Proposals intended to be submitted to the Company for presentation at its next annual meeting to be held in 2003 must be received by the Company at its principal executive offices shown on the first page of this proxy statement no later than March 12, 2003, in order to be included in the proxy materials for the 2003 meeting.

Stockholders who intend to present a proposal at the next annual meeting without including such proposal in the proxy material for the 2003 meeting must provide notice of such proposals no later than May 28, 2003. The Company reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements. If the Company does not receive notice prior to May 28, 2003 of any matters to be raised by stockholders, the persons named in the Company’s proxy cards for that annual meeting will have the discretion to vote the proxies on such matters in accordance with their best judgment.

INCORPORATION BY REFERENCE

The Commission permits Herbalife to “incorporate by reference” the information that Herbalife files with it, which means that Herbalife can disclose important information to stockholders by referring stockholders to those documents. The information incorporated by reference is considered to be part of this proxy statement, and information that Herbalife files with the SEC after the date of this proxy statement will automatically update and supersede this information. Herbalife hereby incorporates by reference the following documents: Herbalife’s Annual Reports on Form 10-K for the fiscal years ended December 31, 2000 and December 31, 2001, respectively, filed with the Commission on March 30, 2001 and March 29, 2002, respectively; Herbalife’s Current Report on Form 8-K, filed with the Commission on April 11, 2002; Herbalife’s Amended Annual Report on Form 10-K/A, filed with the Commission on April 30, 2002; Herbalife’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2002, filed with the Commission on May 7, 2002; Herbalife’s Current Report on Form 8-K filed with the Commission on May 8, 2002; and Herbalife’s Current Report on Form 8-K filed with the Commission on May 22, 2002.

2001 ANNUAL REPORT

On March 29, 2002, the Company filed with the Commission its Annual Report on Form 10-K for the fiscal year ended December 31, 2001. On April 30, 2002, the Company filed with the Commission its Amended Annual Report on Form 10-K/A for the fiscal year ended December 31, 2001. Copies of the 2001 Form 10-K and the Amended Form 10-K/A may be obtained without charge by writing to: Herbalife International, Inc., 1800 Century Park East, Los Angeles, California 90067, Attention: Investor Relations.

WHERE YOU CAN FIND MORE INFORMATION

Herbalife files annual, quarterly and current reports, proxy statements and other information with the Commission. The annual reports include Herbalife’s audited financial statements. You may read and copy any reports, statements or other information that Herbalife files at the Commission’s Public Reference Rooms which are located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission’s regional offices located at 233 Broadway, 13th Floor, New York, New York 10279 and 175 Jackson Boulevard, Chicago, Illinois, 60604. Stockholders may obtain information on the operation of the Public Reference Rooms by calling the Commission at 1-800-SEC-0330. Copies of such materials are also available from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Copies of such materials may also be accessed through the Commission Internet web site at http://www.sec.gov. Once the Merger is completed, Herbalife will no longer be subject to the reporting requirements of the Exchange Act.

The Company undertakes to provide by first class mail, without charge upon receipt of any written or oral request, to any person to whom a copy of this proxy statement has been delivered, a copy of any or all of the documents referred to above which have been incorporated by reference in this proxy statement, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference therein). Requests for such copies should be directed to Herbalife International, Inc., 1800 Century Park East, Los Angeles, California 90067, Attention: Investor Relations.

You should rely only on the information contained or incorporated by reference in this proxy statement to vote your shares of Herbalife Class A Common Stock at the Meeting. Neither Herbalife or WH Holdings has authorized anyone to provide you with information that is different from what is contained in this proxy statement.

This proxy statement is dated July 11, 2002. You should not assume that the information contained in this proxy statement is accurate as of any date other than such date, and the mailing of this proxy statement to stockholders will not create any implication to the contrary.

BY ORDER OF THE BOARD OF DIRECTORS

John Reynolds
Chairman, Board of Directors

ANNEX A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

Dated as of April 10, 2002

By and Among

WH Holdings (Cayman Islands) Ltd.,

WH Acquisition Corp.

And

Herbalife International, Inc.

i

TABLE OF DEFINED TERMS

Term	Cross Reference in Agreement	Page
Acquisition Agreement	Section 5.2(e)	A-22
Acquisition	Preamble	A-1
Agreement	Preamble	A-1
Assertion	Section 5.15	A-28
Certificates	Section 2.2(a)	A-3
Class A Common Stock	Preamble	A-1
Class B Common Stock	Preamble	A-1
Closing Date	Section 1.2	A-1
Code	Section 3.11(a)	A-11
Company Common Stock	Preamble	A-1
Company Disclosure Schedule	Article III	A-6
Company Employees	Section 5.11(a)	A-27
Company Financial Adviser	Section 3.16	A-16
Company Letter of Transmittal	Section 2.2(a)	A-3
Company Material Adverse Effect	Section 3.1(b)	A-6
Company Permits	Section 3.10(a)	A-10
Company	Preamble	A-1
Company SEC Reports	Section 3.4	A-8
Company Securities	Section 3.2(a)	A-7
Company Stock Option(s)	Section 2.3	A-4
Company Stockholders’ Meeting	Section 3.5	A-8
Effective Time	Section 1.3	A-2
Employee Plans	Section 3.11(a)	A-11
Environmental Laws	Section 3.12	A-13
ERISA Affiliate	Section 3.11(f)	A-12
ERISA	Section 3.11(a)	A-11
Exchange Act	Section 3.2(c)	A-7
Exchange Agent	Section 2.2(b)	A-3
Excluded Shares	Section 2.1(a)(i)	A-3
Expenses	Section 7.5(b)	A-33
FDA Permits	Section 3.10(a)	A-10
FDA	Section 3.10(a)	A-10
FDCA	Section 3.10(a)	A-10
Financing Letters	Section 4.5	A-18
Financings	Section 4.5	A-18
Governmental Approvals	Section 5.12	A-27
Governmental Entity	Section 3.6	A-8
HSR Act	Section 3.6	A-8
Income Tax	Section 3.13(a)(i)	A-13
Indemnifiable Matter	Section 5.15	A-28
Indemnified Liabilities	Section 5.8(b)	A-26
Indemnified Persons	Section 5.8(b)	A-26
Indemnitee	Section 5.15	A-28
IP Rights	Section 3.14(a)	A-15
J-Sub Minority Shares	Section 5.13	A-27
Lien	Section 3.2(b)	A-7
Material Contract	Section 3.6	A-9

Term	Cross Reference in Agreement	Page
Material Respect	Section 8.3(c)	A-35
Merger Consideration	Section 2.1(a)(i)	A-3
Merger	Preamble	A-1
Morgan Stanley	Section 3.16	A-16
NRS	Preamble	A-1
Order	Section 6.1(e)	A-29
Outside Date	Section 7.1(e)	A-31
Parent Benefit Plans	Section 5.11(a)	A-27
Parent Disclosure Schedule	Article IV	A-17
Parent Material Adverse Effect	Section 4.1(b)	A-17
Parent	Preamble	A-1
Potential Acquiror	Section 5.2(b)	A-22
Proxy Statement	Section 3.5	A-8
Schedule 13E-3	Section 5.3(d)	A-24
SEC	Section 3.4	A-8
Securities Act	Section 3.4	A-8
Senior Lender	Section 4.5	A-18
Series A Preferred Stock	Section 3.2(a)	A-6
Significant Subsidiary	Section 8.3(f)	A-35
Special Committee	Preamble	A-1
Stock Option Plan	Section 2.3	A-4
Stockholder Approval	Preamble	A-1
Superior Proposal	Section 5.2(d)	A-22
Surviving Corporation	Section 1.1	A-1
Takeover Proposal	Section 5.2(a)	A-22
Tax Return	Section 3.13(a)(iii)	A-13
Tax	Section 3.13(a)(ii)	A-13
Termination Fee	Section 7.5(a)	A-32
UBSW	Section 4.5	A-18

v

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER dated as of April 10, 2002 (this “Agreement”), by and among WH Holdings (Cayman Islands) Ltd., a Cayman Islands corporation (“Parent”), WH Acquisition Corp., a Nevada corporation and a wholly-owned subsidiary of Parent (“Acquisition”), and Herbalife International, Inc., a Nevada corporation (the “Company”).

BACKGROUND

A.    The respective Boards of Directors of Parent, Acquisition and the Company have approved, adopted and each, along with the currently constituted Special Committee of the Board of Directors of the Company (the “Special Committee”), deem it advisable to consummate the merger of Acquisition with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Nevada Revised Statutes (“NRS”), whereby each issued and outstanding share of Class A common stock of the Company, $0.01 par value per share (the “Class A Common Stock”), and each issued and outstanding share of Class B common stock of the Company, $0.01 par value per share (the “Class B Common Stock” and together with the Class A Common Stock, the “Company Common Stock”), other than shares to be cancelled in accordance with Section 2.1(c), will be converted into the right to receive the Merger Consideration (as defined below).

B.    The Merger requires the approval of the holders of a majority of the outstanding shares of the Class A Common Stock (the “Stockholder Approval”).

C.    Parent, Acquisition and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

AGREEMENT

In consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

ARTICLE I
THE MERGER

SECTION 1.1    The Merger.    Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Chapter 92A of the NRS, Acquisition shall be merged with and into the Company at the Effective Time (as defined in Section 1.3). The addresses of Acquisition and the Company are set forth in Section 8.2 hereof and their governing law is Nevada. Following the Merger, the separate corporate existence of Acquisition shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of the Company and of Acquisition in accordance with the NRS.

SECTION 1.2    Closing.    The closing of the Merger will take place at 10:00 a.m. on a date to be specified by the parties, which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VI (the “Closing Date”), at the offices of Gibson, Dunn & Crutcher LLP, 333 South Grand Avenue, Los Angeles, California 90071, unless another time, date or place is agreed to by the parties hereto.

SECTION 1.3    Effective Time.    Subject to the provisions of this Agreement, as soon as practicable on or after the Closing Date, the parties shall prepare, execute and acknowledge and thereafter file articles of merger in such form as is required by Section 92A.200 of the NRS and shall make all other filings or recordings required under the NRS. The Merger shall become effective upon filing with the Secretary of State of the State of Nevada, or at such other date and time as Acquisition and the Company shall agree should be specified in such articles of merger and as may be permitted by the NRS (the date and time of such effectiveness, being the “Effective Time”).

SECTION 1.4    Effects of the Merger.    The Merger shall have the effects set forth in Section 92A.250 of the NRS and all other effects specified in Chapter 92A of the NRS.

SECTION 1.5    Articles of Incorporation and Bylaws.    At the Effective Time, subject to Section 5.8(a), the Articles of Incorporation and Bylaws of Surviving Corporation shall be amended to be identical to the Articles of Incorporation and Bylaws, respectively, of Acquisition as in effect immediately prior to the Effective Time (except that the name of the Surviving Corporation shall remain the name of the Company), until thereafter changed or amended as provided therein or by applicable law.

SECTION 1.6    Directors.    Unless otherwise notified by Parent at least five (5) days prior to Closing each of the directors of the Company and its subsidiaries shall resign or be removed from the Board of Directors of the Company and its subsidiaries, respectively. The directors of Acquisition immediately prior to the Effective Time shall be the directors of the Surviving Corporation at the Effective Time, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

SECTION 1.7    Officers.    The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation at the Effective Time and shall hold office until the earlier of their death, resignation or removal or until their successors are duly appointed and qualified.

SECTION 1.8    Additional Actions.    If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Acquisition or the Company or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of Acquisition or the Company, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of Acquisition or the Company, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

ARTICLE II
EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

SECTION 2.1    Effect on Capital Stock.    At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Acquisition, the Company or the holders of any shares of Company Common Stock or any shares of capital stock of Acquisition:

(a)    Conversion of Common Stock.

(i)    Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock owned by the Company or any subsidiary of the Company, or Parent, Acquisition or any other subsidiary of Parent (the “Excluded Shares”)) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive, without interest, $ 19.50 in cash (the “Merger Consideration”), less any required tax withholding.

(ii)    All shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent only the right to receive the Merger Consideration upon surrender of such certificates in accordance with Section 2.2. The holders of such certificates previously evidencing such shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock as of the Effective Time except to receive the Merger Consideration, and as otherwise provided herein or by law.

(b)    Capital Stock of Acquisition.    Each share of the capital stock of Acquisition issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of common stock of the Surviving Corporation.

(c)    Cancellation of Treasury Stock and Parent Owned Stock.    Each share of Company Common Stock that is owned by the Company or by any subsidiary of the Company and each share of Company Common Stock that is owned by Parent, Acquisition or any other subsidiary of Parent immediately prior to the Effective Time shall automatically be cancelled and retired without any conversion thereof and no Merger Consideration shall be delivered with respect thereto.

(d)    Declared and Unpaid Dividends.    To the extent the record date for the Company’s quarterly cash dividend of $0.15 per share of Company Common Stock, as declared in accordance with past practice followed prior to the date hereof, occurs before the Effective Time, and the quarterly dividend is unpaid as of the Effective Time, such declared and unpaid dividend shall be paid to the holders of Company Common Stock at the Effective Time; provided, however, that the Company shall be entitled to declare and pay only one such dividend after the date hereof.

SECTION 2.2    Exchange of Certificates.

(a) Promptly after the Effective Time, the Exchange Agent (as defined below) shall mail to each holder of record of Company Common Stock immediately prior to the Effective Time (other than Excluded Shares) (i) a letter of transmittal (the “Company Letter of Transmittal”) (which shall specify that delivery shall be effected, and risk of loss and title to the Company certificates representing shares of the Company Common Stock (the “Certificates”) shall pass, only upon delivery of such Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent shall reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby.

(b) Prior to or contemporaneously with the Effective Time, and subject to Section 4.5, Parent shall cause to be deposited with the party specified by Parent as the exchange agent (the “Exchange Agent”) amounts sufficient in the aggregate to provide all funds necessary for the Exchange Agent to make payments pursuant to Section 2.1(a)(i) hereof to holders of Company Common Stock issued and outstanding immediately prior to the Effective Time who are to receive the Merger Consideration. Any interest, dividends, or other income earned on the investment of cash deposited by Parent with the Exchange Agent in accordance with this Section 2.2(b) shall be for the account of and payable to Parent. Prior to the Effective Time, the Company shall transfer to the Exchange Agent cash in the amount of $165 million to be held by the Exchange Agent for the account of the Company but to be transferred to the Exchange Agent as part of the Merger Consideration at the Effective Time

(c) Upon surrender to the Exchange Agent of Certificates, together with the Company Letter of Transmittal, duly executed and completed in accordance with the instructions thereto, and only upon such surrender, the holder of such Certificate shall be entitled to receive, in exchange therefor, and Parent shall promptly cause to be delivered by the Exchange Agent to such holder, a check in the amount to which such holder is entitled, after giving effect to any required tax withholdings. The Certificates surrendered pursuant to this Section 2.2(c) shall forthwith be cancelled. If any Certificate shall have been lost, stolen, mislaid or destroyed, then upon receipt of an affidavit of that fact from the holder claiming such Certificate to be lost, mislaid, stolen or destroyed and a lost certificate indemnity, the Exchange Agent shall issue to such holder the Merger Consideration into which the shares represented by such lost, stolen, mislaid or destroyed Certificate shall have been converted.

(d) No interest will be paid or will accrue on the amount payable upon the surrender of any Certificate. If payment is to be made to a person other than the registered holder of the Certificate surrendered, it shall be a condition of such payment that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer, as determined by the Exchange Agent or Parent, and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Parent or the Exchange Agent that such tax has been paid or is not payable. One hundred eighty (180) days following the Effective Time, Parent shall be entitled to cause the Exchange Agent to deliver to it any funds (including any interest received with respect thereto) made available to the Exchange Agent which have not been disbursed to holders of the Certificates formerly representing shares of Company Common Stock outstanding on the Effective Time, and thereafter such holders shall be entitled to look to the Parent only as general creditors thereof with respect to cash payable upon due surrender of their Certificates. Any amounts remaining unclaimed by the holders of Company Common Stock five (5) business days immediately prior to such time the amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by applicable law, the property of Parent free and clear of any claims or interest of any person previously entitled thereto.

(e) In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, the Merger Consideration may be paid or issued to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate, accompanied by all documents required to evidence and effect such transfer, shall be properly endorsed with signature guarantees or otherwise be in proper form for transfer, and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable.

(f) The Merger Consideration paid upon the surrender for exchange of Certificates in accordance with the terms of this Article II shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Certificates. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registrations of transfers of shares of Company Common Stock thereafter on the records of the Company.

SECTION 2.3    Stock Options.    At the Effective Time, each outstanding option to purchase shares of Company Common Stock (a “Company Stock Option” or, collectively, the “Company Stock Options”) issued pursuant to the Company’s 1991 Stock Option Plan (the “Stock Option Plan”), or otherwise, whether vested or unvested, shall be canceled and each holder of a Company Stock Option shall be entitled to receive, subject to applicable tax withholdings, if any, promptly after the Effective Time, in exchange therefor cash in an amount equal to the product of (i) the excess of the Merger Consideration over the exercise price of such Company Stock Option, multiplied by (ii) the number of shares subject to such Company Stock Option. The Company shall take all action necessary to give effect to this Section 2.3.

SECTION 2.4    No Liability.    None of Parent, Acquisition, the Company or the Exchange Agent shall be liable to any holder of shares of Company Common Stock for any cash otherwise payable to such holder of shares of Company Common Stock or paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

SECTION 2.5    Dissenters’ Rights.    Pursuant to the provisions of NRS Section 92A.390, the holders of Company Common Stock shall not have any dissenters’ rights and shall be entitled to receive only the Merger Consideration.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except in each case as publicly disclosed by the Company in the Company SEC Reports (as defined below) filed prior to the date hereof or as set forth on the Disclosure Schedule previously delivered by the Company to Parent (the “Company Disclosure Schedule”) (it being agreed that any disclosure set forth on any particular schedule of the Company Disclosure Schedules shall be deemed disclosed in another schedule of the Company Disclosure Schedule if disclosure with respect to the particular schedule is sufficient to make it reasonably clear to Parent the relevance of the disclosure to such other schedule), the Company hereby represents and warrants to each of Parent and Acquisition as follows:

SECTION 3.1    Organization and Qualification; Subsidiaries.

(a) Each of the Company and its subsidiaries (which reference throughout this Agreement shall include directly and indirectly owned subsidiaries) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted. The Company has heretofore delivered to Acquisition or Parent accurate and complete copies of the Articles of Incorporation and Bylaws (or similar governing documents), as currently in effect, of the Company and each of its subsidiaries. The Company is not in violation of its Articles of Incorporation or Bylaws. None of the Company’s Significant Subsidiaries is in violation of its organizational documents. None of the Company’s other subsidiaries is in violation of its organizational documents except for violations which would not reasonably be expected to have a Company Material Adverse Effect.

(b) Each of the Company and its subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to have a Company Material Adverse Effect.

The term “Company Material Adverse Effect” shall mean any change or effect that, individually or in the aggregate, is or is reasonably likely to be materially adverse to the business, assets, operations, results of operations, prospects as identified in the Company’s 2002 budget previously delivered to Parent or financial condition of the Company and its subsidiaries, taken as a whole other than any changes or effects arising out of (i) general economic conditions, (ii) the financial markets and (iii) the entering into or the public disclosure of this Agreement or the transaction contemplated hereby.

(c) Section 3.1 of the Company Disclosure Schedule identifies each subsidiary of the Company as of the date hereof and its respective jurisdiction of incorporation or organization, as the case may be.

SECTION 3.2    Capitalization of the Company and its Subsidiaries.

(a) The authorized capital stock of the Company consists of (i) 100,000,000 shares of preferred stock, $0.01 par value per share, 1,000,000 shares of which are designated Series A Junior Participating Preferred (“Series A Preferred Stock”), none of which are issued and outstanding, and 99,000,000 shares of which are blank check preferred stock without designation, none of which are issued and outstanding; and (ii) 100,000,000 shares of common stock, $0.01 par value per share, 33,333,333 shares of which are designated as Class A Common Stock, 11,418,499 of which are issued and outstanding as of April 8, 2002, and 66,666,667 shares of which are designated as Class B Common Stock, 21,075,263 of which are issued and outstanding as of April 8, 2002. All of the outstanding shares of Company Common Stock have been validly issued and are fully paid, nonassessable and free of preemptive rights. As of April 8, 2002, 56,680 shares of Class A Common Stock and 184,643 shares of Class B Common Stock were reserved for issuance pursuant to outstanding Company Stock Options. Except as set forth above or as set forth in Section 3.2 of the Company Disclosure Schedule, as of the date hereof, there were outstanding (i) no shares of capital stock or other voting securities of the Company, (ii) no securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, (iii) no options or other rights to acquire from the Company and, no obligations of the Company to issue any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company and (iv) no equity equivalent interests in the ownership or earnings of the Company or its subsidiaries (collectively “Company Securities”). Section 3.2 of the Company Disclosure Schedule identifies, as of April 8, 2002, the holder of each outstanding Company Stock Option issued pursuant to the Stock Option Plan, the number of shares of Company Common Stock issuable upon the exercise of each Company Stock Option and the exercise price and expiration date thereof and except as set forth in Section 3.2 of the Company Disclosure Schedule no options currently outstanding have been granted other than pursuant to the Stock Option Plan. As of the date hereof, except as set forth in Section 3.2 of the Company Disclosure Schedule, there are no outstanding obligations of the Company or its subsidiaries to repurchase, redeem or otherwise acquire any Company Securities. Except as set forth in Section 3.2 of the Company Disclosure Schedule, there are no stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting or registration of any shares of capital stock of the Company. Since April 8, 2002, there have been no issuances of the Company’s capital stock other than issuances pursuant to outstanding Company Stock Options.

(b) Except as set forth in Section 3.2 of the Company Disclosure Schedule, all of the outstanding capital stock of the Company’s Significant Subsidiaries (other than director’s qualifying shares in the case of foreign subsidiaries) is owned by the Company, or one of its subsidiaries, directly or indirectly, free and clear of any Lien or any other limitation or restriction (including any restriction on the right to vote or sell the same except as may be provided as a matter of law) and except for any Liens which are incurred in the ordinary course of business. Except as set forth in Section 3.2 of the Company Disclosure Schedule, all of the outstanding capital stock of the Company’s other subsidiaries (other than director’s qualifying shares in the case of foreign subsidiaries) is owned by the Company, or one of its subsidiaries, free and clear of any material Lien or any other material limitation or restriction (including any restriction on the right to vote or sell the same except as may be provided as a matter of law) and except for any Liens which are incurred in the ordinary course of business. All of the outstanding shares of capital stock of the Company’s Significant Subsidiaries are duly authorized, validly issued and outstanding, fully paid and nonassessable, and were issued free of preemptive rights in compliance with applicable corporate and securities laws. Except as set forth in Section 3.2 of the Company Disclosure Schedule, there are no securities of the Company’s subsidiaries convertible into or exchangeable for, no options or other rights to acquire from the Company or its subsidiaries and no other contract, understanding, arrangement or obligation (whether or not contingent) providing for, the issuance, purchase or sale, directly or indirectly, by the Company or any of its subsidiaries of any capital stock or other ownership interests in or any other securities of any subsidiary of the Company. Except as set forth in Section 3.2 of the Company Disclosure Schedule, there are no outstanding contractual obligations of the Company’s subsidiaries to repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other ownership interests in any subsidiary of the Company. For purposes of this Agreement, “Lien” means, with respect to any asset (including without limitation any security), any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

(c) The Class A Common Stock and Class B Common Stock constitute the only classes of equity securities of the Company or its subsidiaries registered or required to be registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

SECTION 3.3    Authority Relative to this Agreement.    The Company has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been recommended by the Special Committee and duly and validly authorized and recommended by the Board of Directors of the Company and no other corporate proceedings on the part of the Company or its subsidiaries are necessary to authorize this Agreement or to consummate the transactions contemplated hereby except the approval and adoption of this Agreement by the holders of a majority of the outstanding shares of Class A Common Stock. This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by Parent and Acquisition, constitutes a valid, legal and binding agreement of the Company enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

SECTION 3.4    SEC Reports; Financial Statements.    The Company has filed all required forms, reports and documents with the Securities and Exchange Commission (the “SEC”) for the periods on or after January 1, 1999 (such filings, along with any other filings made by the Company pursuant to the Securities Act (as defined below) are hereinafter referred to as “Company SEC Reports”), each of which has complied in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”) and the Exchange Act, each as in effect on the dates such forms, reports and documents were filed. None of such Company SEC Reports contained when filed any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein in light of the circumstances under which they were made not misleading. The consolidated financial statements of the Company included in the Company SEC Reports have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), and fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended, except, in the case of unaudited interim financial statements, for normal year-end audit adjustments and the fact that certain information and notes have been condensed or omitted in accordance with the applicable rules of the SEC.

SECTION 3.5    Information Supplied.    None of the information contained in or incorporated by reference in the proxy statement (the “Proxy Statement”) relating to the meeting of the Company’s stockholders to be held in connection with the Merger (the “Company Stockholders’ Meeting”) will, at the date the Proxy Statement is mailed to stockholders of the Company or at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary, in order to make the statements therein in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on written information supplied by Parent or Acquisition for inclusion or incorporation by reference therein. The Proxy Statement insofar as it relates to the meeting of the Company’s stockholders to vote on the Merger will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

SECTION 3.6    Consents and Approvals; No Violations.

(a) Except as set forth in Section 3.6 of the Company Disclosure Schedule, and except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, state securities or blue sky laws, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), foreign antitrust laws and the filing of the articles of merger as required by the NRS, no filing with or notice to and no permit, authorization, consent or approval of any court, arbitrator or tribunal, or administrative governmental or regulatory body, agency or authority, foreign or domestic (a “Governmental Entity”) is necessary for the execution and delivery by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not reasonably be expected to have a Company Material Adverse Effect.

(b) Except as set forth in Section 3.6 of the Company Disclosure Schedule, neither the execution, delivery and performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective Articles of Incorporation or Bylaws (or similar governing documents) of the Company or any of its subsidiaries, (ii) result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation, acceleration or Lien) under any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound (each a “Material Contract”) or (iii) to the Company’s knowledge, violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to the Company or any of its subsidiaries or any of their respective properties or assets, except, in the case of (ii) or (iii), for violations, breaches or defaults which would not reasonably be expected to have a Company Material Adverse Effect.

SECTION 3.7    No Default.    Except as set forth in Section 3.7 of the Company Disclosure Schedule, none of the Company or any of its subsidiaries is in breach, default or violation of any term, condition or provision of (a) any Material Contract or (b) any order, writ, injunction, decree, law, statute, rule or regulation applicable to the Company or any of its subsidiaries or any of their respective properties or assets, except, in the case of (a) and (b), for violations, breaches or defaults that would not reasonably be expected to have a Company Material Adverse Effect.

SECTION 3.8    Absence of Changes.    Except as set forth in Section 3.8 of the Company Disclosure Schedule, since December 31, 2001, there has not been: (i) any events, changes or effects with respect to the Company or its subsidiaries that would reasonably be expected to have a Company Material Adverse Effect or that are outside the ordinary course of business; (ii) any declaration, payment or setting aside for payment of any dividend (other than the Company’s quarterly cash dividend consistent with past practice and except to the Company or any subsidiary wholly owned by the Company) or other distribution or any redemption, purchase or other acquisition of any shares of capital stock or securities of the Company or any subsidiary (it being acknowledged that repurchase of J-Sub Minority Shares is within the ordinary course of business); (iii) any return of any capital or other distribution of assets to stockholders of the Company or any subsidiary (except to the Company or any subsidiary wholly owned by the Company); (iv) any acquisition (by merger, consolidation, acquisition of stock or assets or otherwise) of any person or business; (v) any material change by the Company to its accounting policies, practices, or methods; (vi) any amendment to the Articles of Incorporation or Bylaws or other organizational documents of the Company or its subsidiaries; (vii) any sale or transfer of any material portion of its assets or of any material asset, except in the ordinary course of business; (viii) pledge of any of its assets or otherwise permitted any of its assets to become subject to any Lien, except for pledges of immaterial assets made in the ordinary course of business and consistent with past practices; (ix) any commencement or settlement of material legal proceedings; (x) any action taken by a Governmental Entity which affects, in any material respect, the business of the Company, except, in the case of each of the foregoing clauses (i) through (x), as expressly contemplated by this Agreement.

SECTION 3.9    Litigation.    Except as set forth in Section 3.9 of the Company Disclosure Schedule, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries or any of their respective properties or assets before any Governmental Entity which could reasonably be expected to have a Company Material Adverse Effect or would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement. Except as set forth in Section 3.9 of the Company Disclosure Schedule, none of the Company or its subsidiaries is subject to any outstanding order, writ, injunction or decree of any Governmental Entity that could reasonably be expected to have a Company Material Adverse Effect or would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby.

SECTION 3.10    Compliance with Applicable Law.

(a) Except as set forth in Section 3.10 of the Company Disclosure Schedule, the Company and its subsidiaries hold all material permits, licenses, authorizations, variances, exemptions, orders and approvals from all Governmental Entities, and have filed all material notifications, registrations and listings to all Governmental Entities, all of which are in full force and effect, including, without limitation, all authorizations and notifications under the Federal Food, Drug, and Cosmetic Act of 1938, as amended (“FDCA”), and the regulations of the Food and Drug Administration (“FDA”) promulgated thereunder (“FDA Permits”), necessary for the lawful conduct of their respective businesses (the “Company Permits”), except for failures to hold such permits, licenses, authorizations, variances, exemptions, orders and approvals and failures to have filed such notifications, registrations and listings, which would not reasonably be expected to have a Company Material Adverse Effect. The Company and its subsidiaries are in compliance with the terms of the Company Permits. To the Knowledge of the Company, the Company has not received any notice from any Governmental Entity that the businesses of the Company and its subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, except that no representation or warranty is made in this Section 3.10 with respect to Environmental Laws (as defined in Section 3.12 below) and except for violations or possible violations which are not material to the Company’s business. To the knowledge of the Company, no investigation or review by any Governmental Entity with respect to the Company or its subsidiaries is pending or threatened nor has any Governmental Entity indicated to the Company an intention to conduct the same.

(b) Since December 31, 2000, none of the Company, any subsidiary or, to the knowledge of the Company, any director, officer, agent, employee or other person acting on behalf of any of the foregoing has used any corporate funds for unlawful contributions, payments, gifts or entertainment or for the payment of other unlawful expenses relating to political activity, or made any direct or indirect unlawful payments to governmental or regulatory officials or others.

(c) The Merger and the transactions contemplated by this Agreement will not cause the revocation or cancellation of any Company Permit except for any such event that would not individually or in the aggregate have a material adverse effect on the Company’s business taken as a whole.

(d) As to each product subject to the FDCA and the FDA regulations promulgated thereunder or similar laws or regulations in any foreign jurisdiction (each such product, a “Regulated Produced” and, collectively, the “Regulated Products”) that is manufactured, tested, distributed and/or marketed by the Company or any of its subsidiaries, such Regulated Product is being manufactured, tested, distributed and/or marketed by the Company or any of its subsidiaries in material compliance with all applicable requirements under the FDCA, the FDA regulations promulgated thereunder, and such similar laws or regulations, including those relating to investigational use, premarket clearance, good manufacturing practices, labeling, advertising, record keeping, requisite filings and security, as applicable. Except as set forth in Section 3.10 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries has received any notice or other communication from the FDA or any other Governmental Entity (i) alleging the adulteration, misbranding, or other regulatory noncompliance of any of the Company’s products or (ii) otherwise alleging any violation of any laws or regulations by the Company or any of its subsidiaries, except for notice or communications which would not reasonably be expected to have a Company Material Adverse Effect.

(e) Except as set forth in Section 3.10 of the Company Disclosure Schedule, no Regulated Products have been recalled, withdrawn, suspended or discontinued by the Company or any of its subsidiaries in the United States or outside the United States (whether voluntarily or otherwise) pursuant to direction of the FDA or any other Governmental Entity. No proceedings in the United States or outside of the United States of which the Company has knowledge seeking recall, withdrawal, suspension, injunction, criminal penalties or seizure relative to any Regulated Product are pending against the Company or any of its subsidiaries, nor have any such proceedings been pending at any prior time, except as set forth in Section 3.10 of the Company Disclosure Schedule.

(f) Except for instances that individually or in the aggregate have not had and are not reasonably expected to have a Company Material Adverse Effect, (i) none of the Company, any of its subsidiaries or, to the knowledge of the Company, any of their respective officers, employees or agents has made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Entity, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Entity, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, could reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or to seek prosecution under 18 U.S.C. 1001 or for any other Governmental Entity to invoke any similar policy or law; and (ii) none of the Company, any of its subsidiaries or, to the knowledge of the Company, any of their respective officers, employees or agents, has been convicted of any crime or engaged in any conduct prohibited by the FDCA or FDA regulations or any similar laws or regulations.

(g) Neither the Company nor any of its subsidiaries has received any notice that the FDA or any other Governmental Entity has commenced, or threatened to initiate, any action for seizure, injunction, criminal penalty, or to request the recall of any product of the Company or any of its subsidiaries.

(h) To the knowledge of the Company, the formulation, manufacturing, storing, labeling, promotion, advertising and sale of the Company’s products are in compliance in all material respects with applicable United States federal, state and local laws and regulations and foreign laws and regulations, except for such violations that would not reasonably be expected to have a Company Material Adverse Effect.

SECTION 3.11    Employee Benefit Plans; Labor Matters.

(a) Section 3.11(a) of the Company Disclosure Schedule lists all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, savings, profit-sharing, retention, severance and other material fringe or employee benefit plans, programs or arrangements maintained or contributed to by the Company or any of its subsidiaries for the benefit of or relating to any employee of the Company, or any of its current ERISA Affiliates, as defined below, excluding plans, programs, agreements and arrangements under which the Company or any ERISA Affiliate has no remaining obligations, and any plans, programs, agreements and arrangements that are required to be maintained by the Company or any of its ERISA Affiliates under the laws of any foreign jurisdiction (together the “Employee Plans”), other than those referred to in Section 4(b)(4) of ERISA. The Company has made available to Parent true, accurate and complete copies of the following documents relating to each Employee Plan: (i) plan documents and all amendments thereto; (ii) summary of material terms of each Employee Plan that has not been reduced to writing; (iii) trust agreements, insurance policies and other financing documents, together with all amendments thereto; (iv) Form 5500s with all required schedules and attachments for the last three years; (v) the most recent summary plan description, to the extent required to be provided by law; (vi) annual compliance test results for any 401(k) savings or profit-sharing plan for the last three years, including, without limitation, the actual deferral percentage test, actual contribution percentage test, and multiple use test and (vii) statements of compliance filed with the Department of Labor pursuant to Department of Labor Regulation Section 2520.104-23 for any Employee Plan intended to satisfy the alternate method of compliance under Title I of ERISA. To the Company’s knowledge, each of the Company’s and its ERISA Affiliates’ Employee Plans is being maintained and administered in all material respects in accordance with its terms and applicable laws. Except as publicly as set forth in Section 3.11(a) of the Company Disclosure Schedule, the Company, each of its ERISA Affiliates and all such Employee Plans are in material compliance with all applicable provisions of ERISA and the Internal Revenue Code of 1986 (the “Code”).

(b) Neither the Company nor any ERISA Affiliate has, within the six year period immediately preceding the date hereof, sponsored, maintained or participated in, or contributed to any Employee Plan that is or was subject to Title IV of ERISA or Section 412 of the Code or is or was a “Multiemployer Plan” as defined in Section 3(37) of ERISA. Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service with respect to all amendments for which the remedial amendment period has expired, there are no events or circumstances which exist which would adversely impact the qualified status of such plan and the IRS has not taken any action to revoke the qualified status of the

Employee Plan. No “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code has occurred with respect to any Employee Plan, which is not otherwise exempt by statute, regulation or administrative ruling or opinion. No Employee Plan or fiduciary of any Employee Plan has been the direct or indirect subject of an audit, investigation or examination by any governmental or quasi-governmental agency. To the Company’s knowledge, there are no actions, suits or claims pending (other than routine claims for benefits) that could reasonably be expected to be asserted against any Employee Plan or the assets or fiduciaries of any Employee Plan.

(c) Except as set forth in Section 3.11(c) of the Company Disclosure Schedule, there will be no material payment, accrual of additional benefits, acceleration of payments or vesting in any benefit under any Employee Plan or any agreement or arrangement disclosed under this Section 3.11 solely by reason of entering into or in connection with the transactions contemplated by this Agreement.

(d) No Employee Plan that is a welfare benefit plan within the meaning of Section 3(1) of ERISA (other than a plan covering only one individual employee or former employee and his or her dependents) provides material benefits to former employees of the Company or its ERISA Affiliates other than pursuant to Section 4980B of the Code.

(e) Except as set forth in Section 3.11(e) of the Company Disclosure Schedule, there are no material controversies pending or, to the knowledge of the Company, threatened between the Company or any of its subsidiaries and any of their respective employees. The Company is not and has never been a party to any collective bargaining agreement or other similar labor agreement with respect to any persons employed by the Company or any of its subsidiaries in the United States. The Company has no knowledge, after reasonable inquiry, of any material activities or proceedings of any labor union to organize any employees of the Company or its subsidiaries. The Company has no knowledge, after reasonable inquiry, of any material strikes, slowdowns, work stoppages, lockouts or threats thereof by or with respect to any employees of the Company or any of its subsidiaries.

(f) For purposes of this Agreement, an “ERISA Affiliate” shall mean, as of the indicated time, each entity whether or not incorporated, deemed under common control with the Company pursuant to Code Section 414(b), (c), (m), or (o).

(g) As of December 31, 2001, the Company had approximately 2,445 full-time employees (those who are regularly scheduled to work 32 or more hours per week), 39 part-time employees (those who are regularly scheduled to work less than 32 hours per week), 313 temporary employees, 0 leased employees and 75 independent contractors. To the Company’s knowledge, the Company is not delinquent in payments to any of its employees or consultants for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them to the date hereof or amounts required to be reimbursed to such employees.

(h) Schedule 3.11 accurately lists each material employment or consulting agreement with an individual employee of the Company, other than offer letters sent to prospective employees who are not senior management or executive level employees.

(i) To the Company’s knowledge, each person who performs services to the Company is and has been properly classified as a “common law employee,” “leased employee” or “independent contractor” for all purposes under the law and the Plans.

(j) To the Company’s knowledge, all employees presently employed by the Company and its subsidiaries in the United States are authorized for employment by the Company in accordance with the United States immigration laws (including, but not limited to, the Immigration and Nationality Act, the Immigration Reform and Control Act and the Illegal Immigration Reform Act and Immigrant Responsibility Act, each as amended and the regulations promulgated thereunder).

SECTION 3.12    Environmental Laws and Regulations.    To the Company’s knowledge, each of the Company and its subsidiaries is in compliance with all applicable federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) (collectively “Environmental Laws”), except for non-compliance that would not reasonably be expected to have a Company Material Adverse Effect, which compliance includes but is not limited to, the possession by the Company and its subsidiaries of all material permits and other material authorizations by Governmental Entities required under applicable Environmental Laws and compliance with the terms and conditions thereof; and none of the Company or its subsidiaries has received written notice of or, to the knowledge of the Company, is the subject of any action, cause of action, claim, investigation, demand or notice by any person or entity alleging liability under or non-compliance with any Environmental Law that would reasonably be expected to have a Company Material Adverse Effect.

SECTION 3.13    Taxes.

(a) Definitions. For purposes of this Agreement:

(i) the term “Income Tax” shall mean any federal, state, local or foreign Tax (A) based upon, measured by, or calculated with respect to net income or profits (including capital gains Taxes, alternative minimum Taxes and Taxes on items of Tax preference), or (B) based upon, measured by, or calculated with respect to multiple bases (including corporate franchise Taxes), if one or more of the principal bases on which such Tax may be based, measured by, or calculated with respect to amounts described in clause (a)(i)(A);

(ii) the term “Tax” (including “Taxes”) means (A) all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, withholding, estimated, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits or other taxes of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (B) any liability for payment of amounts described in clause (a)(ii)(A) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise through operation of law, and (C) any liability for the payment of amounts described in clauses (a)(ii)(A) or (B) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other person; and

(iii) the term “Tax Return” means any return, declaration, report, statement, information statement and other document required to be filed with respect to Taxes.

(b) Except as set forth in Section 3.13 of the Company Disclosure Schedule; and subject to subsection (c) of this Section 3.13:

(i) the Company and its subsidiaries (and any predecessor corporations of the Company or any of its subsidiaries) have timely filed (taking into account extensions) all Income Tax Returns they are required to have filed, and all Income Tax Returns filed by the Company and its subsidiaries are accurate and correct in all respects;

(ii) the Company and its subsidiaries (and any predecessor corporations of the Company or any of its subsidiaries) have timely paid all Income Taxes that have become due or payable (other than Taxes being contested in good faith and for which adequate reserves have been established) and have adequately reserved for in accordance with generally accepted accounting principles all Income Taxes (whether or not shown on any Tax Return) that have accrued but are not yet due or payable and have made all estimated tax payments required to be made;

(iii) the Company has not received notice of any claim for assessment or collection of Income Taxes that is presently being asserted against the Company or its subsidiaries or notice of any presently pending audit examination, litigation, proceeding, proposed adjustment or matter in controversy with respect to any Income Taxes due and owing by the Company or any of its subsidiaries;

(iv) neither the Company nor any subsidiary of the Company has filed any agreement or waiver extending the period of the statute of limitations applicable to the assessment or collection of any federal Income Tax which remains open;

(v) neither the Company nor any subsidiary of the Company is or ever has been a party to any tax indemnity agreement, tax sharing agreement, or other agreement under which it reasonably expects to become liable to another person as a result of the imposition of Income Tax upon any person, or the assessment or collection of such a Tax;

(vi) the Company (and each of its subsidiaries) is not a party to any agreement which would require it to make any payment which would constitute a “parachute payment” for purposes of Section 280G;

(vii) to the Company’s knowledge, the Company (and each of its subsidiaries) has complied with all information reporting and backup withholding Tax requirements, including maintenance of required records with respect thereto, in connection with amounts paid to any employee, independent contractor, creditor, or other third party;

(viii) to the knowledge of the Company, none of the Company’s (and none of its subsidiary’s) assets are treated as “tax exempt use property” within the meaning of Section 168(h) of the Code, and the Company (and each of its subsidiaries) has not filed a consent under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company (or any of its subsidiaries). The Company (and each of its subsidiaries) is not, and has not been at any time within the period specified in Section 897(c)(1)(A)(II) of the Code, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code;

(ix) the Company (and each of its subsidiaries) is not, nor has it ever been, a member of an affiliated group filing a consolidated federal income Tax Return (other than such a group of which the Company is the parent corporation) and the Company (and each of its subsidiaries) does not have any liability for the Taxes of any individual or entity (other than the Company and its subsidiaries and their predecessors) under section 1.1502-6 of the Treasury regulations (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise;

(x) the Company (and each of its subsidiaries) will not be required to include in a taxable period ending after the Closing Date taxable income attributable to income that economically accrued in a taxable period ending on or before the Closing Date as a result of the installment method of accounting, the completed contract method of accounting, any method of reporting revenue from contracts which are required to be reported on the percentage of completion method (as defined in Section 460(b) of the Code) but that were reported using another method of accounting, or any other method of accounting, except to the extent such methods of accounting have been properly reflected in the financial statements included in the Company SEC Reports;

(xi) the Company (and each of its subsidiaries) is not required to include in income any adjustment pursuant to Section 481(a) of the Code (or similar provisions of other laws or regulations) in its current or in any future taxable period by reason of a change in accounting method, nor does the Company (or any of its subsidiaries) have any knowledge that the Internal Revenue Service (or other taxing authority) has proposed or is considering proposing any such change in accounting method, except to the extent such methods of accounting have been properly reflected in the financial statements included in the Company SEC Reports;

(xii) there are no material liens on any of the assets of the Company (or any of its subsidiaries) that arose in connection with any failure (or alleged failure) to pay any Tax; and

(xiii) the Company has made available to Parent correct and complete copies of all material Tax Returns, material examination reports, and material statements of deficiency assessed against or agreed to by the Company (or any of its subsidiaries) since December 31, 2000.

(c) The representations contained in subparagraphs (i) through (xiii) of Section 3.13(b) are true and correct with respect to all Taxes and all Tax Returns with respect to Taxes, except for such failures that would not reasonably be expected to have a Company Material Adverse Effect.

SECTION 3.14    Intellectual Property.

(a) Schedule 3.14(a) of the Company Disclosure Schedule sets forth a complete list of: (i) the Company’s and its subsidiaries’ registrations and applications for patents, trademarks, service marks, trade names, trade secrets, copyrights and other intellectual property rights (patents, trademarks, trade secrets, generically, “IP Rights”) and material unregistered IP Rights; and (ii) licenses and other contracts relating to IP Rights granted by or to the Company or its subsidiaries.

(b) Except as set forth on Schedule 3.14(b):

(i) No litigation is pending and no claim has been made against the Company or any of its subsidiaries nor, to the knowledge of the Company or its subsidiaries, are there any grounds for a claim: (A) alleging that any IP Right, product, process, method, substance or other material presently sold by or employed by the Company or any of its subsidiaries infringes or misappropriates any IP Rights owned by others; (B) challenging the title, inventorship, validity, enforceability, or alleging misuse, of any IP Right owned or used by Company or its subsidiaries.

(ii) Neither the Company nor any of its subsidiaries has asserted any claim of infringement, misappropriation or misuse by any Person of any IP Rights owned by the Company or any of its subsidiaries or as to which any of them have exclusive use.

(iii) No employee, officer or consultant of the Company or any of its subsidiaries has any proprietary, financial or other interest in any IP Rights owned or, to the knowledge of the Company, used by the Company or its subsidiaries in their businesses.

(iv) Neither the Company nor any of its subsidiaries has any obligation to compensate any Person for the use of any IP Rights and neither the Company nor any of its subsidiaries has granted any license or other right to use any of the IP Rights of the Company or its subsidiaries, whether requiring the payment of royalties or not.

(v) No settlement agreements, consents, judgments, orders, covenants not to sue or similar obligations to which the Company or any of its subsidiaries is party limit or restrict the use of the IP Rights owned or used by the Company or its subsidiaries.

(vi) No IP Right owned or used by the Company or its subsidiaries is subject to any lien, demand, encumbrance or security interest.

(vii) The Company and its subsidiaries have taken all reasonable measures to protect and preserve the security, confidentiality and value of the IP Rights that they own or use, including without limitation trade secrets and other confidential information.

(viii) Neither the Company nor any of its subsidiaries has within one (1) year prior to the Effective Time abandoned any domestic or foreign patent or trademark application or registration, or rights to submit any such patent or trademark application, for material IP Rights used in or necessary for the conduct of the business as currently conducted or as currently contemplated to be conducted.

(ix) To the knowledge of the Company, all trade secrets and other confidential information owned and used by the Company and its subsidiaries in the two years preceding the Effective Time are presently valued and protectable and are not part of the public domain or knowledge, nor, have they been used, divulged or appropriated for the benefit of any Person other than the Company or its subsidiaries or otherwise to the detriment of the Company or its subsidiaries.

(x) To the knowledge of the Company, no employee or consultant of the Company or its subsidiaries has used any trade secrets or other confidential information of any other person in the course of his work for the Company or its subsidiaries.

(xi) To the knowledge of the Company, the consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of any IP Rights owned or used by the Company or its subsidiaries.

SECTION 3.15    Vote Required.    The affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock, voting together as one class, is the only vote of the holders of any class or series of the Company’s capital stock necessary to approve and adopt this Agreement.

SECTION 3.16    Brokers.    No broker, finder or investment banker other than Barrington Associates (the “Company Financial Adviser”) and Morgan Stanley & Co. Incorporated (“Morgan Stanley”) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has provided to Parent copies of all agreements between the Company and the Company Financial Advisor and the Company and Morgan Stanley.

SECTION 3.17.    No Additional Representations.    In entering into this Agreement, Company has not been induced by, or relied upon, any representations, warranties or statements by Parent or Acquisition not set forth or referred to in this Agreement, the Parent Disclosure Schedule or the other documents required to be delivered thereby or referred to herein, whether or not such representations, warranties or statements have actually been made, in writing or orally, and Company acknowledges that, in entering into this Agreement, Parent and Acquisition have been induced by and relied upon the representations and warranties of Company herein set forth or referred to in this Agreement, the Company Disclosure Schedule and the other documents required to be delivered thereby or referred to herein. Company has made its own investigation of Parent and Acquisition prior to the execution of this Agreement and has not been induced by or relied upon any representations, warranties or statements as to the advisability of entering into this Agreement other than as set forth above.

SECTION 3.18    Takeover Statutes.    As currently contemplated by the terms of this Agreement, no “business combination,” “fair price,” “moratorium,” “control share,” “shareholder protection” or other similar anti-takeover statute or regulation enacted under state or federal laws in the United States, (including, without limitation, Sections 78.378 to 78.3793, inclusive, and Sections 78.411 to 78.444, inclusive, of the NRS) applicable to the Company or any of its subsidiaries is applicable to the Merger, this Agreement or the other transactions contemplated hereby.

SECTION 3.19    Affiliate Transactions.    Except as set forth in Section 3.19 of the Company Disclosure Schedule, there are no contracts, commitments, agreements, arrangements or other transactions between the Company or any of its subsidiaries, on the one hand, and any (i) present officer or director of the Company or any of its subsidiaries or any of their immediate family members or (ii) affiliate of any such present officer, director, family member or beneficial owner, on the other hand, in each case required to be disclosed pursuant to Item 404 of SEC Regulation S-K. Since January 1, 2001 (a) no executive officer of the Company has received payments from the Company in capacities as both an employee and as a distributor, and (b) to the actual knowledge of the Company’s executive officers, no other officer of the Company has received payments from the Company in capacities as both an employee and as a distributor.

SECTION 3.20    Insurance.    The Company has in full force and effect insurance policies which, taken together, provide adequate insurance coverage for the assets and the operations of the Company for risks normally insured against by a person carrying on the same business as the Company and for risks to which the Company is normally exposed, except for those risks and related losses to the Company which do not individually or in the aggregate constitute a Company Material Adverse Effect.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF
PARENT AND ACQUISITION

Except as set forth on the Disclosure Schedule previously delivered by the Parent to the Company (the “Parent Disclosure Schedule”) (it being agreed that any disclosure set forth on any particular schedule of the Parent Disclosure Schedules shall be deemed disclosed in another schedule of the Parent Disclosure Schedule if disclosure with respect to the particular schedule is sufficient to make it reasonably clear to Company the relevance of the disclosure to such other schedule), the Parent and Acquisition hereby jointly represent and warrant to the Company as follows:

SECTION 4.1    Organization.

(a) Each of Parent and Acquisition is duly organized, validly existing and in good standing under the laws of its respective state of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted. Parent has heretofore delivered to the Company accurate and complete copies of the Articles of Incorporation and Bylaws as currently in effect of Parent and Acquisition.

(b) Each of Parent and Acquisition is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Parent Material Adverse Effect.

The term “Parent Material Adverse Effect” shall mean any change or effect that, individually or in the aggregate, is or is reasonably likely to be materially adverse to the business, assets, operations, results of operations, prospects or financial condition of the Parent and its subsidiaries, taken as a whole other than any changes or effects arising out of (i) general economic conditions, (ii) the financial markets and (iii) the entering into or the public disclosure of this Agreement or the transaction contemplated hereby.

SECTION 4.2    Authority Relative to this Agreement.    Each of Parent and Acquisition has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby have been duly and validly authorized by the boards of directors of Parent and Acquisition and by Parent as the sole stockholder of Acquisition and no other corporate proceedings on the part of Parent or Acquisition are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Acquisition and, assuming due authorization, execution and delivery by the Company, constitutes a valid, legal and binding agreement of each of Parent and Acquisition enforceable against each of Parent and Acquisition in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

SECTION 4.3    Information Supplied.    None of the information supplied by Parent or Acquisition in writing for inclusion in the Proxy Statement will, at the time that the Proxy Statement is mailed to the Company’s stockholders or at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference therein.

SECTION 4.4    Consents and Approvals; No Violations.    Except as set forth in Section 4.5 of the Parent Disclosure Schedule, and except for filings, permits, authorizations, consents and approvals as may be required under and other applicable requirements of the Exchange Act, the HSR Act, foreign antitrust laws and the filing of the articles of merger as required by the NRS, no filing with or notice to, and no permit authorization, consent or approval of, any Governmental Entity is necessary for the execution and delivery by Parent or Acquisition of this Agreement or the consummation by Parent or Acquisition of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not have a Parent Material Adverse Effect. Neither the execution, delivery and performance of this Agreement by Parent or Acquisition nor the consummation by Parent or Acquisition of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of the respective Articles of Incorporation or Bylaws of Parent or Acquisition or any of Parent’s other subsidiaries, (b) result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or Acquisition or any of Parent’s other subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound and which contemplates a payment to or from Parent or Acquisition or any of Parent’s other subsidiaries, or (c) to Parent’s knowledge, violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to Parent or Acquisition or any of Parent’s other subsidiaries or any of their respective properties or assets except, in the case of (b) or (c), for violations, breaches or defaults which would not have a Parent Material Adverse Effect.

SECTION 4.5    Adequate Funds.    Parent has delivered to the Company true and complete copies of the (i) debt financing commitment letters from UBS AC, Stamford Branch (the “Senior Lender”) and UBS Warburg LLC (“UBSW”) and (ii) equity commitment letters from Whitney V, L.P. and Golden Gate Private Equity, Inc., in each case as set forth in the Parent Disclosure Schedule (the debt financing commitment letters and the equity commitment letters as collectively referred to as the “Financing Letters”).

To the knowledge of Parent and Acquisition, the proceeds of the financings as set forth in the Financing Letters (the “Financings”), together with unrestricted and available cash of the Company of at least $165 million are expected to be sufficient to consummate the Merger, pay all fees and expenses related to any of the foregoing, refinance up to $10.6 million of indebtedness of the Company and provide working capital for Acquisition.

SECTION 4.6    No Prior Activities.    Except for obligations incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the transactions contemplated hereby, Acquisition has neither incurred any obligation or liability nor engaged in any business or activity of any type or kind whatsoever or entered into any agreement or arrangement with any person.

SECTION 4.7    Ownership of Securities.    As of the date hereof, neither Parent nor, to Parent’s knowledge, any of its affiliates or associates (as such terms are defined under the Exchange Act), (i) beneficially owns, directly or indirectly, or (ii) is party to an agreement, arrangement or understanding (other than this Agreement) for the purpose of acquiring, holding or disposing of, in each case, shares of Company Common Stock.

SECTION 4.8    Brokers.    No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Acquisition.

SECTION 4.9    No Additional Representations; Investigation by Parent and Acquisition.

(a) In entering into this Agreement, Parent and Acquisition have not been induced by, or relied upon, any representations, warranties or statements by the Company not set forth or referred to in this Agreement, the Company Disclosure Schedule or the other documents referred to herein or required to be delivered thereby, whether or not such representations, warranties or statements have actually been made, in writing or orally, and Parent and Acquisition acknowledge that, in entering into this Agreement, Company has been induced by and relied upon the representations and warranties of Parent and Acquisition herein set forth or referred to in this Agreement or the other documents required to be delivered thereby or referred to herein. Parent and Acquisition have made their own investigation of Company prior to the execution of this Agreement and have not been induced by or relied upon any representations, warranties or statements as to the advisability of entering into this Agreement other than as set forth above.

(b) Parent and Acquisition have conducted their own independent review and analysis of the businesses, assets, condition, operations and prospects of the Company and its subsidiaries. In entering into this Agreement, Parent and Acquisition have relied solely upon the items set forth in (a) above and their own investigation and analysis, and Parent and Acquisition:

(i) acknowledge that, other than as set forth in this Agreement, the Company Disclosure Schedule or the other documents required to be delivered by the Company or referred to herein, none of the Company, its subsidiaries or any of their respective directors, officers, employees, affiliates, agents or representatives (including without limitation Barrington Associates) makes any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Parent or Acquisition or their agents or representatives;

(ii) agree, to the fullest extent permitted by law (except with respect to fraud), that none of the Company, its subsidiaries or any of their respective directors, officers, employees, stockholders, affiliates, agents or representatives (including without limitation Barrington Associates) shall have any liability or responsibility whatsoever to Parent or Acquisition on any basis (including without limitation in contract, tort or otherwise) based upon any information provided or made available, or statements made, to Parent or Acquisition; and

(c) acknowledge that, as of the date hereof, they have no knowledge of any representation or warranty of the Company being untrue or inaccurate in any material respect.

ARTICLE V
COVENANTS

SECTION 5.1    Conduct of Business.

(a) Conduct of Business by the Company.    Except as expressly set forth in this Agreement or as consented to in writing by Parent during the period from the date of this Agreement to the Effective Time, the Company shall use, and shall cause its subsidiaries to use, reasonable commercial efforts to carry on their respective businesses in the usual, regular and ordinary course, consistent with past practice and in compliance in all material respects with all applicable laws and regulations and to preserve current relationships with customers, distributors and suppliers.

(b) Negative Covenants.    Without limiting the generality of the foregoing, and except as expressly set forth in this Agreement or as consented to in writing by Parent (which consent shall not be unreasonably withheld or delayed) between the date of this Agreement and the Effective Time or until the earlier termination of this Agreement pursuant to its terms, the Company shall not, and shall not permit any of its subsidiaries to:

(i) amend its Articles of Incorporation or Bylaws (or other similar governing instrument);

(ii) authorize for issuance, issue, sell, deliver or agree or commit to issue sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities (except bank loans) or equity equivalents (including, without limitation, any stock options or stock appreciation rights), except for the issuance and sale of shares of Company Common Stock pursuant to options previously granted;

(iii) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, make any other actual, constructive or deemed distribution in respect of its capital stock or otherwise make any payments to stockholders in their capacity as such, or redeem or otherwise acquire any of its securities or any securities of any of subsidiaries; provided, however, that the Company may pay one regular $0.15 quarterly cash dividend on the Company Common Stock in accordance with past practice to be declared and paid after the date hereof;

(iv) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries (other than the Merger);

(v) alter, through merger, liquidation, reorganization, restructuring or any other fashion, the corporate structure of ownership of any subsidiary;

(vi) (A) incur or assume any long-term or short-term debt (including, without limitation, obligations under conditional sale or title retention agreements, obligations assumed as deferred purchase price, capitalized lease obligations in excess of $1,000,000, obligations under swap or hedging agreements in excess of $3,000,000, performance bonds or letters of credit) or issue any debt securities, except for bank borrowings under existing lines of credit in the ordinary course of business for working capital purposes in accordance with the budget previously delivered to Parent; (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except in the ordinary course of business consistent with past practice and except for obligations of subsidiaries of Company incurred in the ordinary course of business; (C) other than in the ordinary course of business, make any loans, advances or capital contributions to or investments in any other person (other than to subsidiaries of Company or customary loans or advances to employees or customers in each case in the ordinary course of business consistent with past practice); (D) pledge or otherwise encumber shares of capital stock of Company or its subsidiaries; (E) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any material Lien thereupon (other than tax liens for Taxes not yet due) or (F) forgive any material debts owing to the Company or its subsidiaries;

(vii) except as set forth in Section 5.1 of the Company Disclosure Schedule or as may be required by law, enter into, adopt or amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee in any manner or increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock appreciation rights or performance units); provided, however, that this paragraph shall not prevent Company or its subsidiaries from entering into or terminating and settling employment agreements, severance agreements or other compensation arrangements with employees in the ordinary course of business and consistent with past practice; provided that any such agreements entered into are terminable by the Company immediately without penalty and that the aggregate amount payable in any such terminations or settlements does not exceed $100,000;

(viii) except as set forth in Section 5.1 of the Company Disclosure Schedule and other than in the ordinary course of business, acquire, sell, lease or dispose of any assets not including inventory in any single transaction or series of related transactions having a fair market value in excess of $2,000,000 in the aggregate;

(ix) except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting principles or practices used by it;

(x) (A) except as set forth in Section 5.1 of the Company Disclosure Schedule acquire or agree to acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein; (B) enter into any contract or agreement, other than in the ordinary course of business consistent with past practice, that would be material to Company and its subsidiaries, taken as a whole; (C) authorize any new capital expenditure or expenditures that individually is in excess of $2,000,000, provided that none of the foregoing shall limit any capital expenditure required pursuant to existing contracts;

(xi) settle or compromise any pending or threatened suit, action or claim that (A) relates to the transactions contemplated hereby or (B) the settlement or compromise of which would result in payments by the Company in the aggregate of $1,000,000 or more;

(xii) adopt a shareholder rights plan or any similar plan or instrument or declare a dividend of preferred share purchase rights under the Rights Agreement dated July 27, 2000 between the Company and U.S. Stock Transfer Corporation or take any other action which would have the effect of impairing or delaying the consummation of the Merger;

(xiii) pay, discharge, or satisfy any material claim, liabilities, or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than in the ordinary course of business consistent with past practice, or fail to pay or otherwise satisfy (except if being contested in good faith) any material accounts payable, liabilities, or obligations when due and payable;

(xiv) pay or incur any obligation to pay any fee relating to the Merger to a broker, finder or investment banker other than as set forth in Section 3.16; or

(xv) take or agree in writing or otherwise to take any of the actions described in Section 5.1(b).

SECTION 5.2    Other Potential Acquirors.

(a) The Company agrees that it shall cease (and will instruct its Representatives, as defined herein, to cease) all existing negotiations with any third parties with respect to a Takeover Proposal. Except as otherwise set forth in this Section 5.2, the Company shall not permit any of its subsidiaries to, nor authorize nor permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative of the Company or any of its subsidiaries (“Representatives”) to, directly or indirectly: (i) solicit, initiate, or encourage the submission of, any Takeover Proposal, or take any other action to facilitate any inquiries or make any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal, (ii) engage in negotiations or discussions with, or furnish any information or data, or afford access to the properties, books or records of the Company or its subsidiaries to any third party relating to a Takeover Proposal, or (iii) enter into any agreement with respect to any Takeover Proposal or approve any Takeover Proposal. For purposes of this Agreement, “Takeover Proposal” means any written proposal or offer (whether or not delivered to the Company’s stockholders generally) for a merger, consolidation, recapitalization, liquidation, dissolution or similar transaction, purchase of substantial assets, tender offer or other business combination involving the Company or any of its subsidiaries or any proposal or offer to acquire in any manner, directly or indirectly, a substantial equity interest in, or a substantial portion of the assets or business of, the Company or any of its subsidiaries, other than the transactions contemplated by this Agreement.

(b) Notwithstanding anything to the contrary contained in this Agreement and so long as the Company is in compliance with the provisions of Section 5.2(a), if the Company and its Board of Directors or the Special Committee prior to the Company Stockholders’ Meeting determine in good faith after discussion with independent counsel that an unsolicited Takeover Proposal would likely result in a Superior Proposal and the Board of Directors or the Special Committee determines in good faith that the failure to participate in discussions or negotiations with or to furnish information to the Potential Acquiror, as defined below, would be inconsistent with the Board of Directors’ fiduciary duties under applicable law, then the Company and its Board of Directors or Special Committee: (i) may participate in discussions or negotiations (including, as a part thereof, make any counterproposal) with or furnish information to any third party making an unsolicited Takeover Proposal (a “Potential Acquiror”), and (ii) shall be permitted to take and disclose to the Company’s stockholders a position with respect to any tender or exchange offer by a third party, or amend or withdraw such position, pursuant to Rules 14d-9 and 14e-2 of the Exchange Act.

(c) Any non-public information furnished to a Potential Acquiror shall be pursuant to a confidentiality agreement substantially similar to the confidentiality provisions of the confidentiality agreement entered into between the Company and Whitney & Co., LLC.

(d) The Board of Directors of the Company or the Special Committee shall not approve or recommend, as the case may be, or propose to approve or recommend, as the case may be, or enter into any agreement with respect to, any Takeover Proposal unless the Board and the Special Committee determine in good faith, after receiving advice from their financial advisor, that such Takeover Proposal would, if so completed, result in a Superior Proposal. For purposes of this Agreement, “Superior Proposal” means a written Takeover Proposal made by a third party with respect to which: (i) the Board of Directors of the Company and the Special Committee determine, based on such matters that they deem relevant, including, without limitation, the likelihood of consummation, the trading market, liquidity of any securities offered in connection with the Takeover Proposal and the factors set forth in NRS Section 78.138, that the Takeover Proposal is superior as compared with the Merger, and (ii) if the Takeover Proposal (x) is subject to a financing condition or (y) involves consideration that is not entirely cash or does not permit stockholders to receive the payment of the offered consideration in respect of all shares at the same time, the Company’s Board of Directors and the Special Committee have been furnished with the written opinion of Company Financial Advisor or a nationally recognized financial advisor that (in the case of clause (x)), the Takeover Proposal is readily financeable and (in the case of clause (y)) that the Takeover Proposal provides a higher value per share than the consideration per share to be paid to the Company’s stockholders pursuant to the Merger.

(e) Except as set forth in this Section 5.2, neither the Board of Directors of the Company, nor the Special Committee, shall (x) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent, the Board of Directors’ approval or recommendation of the Merger or this Agreement, (y) approve any letter of intent, agreement in principle, acquisition agreement or similar agreement (other than a confidentiality agreement in connection with a Superior Proposal which is entered into by the Company in accordance with Section 5.2(c)) relating to any Takeover Proposal (each, an “Acquisition Agreement”), or (z) approve or recommend, or propose to approve or recommend, any Takeover Proposal. Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, in response to a Superior Proposal which was not solicited by the Company, and which did not otherwise result from a breach of Section 5.2(a), the Board of Directors of the Company may, subject to the immediately following sentence, terminate this Agreement pursuant to and subject to the terms of Section 7.5 and, concurrently with such termination, cause the Company to enter into an Acquisition Agreement with respect to a Superior Proposal, but only if the Company’s Board of Directors determines, after consultation with its independent counsel, that failure to terminate this Merger Agreement and accept the Superior Proposal would be inconsistent with the Company’s Board of Directors fiduciary duties to stockholders. Such actions may be taken by the Company’s Board of Directors only if it has delivered to Parent prior to or on the date of the Company Stockholders’ Meeting written notice of the intent of the Company’s Board of Directors to take the actions referred to in the preceding sentence, together with a copy of the related Acquisition Agreement and a description of any terms of the Takeover Proposal not contained therein. The Board of Directors shall not terminate this Agreement and enter into an Agreement with respect to a Superior Proposal pursuant to this Section 5.2(e) until the end of the second business day following delivery of such notice to Parent, after which the Board of Directors, taking into account such matters that they deem relevant (including, without limitation, including, without limitation, the likelihood of consummation, the trading market, liquidity of any securities offered in connection with the Takeover Proposal and the factors set forth in NRS Section 78.138, as well as any indications from Parent that it will make an alternative proposal), may proceed with such Superior Proposal and enter into an Acquisition Agreement in connection with the Superior Proposal.

(f) The Company promptly, and in any event within 48 hours, shall advise the Parent orally and in writing of the submission of any Takeover Proposal, the identity of the person making any such Takeover Proposal and the material terms of any such Takeover Proposal; provided, however, neither Parent nor Acquisition shall interfere with the Company, the Board of Directors or the Special Committee with respect to any such Takeover Proposal (including any deliberations related to any such Takeover Proposal or any matter related thereto). The Company shall keep the Parent fully informed of the status and material terms of any such Takeover Proposal.

SECTION 5.3    Preparation of the Proxy Statement; Stockholders’ Meeting.

(a) As promptly as reasonably practicable after the execution of this Agreement, the Company shall prepare and file with the SEC the Proxy Statement. The Company shall obtain and furnish the information required to be included in the Proxy Statement and shall respond promptly to any comments made by the SEC with respect to the Proxy Statement and cause the Proxy Statement and form of proxy to be mailed to the Company’s stockholders at the earliest practicable date. Parent shall cooperate in the preparation of the Proxy Statement and shall as soon as reasonably practicable after the date hereof furnish the Company with all information for inclusion in the Proxy Statement as the Company may reasonably request. The Company agrees, as to information with respect to the Company, its officers, directors, stockholders and subsidiaries contained in the Proxy Statement, and Parent agrees, as to information with respect to Parent and its officers, directors, stockholders and subsidiaries contained in the Proxy Statement that such information, at the date the Proxy Statement is mailed and (as amended or supplemented) at the time of the Company Stockholders Meeting, will not be false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. Parent and its counsel shall be given the opportunity to review the Proxy Statement and all amendments or supplements thereof prior to their being filed with the SEC, and the Company shall not make any such filing without consulting with Parent. The Company will advise Parent, promptly after it receives notice thereof, of the time when the Proxy Statement has been cleared by the SEC or any request by the SEC for an amendment of the Proxy Statement or comments from the SEC thereon and proposed responses thereto or requests by the SEC for additional information and Company shall furnish copies to Parent. The Company, on the one hand, and Parent, on the other hand, agree to promptly correct any information provided by either of them for use in the Proxy Statement if any, if and to the extent that it shall have become materially false or misleading, and the Company further agrees to take all steps reasonably necessary to cause the Proxy Statement as so corrected to be filed with the SEC and to use all reasonable efforts to cause the Proxy Statement to be disseminated to the Company’s stockholders, in each case, as and to the extent required by applicable laws.

(b) Parent agrees promptly to advise the Company if at any time prior to the Company Stockholders’ Meeting any information provided by it in the Proxy Statement is or becomes incorrect or incomplete in any material respect and to provide the Company with the information needed to correct such inaccuracy or omission. Parent will furnish the Company with such supplemental information as may be necessary in order to cause the Proxy Statement, insofar as it relates to Parent and its subsidiaries, to comply with applicable law after the mailing thereof to the stockholders of the Company.

(c) The Company agrees promptly to advise Parent if at any time prior to the Company Stockholders’ Meeting any information provided by it in the Proxy Statement is or becomes incorrect or incomplete in any material respect and to provide Parent with the information needed to correct such inaccuracy or omission. The Company will furnish Parent with such supplemental information as may be necessary in order to cause the Proxy Statement, insofar as it relates to the Company and its subsidiaries, to comply with applicable law after the mailing thereof to the stockholders of the Company.

(d) Concurrently with the filing of the Proxy Statement, Parent and Acquisition and their respective affiliates (to the extent required by law) shall prepare and file with the SEC, together with the Company, a Rule 13E-3 Transaction Statement on Schedule 13E-3 (together with all supplements and amendments thereto, the “Schedule 13E-3”) with respect to the transactions contemplated by this Agreement. The Company shall promptly furnish to Parent all information concerning the Company as may reasonably be requested in connection with the preparation of the Schedule 13E-3. The Company shall promptly supplement, update and correct any information provided by it for use in the Schedule 13E-3 if and to the extent that such information is or shall have become incomplete, false or misleading. In any such event, Parent shall take all reasonable steps necessary to cause the Schedule 13E-3 as so supplemented, updated or corrected to be filed with the SEC and Parent and Company shall take all reasonable steps to cause same to be disseminated to the holders of Company Common Stock, in each case, as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given an opportunity to review and comment on the Schedule 13E-3 and each supplement, amendment or response to comments with respect thereto prior to its being filed with or delivered to the SEC and Parent shall consider any such comments in good faith. Parent agrees to provide the Company and its counsel with copies of any comments that Parent or its counsel may receive from the staff of the SEC promptly after receipt thereof.

(e) As soon as reasonably practicable following the clearance of comments from the staff of the SEC regarding the Proxy Statement, the Company shall call and hold the Company Stockholders’ Meeting for the purpose of obtaining the Stockholder Approval. Subject to the fiduciary duties of its Board of Directors, the Company shall use its reasonable best efforts to solicit proxies from its stockholders and to secure the vote or consent of stockholders required by applicable law or otherwise to obtain the Stockholder Approval. The Company, through its Board of Directors, shall recommend to its stockholders the obtaining of the Stockholder Approval, provided, however, that subject to the provisions of Section 7.1, the Company’s Board of Directors may withdraw, modify or amend its recommendation if (i) the Company receives a Superior Proposal and (ii) after complying with the provisions of Section 5.2 the Board of Directors by a majority vote determines in its good faith judgment that it is required in order to comply with its fiduciary duties to recommend the Superior Proposal.

SECTION 5.4    Access to Information; Confidentiality.    Upon notice by Parent and permission granted by the Company, which shall not be unreasonably delayed or withheld, the Company shall, and shall cause its subsidiaries to, afford Parent and its lenders and other investors, and the officers, employees, accountants, counsel, financial advisors and other representatives of Parent and its lenders and other investors, reasonable access during normal business hours during the period prior to the Effective Time, and in a manner reasonably designed to minimize disruption to the operations of the Company and its subsidiaries, and to all their respective properties, books, contracts, agreements, commitments, returns, personnel and records and, during such period, the Company shall, and shall cause each of its subsidiaries to, furnish promptly to Parent, (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties and personnel as Parent may reasonably request. Except as required by law, each of the Company and Parent will hold, and will cause its lenders and other investors and their respective officers, employees, accountants, counsel, financial advisers and other representatives and affiliates to hold, any confidential information in accordance with the confidentiality agreement entered into between the Company and Whitney & Co., LLC.

SECTION 5.5    Reasonable Efforts; Notification.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the Company, Parent and Acquisition agrees (and shall cause their respective subsidiaries) to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including without limitation (i) the making of all necessary applications, registrations and filings (including filings with Governmental Entities, if any), (ii) the obtaining of all necessary actions or nonactions, licenses, consents, approvals or waivers from Governmental Entities and other third parties, (iii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement and (iv) the defending of any lawsuits or other legal proceedings, judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby or thereby, including the using of all reasonable best efforts necessary to lift, rescind or mitigate the effect of any injunction or restraining order or other order adversely affecting the ability of any party hereto to consummate the transactions contemplated hereby.

(b) The Company shall give prompt written notice to Parent, and Parent shall give prompt written notice to the Company, of (i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any Material Respect, as defined in Section 8.3(c), (ii) the failure by it to comply with or satisfy in any Material Respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, (iii) the occurrence of an event or events which individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect, or (iv) the commencement of or, to the extent the Company has knowledge of the threat of, any litigation involving or affecting the Company or any subsidiary, or any of their respective properties or assets, or, to its knowledge, any employee, agent, director or officer of the Company or any subsidiary, in his or her capacity as such or as a fiduciary under a Benefit Plan of the Company or any subsidiary, which, if pending on the date hereof, would have been required to have been disclosed in or pursuant to this Agreement or which directly relates to the consummation of the Merger, or any material development in connection with any litigation disclosed by the Company in or pursuant to this Agreement or the Company SEC Reports. Each of Parent, Acquisition and the Company hereby represent that, other than as previously disclosed to each other on the Disclosure Schedule (which disclosures shall not constitute a breach), as of the date hereof they do not have any actual knowledge of a breach of the representations and warranties being made by such other party pursuant to this Agreement.

SECTION 5.6    Stock Options.    Each Company Stock Option outstanding pursuant to the Stock Option Plan or otherwise, whether or not then exercisable, shall be canceled as of the Effective Time and thereafter only entitle the holder thereof, upon surrender thereof, to receive the amount specified in Section 2.3, which cancellation shall be in accordance with the terms of any Company Stock Option and Stock Option Plan. Prior to the Effective Time, the Company shall mail to each Person who is a holder of outstanding Company Stock Options granted pursuant to the Stock Option Plan or otherwise a letter in a form reasonably acceptable to Parent which describes the treatment of and payment for such options pursuant to this Section 5.6 and provides instructions for use in obtaining payment for such options hereunder.

SECTION 5.7    Takeover Statutes; Inconsistent Actions.    If any “fair price,” “moratorium,” “control share,” “business combination,” “shareholder protection” or similar or other anti-takeover statute or regulation (including, without limitation, Sections 78.378 through 78.3793 and Sections 78.411 through 78.444 of the NRS)

shall become applicable to the Merger or any of the other transactions contemplated hereby, the Company and the Board of Directors of the Company shall grant such approvals and take all such actions so that the Merger and the other transactions contemplated hereby may be consummated on the terms contemplated hereby and otherwise eliminate the effects of such statute or regulation on the Merger and the transactions contemplated hereby.

SECTION 5.8    Indemnification, Exculpation and Insurance.

(a) The Articles of Incorporation and the Bylaws of the Surviving Corporation shall contain the provisions with respect to indemnification and exculpation from liability set forth in the Company’s Articles of Incorporation and Bylaws on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of individuals who on or prior to the Effective Time were directors, officers, employees or agents of the Company, unless such modification is required by law.

(b) After the Effective Time, the Surviving Corporation shall indemnify and hold harmless (and shall also advance expenses as incurred to the fullest extent permitted under applicable law to) each person who is or has been prior to the date hereof or who becomes prior to the Effective Time an officer or director of the Company or any of the Company’s subsidiaries (the “Indemnified Persons”) against (a) all losses, claims, damages, costs, expenses (including, without limitation, counsel fees and expenses), settlement payments or liabilities arising out of or in connection with any claim, demand, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was an officer or director of the Company or any of its subsidiaries whether or not pertaining to any matter existing or occurring at or prior to the Effective Time and whether or not asserted or claimed prior to or at or after the Effective Time (“Indemnified Liabilities”) and (b) all Indemnified Liabilities based in whole or in part on or arising in whole or in part out of or pertaining to this Agreement or the transactions contemplated hereby, in each case to the fullest extent required or permitted under applicable law or under the Surviving Corporation’s Articles of Incorporation or Bylaws. The parties hereto intend, to the extent not prohibited by applicable law, that the indemnification provided for in this Section 5.8(b) shall apply without limitation to negligent acts or omissions by an Indemnified Person. Parent hereby guarantees the payment and performance of the Surviving Corporation’s obligations in this Section 5.8(b). Each Indemnified Person is intended to be a third party beneficiary of this Section 5.8(b) and may specifically enforce its terms. This Section 5.8(b) shall not limit or otherwise adversely effect any rights any Indemnified Person may have under any agreement with the Company or under the Company’s Articles of Incorporation or Bylaws.

(c) For six years from the Effective Time, Parent shall maintain in effect directors’ and officers’ liability insurance for current and former officers and directors of the Company and its subsidiaries who are currently covered by the Company’s directors’ and officers’ liability insurance policy (a copy of which has been heretofore made available to Parent) on terms no less favorable to such indemnified parties than the terms of such current insurance coverage in effect for the Company on the date hereof and providing coverage only with respect to matters occurring prior to the Effective Time, to the extent that such coverage can be maintained at an annual net cost to the Surviving Corporation of not greater than 150% of the annual premium for the Company’s current insurance policies and, if such coverage cannot be so maintained at such cost, providing as much of such insurance as can be so maintained at a net cost equal to 150% of the annual premium for the Company’s current insurance policies.

(d) The obligations of the Company, the Surviving Corporation and Parent contained in this Section 5.8 shall be binding on the successors and assigns of Parent and the Surviving Corporation. If Parent, the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.8.

SECTION 5.9    Fees and Expenses.    Except as provided in Section 7.5, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses. The Company shall not pay expenses of any individual stockholder.

SECTION 5.10    Public Announcements.    Parent and Acquisition, on the one hand, and the Company, on the other hand, will not issue any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, without first obtaining the prior consent of the other party; provided, however, in the event of any press release that may be required by applicable law, court process, or by obligations pursuant to any listing agreement with any national securities exchange or the NASDAQ National Market, the parties will use reasonable best efforts to consult with each other before issuing, and to provide each other the opportunity to review and comment upon, any such press release or other public statement.

SECTION 5.11    Status of Company Employees; Employee Benefits.

(a) For a period beginning at the Effective Time and ending on the 90th day following the Effective Time, Parent shall to the extent practicable cause the Surviving Corporation to provide employee benefits and programs to the employees of the Company and its subsidiaries who are employed by the Surviving Corporation or its subsidiaries at the date hereof (“Company Employees”) that, in the aggregate are substantially comparable or more favorable, as a whole, than those in existence as of the date hereof and disclosed in writing to Parent prior to the execution hereof, except for those set forth in Section 5.11(a) of the Parent Disclosure Schedule.

(b) To the extent Parent determines to cover Company Employees under employee benefit plans and arrangements maintained by Parent or its subsidiaries (“Parent Benefit Plans”) instead of employee benefit plans and arrangements of the Company, then for a period of ninety (90) days following the Effective Time, any pre-existing condition exclusion under any Parent Benefit Plan providing medical or dental benefits shall be waived for any Company Employee who, immediately prior to commencing participation in such Parent Benefit Plan, was participating in an Employee Plan providing medical or dental benefits and had satisfied any pre-existing condition provision under such Employee Plan (to the extent that such pre-existing condition would have been waived under the similar Company benefit plan, as in effect immediately prior to the Effective Time). Any expenses that were taken into account under an Employee Plan providing medical or dental benefits in which the Company Employee participated immediately prior to commencing participation in a Parent Benefit Plan providing medical or dental benefits shall be taken into account to the same extent under such Parent Benefit Plan, in accordance with the terms of such Parent Benefit Plan, for purposes of satisfying applicable deductible, coinsurance and maximum out-of- pocket provisions and life-time benefit limits.

SECTION 5.12    Governmental Approvals.    Parent shall use reasonable best efforts to promptly prepare and file, but in any event, will file no later than twenty days after the date hereof, all necessary documentation to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, registrations, licenses, findings of suitability, consents, variances, exemptions, orders, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (“Governmental Approvals”) and shall file initial applications and documents related to all such Governmental Approvals within such time as necessary for such Governmental Approvals to be granted on or before the Effective Time and shall act reasonably and promptly thereafter in responding to additional requests in connection therewith.

SECTION 5.13    Japanese Subsidiary Minority Shares.    Notwithstanding anything contained in this Agreement to the contrary, the parties hereby agree that, following the date hereof and prior to the Effective Time, the Company shall use its commercially reasonable efforts to negotiate, enter into and perform agreements or arrangements providing for the purchase, exchange, cancellation or other disposal of the Japanese Subsidiary Minority Shares (“J-Sub Minority Shares”) such that the Company shall become the sole owner of all outstanding shares of capital stock or other equity securities of Japanese Subsidiary (other than director’s qualifying shares). The consideration for the J-Sub Minority Shares may consist of cash, Company Common Stock or other property; provided that, unless Parent shall otherwise agree in writing, such consideration shall not exceed $5,000,000 (with the value of any such consideration that may consist of shares of Company Common Stock being equal to the Merger Consideration per share of Company Common Stock and the value of any other non-cash consideration being equal to the fair market value thereof as determined by the Company’s Board of Directors in the exercise of its reasonable business judgment).

SECTION 5.14    Rights Plan.    The Company shall either (x) promptly redeem all preferred share purchase rights under the Rights Agreement (the “Rights Agreement”) dated July 27, 2000 between the Company and U.S. Stock Transfer Corporation or (y) amend the Rights Agreement to exempt the Merger and the transaction contemplated hereby from the Rights Agreement, and take all other action to ensure that the Rights shall not become exercisable and no Distribution Date (as such terms are defined in the Rights Agreement) shall occur thereunder prior to the Closing Date.

SECTION 5.15    Indemnification by Company.    The Company shall indemnify Parent, its stockholders, Acquisition and their respective affiliates and each of their respective current and former officers, directors, employees, agents and representatives (individually an “Indemnitee” and collectively the “Indemnitees”), to the fullest extent permitted by applicable law, but only with respect to any actual out-of-pocket defense cost or expense incurred by an Indemnitee directly in connection with the defense of any claim asserted against an Indemnitee which is directly based on an allegation that an Indemnitee has induced or acted in concert with the Company or any of its directors to act contrary to or in violation of any duty under applicable law, to which the Company and any of its directors are subject, to the extent, but only to the extent, such allegation directly relates to the negotiation, execution or delivery of this Agreement by the parties hereto (an “Indemnifiable Matter”); provided, however, in no event shall the Company be responsible for indemnifying or making any payment to, or on behalf of, any Indemnitee hereunder with respect to any settlement, judgment, contribution, indemnification or similar payment made to or on behalf of any party in connection with the settlement, disposition, resolution or dismissal of any action, case, proceeding, allegation, arbitration or other similar proceeding other than one requiring payment by Parent or Acquisition of fees and expenses of counsel for the claiming party. Promptly after receipt by an Indemnitee of notice of the assertion of any claim or the commencement of any action against such Indemnitee in respect to which indemnity or reimbursement may be sought against under this Section 5.15 (an “Assertion”) such Indemnitee shall notify the Company in writing of the Assertion, but the failure to so notify shall not relieve the Company of any liability it may have to such Indemnitee hereunder except to the extent that such failure shall have actually prejudiced the Company in defending against such Assertion. In the event that following receipt of notice from the Indemnitee, the Company notifies the Indemnitee that the Company desires to defend the Indemnitee against such Assertion, the Company shall have the right to defend the Indemnitee by appropriate proceedings and shall have the sole power to direct and control such defense. If any Indemnitee desires to participate in any such defense it may do so at its sole cost and expense; provided that if the defendants in any such action shall include the Company and/or its officers or directors as well as an Indemnitee and such Indemnitee shall have received the written advice of counsel that there exist defenses available to such Indemnitee that are materially different from those available to the Company and/or such officers or directors, the Indemnitee shall have the right to select one separate counsel (and one local counsel in such jurisdictions as are necessary) reasonably acceptable to the Company to participate in the defense of such action on its behalf, at the expense of the Company. If any Indemnitee retains such counsel, then to the extent permitted by law, the Company shall periodically advance to such Indemnitee its reasonable legal and other out-of-pocket expenses relating to the Indemnifiable Matter (including the reasonable cost of any investigation and preparation incurred in connection therewith). No Indemnitee shall settle any Assertion without the prior written consent of the Company, nor shall the Company settle any Assertion in which an Indemnitee is named as a defendant without either (i) the written consent of all Indemnitees against whom such Assertion was made (which consents shall not be unreasonably withheld), or (ii) obtaining an unconditional general release from the party making the Assertion for all Indemnitees as a condition of such settlement. The provisions of this Section 5.15 are intended for the benefit of, and shall be enforceable by, the respective Indemnitees.

ARTICLE VI
CONDITIONS PRECEDENT

SECTION 6.1    Conditions to Each Party’s Obligations to Effect the Merger.    The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Stockholder Approval.    The Stockholder Approval shall have been obtained.

(b) No Injunctions or Restraints.    No litigation brought by a Governmental Entity shall be pending, and no litigation shall be threatened by any Governmental Entity, which seeks to enjoin or prohibit the consummation of the Merger, and no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect.

(c) HSR Act.    The applicable waiting period (and any extension thereof) under the HSR Act shall have expired or been terminated.

(d) Consents and Approvals.    Each of the parties shall have received evidence, in form and substance reasonably satisfactory to the other party, that such licenses, permits, consents, approvals, waivers, findings of suitability, authorizations, qualifications and orders of, and declarations, registrations and filings required to be made or obtained by the Company or Parent from all Governmental Entities as are required in connection with the Merger and the consummation of the transactions contemplated hereby, including Governmental Approvals, have been obtained or made, as applicable, by the Company or Parent and are in full force and effect.

(e) Consent of Los Angeles Superior Court.    (i) The Los Angeles Superior Court shall have issued an order (the “Order”) in substantial effect approving, including without limitation, the sale, disposition or any other transaction by the trustees of the Mark Hughes Family Trust (the “Trustees”) relating to the securities of the Company or any of its subsidiaries or affiliates held directly or indirectly by the Trustees, in a transaction or series of transactions contemplated by this Agreement and any documents or instruments related thereto; and (ii) the Order shall have become final (an order which is no longer appealable).

SECTION 6.2    Additional Conditions to Obligations of Parent and Acquisition.    The obligations of Parent and Acquisition to effect the Merger are also subject to the following conditions:

(a) Representations and Warranties.    The representations and warranties of the Company set forth in this Agreement shall be true and correct in all Material Respects as of the date of this Agreement and shall be true and correct in all Material Respects as of the Closing Date as though made on and as of the Closing Date (provided that those representations and warranties which address matters only as of a particular date shall remain true and correct in all Material Respects as of such date), provided that notwithstanding the foregoing, the representations and warranties of the Company set forth in Section 3.2 hereof shall be true and correct in all respects and Parent shall have received a certificate of an executive officer of the Company to that effect.

(b) Agreements and Covenants.    The Company shall have performed or complied in all Material Respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date. Parent shall have received a certificate of an executive officer of the Company to that effect.

(c) Certificates and Other Deliveries.    The Company shall have delivered, or caused to be delivered, to Parent (i) a certificate of good standing from the Secretary of State of the State of Nevada and of comparable authority in other jurisdictions in which the Company and its subsidiaries are incorporated or qualified to do business stating that each is a validly existing corporation in good standing; (ii) duly adopted resolutions of the Board of Directors and stockholders of the Company approving the execution, delivery and performance of this

Agreement and the instruments contemplated hereby, certified by the Secretary of the Company; and (iii) a true and complete copy of the Articles of Incorporation or comparable governing instruments, as amended, of the Company and its subsidiaries certified by the Secretary of State of the state of incorporation or comparable authority in other jurisdictions, and a true and complete copy of the Bylaws or comparable governing instruments, as amended, of the Company and its subsidiaries certified by the Secretary of the Company and its subsidiaries, as applicable.

(d) No Company Material Adverse Effect.    From the date of this Agreement through and including the Effective Time, no event or events shall have occurred which, individually or in the aggregate, have a Company Material Adverse Effect.

SECTION 6.3    Additional Conditions to Obligations of the Company.    The obligations of the Company to effect the Merger are also subject to the following conditions:

(a) Representations and Warranties.    The representations and warranties of the Parent set forth in this Agreement shall be true and correct in all Material Respects as of the date of this Agreement and shall be true and correct in all Material Respects as of the Closing Date as though made on and as of the Closing Date (provided that those representations and warranties which address matters only as of a particular date shall remain true and correct in all Material Respects as of such date), and Company shall have received a certificate of an executive officer of the Parent to that effect.

(b) Agreements and Covenants.    Parent shall have performed or complied in all Material Respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date. The Company shall have received a certificate of an executive officer of Parent to such effect.

(c) Financing of Parent in Place.    At the Effective Time, Parent shall have, and shall have provided the Company with satisfactory evidence of the availability of, funds sufficient for the payment of the aggregate Merger Consideration and performance of Parent’s obligations with respect to the transactions contemplated by this Agreement subject to Sections 2.2 and 4.5.

ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER

SECTION 7.1    Termination.    This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the stockholders of the Company:

(a) by mutual written consent of Parent and the Company, if the Board of Directors of each so determines by the affirmative vote of a majority of the members of its Board of Directors;

(b) by Parent (provided that Parent is not then in Material Breach, as defined in this Section 7.1, of any representation, warranty, covenant or other agreement contained herein), upon a Material Breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case, except for the covenants of the Company in Section 5.2(a) for which no cure shall be permitted; provided, however, that no cure period shall be applicable in the case of any breach based on an act of encouraging the submission of a Takeover Proposal only if the act of encouragement is established by Parent or Acquisition by clear and unequivocal conduct on the part of the Company, continuing thirty (30) days following notice to the Company of such breach or untruth and of a nature such that the conditions set forth in Section 6.2(a) or Section 6.2(b), as the case may be, would be incapable of being satisfied by the then-scheduled Outside Date (defined below);

(c) by the Company (provided that the Company is not then in Material Breach of any representation, warranty, covenant or other agreement contained herein), upon a Material Breach of any representation, warranty, covenant or agreement on the part of Parent or Acquisition set forth in this Agreement, or if any representation or warranty of Parent or Acquisition shall have become untrue, in either case (except for the representations, warranties and covenants of Parent and Acquisition contained in Section 4.5 or 6.3(c) for which no cure period shall be permitted) continuing thirty (30) days following notice to Parent of such breach or untruth and of a nature such that the conditions set forth in Section 6.3(a) or Section 6.3(b), as the case may be, would be incapable of being satisfied by the then-scheduled Outside Date;

(d) by either Parent or the Company if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the Merger and such order, decree or ruling or other action shall have become final and nonappealable;

(e) by either Parent or the Company, if the Merger shall not have occurred by August 31, 2002 (the “Outside Date”), unless the failure to consummate the Merger is the result of a breach of covenant set forth in this Agreement or a Material Breach of any representation or warranty set forth in this Agreement by the party seeking to terminate this Agreement, provided that either Parent or the Company may extend the Outside Date, but no more than three times in the aggregate, and each time by one month, but in no event beyond November 30, 2002, by providing written notice thereof to the other party between three (3) and five (5) business days prior to the next scheduled Outside Date if (i) (x) the Merger shall not have been consummated by such date because the requisite Governmental Approvals required under Section 6.1(d) have not been obtained and are still being pursued, or (y) the condition set forth in Section 6.1(e) shall not have been fully satisfied and (ii) the party requesting such extension has satisfied all the conditions to Closing required to be satisfied by it and has not violated any of its obligations under this Agreement in a manner that was the cause of or resulted in the failure of the Merger to occur on or before the Outside Date;

(f) by either Parent or the Company (provided that the terminating party is not in Material Breach of any representation, warranty, covenant or other agreement contained hereunder), if any approval of the stockholders of the Company required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of the Company’s stockholders or at any adjournment or postponement thereof called for such purpose;

(g) by Parent, if the Board of Directors of the Company (i) withdraws or modifies adversely its recommendation of the Merger following the receipt by the Company of a Takeover Proposal, or (ii) recommends a Takeover Proposal to Company stockholders, provided that any disclosure that the Board of Directors of the Company is compelled to make with respect to the receipt of a proposal for a Takeover Proposal in order to comply with its fiduciary duties or Rules 14d-9 or 14e-2 shall not constitute the withdrawal or material weakening of such Board’s recommendation so long as the Company has otherwise complied in all material respects with Section 5.2; or

(h) by the Company if, as a result of a Superior Proposal, the Board of Directors of the Company determines, in its good faith judgment and in the exercise of its fiduciary duties that the failure to terminate this Agreement and accept such Superior Proposal could be inconsistent with the proper exercise of such fiduciary duties and the Company has otherwise complied in all material respects with Section 5.2.

For purposes of Sections 7.1(b), (c), (e) and (f), “Material Breach” shall mean (i) when used in connection with a representation, warranty, covenant or agreement made by the Company or Parent, as the case may be, set forth in this Agreement which is qualified by materiality or by Company Material Adverse Effect or Parent Material Adverse Effect, as the case may be, a breach in any respect (taking into account such qualifications as to materiality or by Company Material Adverse Effect or Parent Material Adverse Effect, as the case may be); and (ii) when used in connection with a representation, warranty, covenant or agreement made by the Company or Parent, as the case may be, set forth in this Agreement that is not so qualified by materiality or by Company Material Adverse Effect or Parent Material Adverse Effect, as the case may be, a breach in any material respect.

SECTION 7.2    Effect of Termination.    In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Acquisition or the Company or their respective officers or directors, except as set forth in the last sentence of Section 5.4, Section 5.9, Section 5.15, Section 7.5 and Article VIII which shall survive termination and except to the extent that such termination results from the willful breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

SECTION 7.3    Amendment.    This Agreement may be amended by the parties at any time before or after approval hereof by the stockholders of the Company; provided, however, that after such stockholder approval there shall not be made any amendment that by law requires further approval by the stockholders of the Company without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

SECTION 7.4    Extension; Waiver.    At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 7.3, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing, signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

SECTION 7.5    Termination Fee; Expense Reimbursement.

(a) The Company agrees that in order to compensate Parent for the direct and substantial damages suffered by Parent in the event of termination of this Agreement under certain circumstances, which damages cannot be determined with reasonable certainty, the Company shall pay to Parent the amount of $27 million (the “Termination Fee”) if, but only if: (i) (x) Parent shall terminate this Agreement pursuant to Section 7.1(b), and (y) prior to such termination a Takeover Proposal shall have been made and not withdrawn and within 12 months of the termination of this Agreement, the Company enters into a definitive agreement with respect to, and thereafter consummates, a transaction regarding such Takeover Proposal; (ii) (x)

Parent or Company shall terminate this Agreement pursuant to Section 7.1(e), and (y) prior to such termination a Takeover Proposal shall have been made and not withdrawn and within 12 months of the termination of this Agreement, the Company enters into a definitive agreement with respect to, and thereafter consummates, a transaction regarding such Takeover Proposal; (iii) (x) Parent or Company shall terminate this Agreement pursuant to Section 7.1(f) at any time after the date of this Agreement, and (y) prior to the date of the Company Stockholders Meeting a Takeover Proposal shall have been made, and within 12 months of such termination of this Agreement the Company enters into a definitive agreement with respect to, and thereafter consummates, a transaction regarding such Takeover Proposal; (iv) Parent shall terminate this Agreement pursuant to Section 7.1(g); or (v) the Company terminates this Agreement pursuant to Section 7.1(h). The Termination Fee payable under Sections 7.5(a)(i), 7.5(a)(ii) and 7.5(a)(iii) shall be paid upon the Company consummating a transaction regarding a Takeover Proposal as described in Sections 7.5(a)(i)(y), 7.5(a)(ii)(y) and 7.5(a)(iii)(y), respectively. The Termination Fee payable under Sections 7.5(a)(iv) shall be paid concurrently upon receipt by the Company of notice of termination by Parent pursuant to such Section 7.5(a)(iv). The Termination Fee payable under Sections 7.5(a)(v) shall be paid concurrently upon notice of termination by the Company pursuant to such Section 7.5(a)(v). The Termination Fee shall be reduced by any Expenses paid under Section 7.5(b) so that in no event shall the aggregate of the Termination Fee and Expenses exceed $27 million. Under no circumstances shall the Company be required to pay more than one Termination Fee.

(b) The Company agrees to pay Parent its Expenses (as defined below) if, but only if: Parent or the Company shall terminate this Agreement pursuant to Sections 7.1(b), 7.1(e), 7.1(f), 7.1(g) or Section 7.1(h). The term “Expenses” shall mean all actual and documented out-of-pocket expenses not exceeding $10 million in the aggregate incurred by Parent and its affiliates in connection with this Agreement and the transactions contemplated hereby, including, without limitation, fees and expenses of accountants, attorneys and financial advisors, all costs of Parent and its affiliates relating to the financing of the Merger (including, without limitation, advisory and commitment fees and reasonable fees and expenses of counsel to potential lenders), costs and expenses otherwise borne by Parent and its affiliates pursuant to Section 5.9. The Expenses payable under Section 7.5(b) shall be paid concurrently with notice of termination of this Agreement by the Company or Parent, as the case may be, and submission of appropriate documentation of such out-of-pocket expenses. Under no circumstances shall the Company be required to pay more than one payment of Expenses.

(c) All payments under this Section 7.5 shall be made by wire transfer of immediately available funds to an account designated by the recipient of such funds.

(d) The Company acknowledges that the agreements contained in this Section 7.5 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Parent would not enter into this Agreement. Accordingly, if the Company fails to promptly pay any amounts owing pursuant to this Section 7.5 when due, the Company shall in addition thereto pay to the Parent and its affiliates all costs and expenses (including fees and disbursements of counsel) incurred in collecting such amounts, together with interest on such amounts (or any unpaid portion thereof) from the date such payment was required to be made until the date such payment is received by the Parent and its affiliates at the prime rate of Citibank, N.A. as in effect from time to time during such period. Payment of the Termination Fee and/or Expenses described in this Section 7.5 shall constitute the sole and exclusive remedy of the Parent and Acquisition against the Company for any damages suffered or incurred in connection with this Agreement. It is specifically agreed that the amount to be paid pursuant to this Section 7.5 represents liquidated damages and not a penalty. Any amounts paid by Company to Parent pursuant to this Section 7.5 shall be reduced by any amounts paid by Company to Parent pursuant to Paragraph N of that certain Exclusivity Agreement, by and between the Company and Whitney & Co., LLC dated March 6, 2002, as amended.

ARTICLE VIII
GENERAL PROVISIONS

SECTION 8.1    Nonsurvival of Representations and Warranties.    None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. Notwithstanding the foregoing, this Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time of the Merger.

SECTION 8.2    Notices.    All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Parent or Acquisition, to:

c/o Whitney & Co., LLC
177 Broad Street
Stamford, CT 06901
Facsimile: (203) 973-1442
Attention: Kevin J. Curley, Esq.

with a copy to:
Chadbourne & Parke LLP
30 Rockefeller Plaza
New York, New York 10112
Facsimile: (212) 541-5369
Attention: Thomas C. Meriam

(b)	if to the Company, to:

Herbalife International, Inc.
1800 Century Park East
Suite 1500
Attention: President

with a copy to:
Gibson, Dunn & Crutcher LLP
333 South Grand Avenue
Los Angeles, California 90071
Facsimile: (213) 229-6141
Attention: Jonathan K. Layne

SECTION 8.3    Definitions.    For purposes of this Agreement:

(a) an “affiliate” of any person means another person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

(b) “knowledge” means a fact, event, circumstance or occurrence actually known, or that reasonably should have been known by an executive officer of a comparable company with comparable responsibilities by virtue of such responsibilities, by any of the executive officers of the Company or Parent, as the case may be;

(c) “Material Respect” shall mean (i) when used in connection with a representation, warranty, covenant, condition or agreement to be complied with or satisfied by the Company or Parent, as the case may be, that is qualified by materiality or by Company Material Adverse Effect or Parent Material Adverse Effect, as the case may be, any respect (taking into account such qualifications as to materiality or Company Material Adverse Effect or Parent Material Adverse Effect, as the case may be); and (ii) when used in connection with a representation, warranty, covenant, condition or agreement to be complied with or satisfied by the Company or Parent, as the case may be, which is not so qualified by materiality or by Company Material Adverse Effect or Parent Material Adverse Effect, as the case may be, any material respect.

(d) “person” means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity;

(e) a “subsidiary” with respect to any person means ownership directly or indirectly of an amount of the voting securities, other voting ownership or voting partnership interests of another person which is sufficient to elect at least a majority of its board of directors or other governing body or, if there are no such voting interests, more than 50% of the equity interests; and

(f) “Significant Subsidiary” means a subsidiary of the Company that accounted for more than $25,000,000 of net revenue during 2001.

SECTION 8.4    Interpretation.    When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” and “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

SECTION 8.5    Counterparts; Facsimile.    This Agreement may be executed in one or more counterparts and via facsimile, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

SECTION 8.6    Entire Agreement; No Third-Party Beneficiaries.    This Agreement, including the Company Disclosure Schedule and the Parent Disclosure Schedule, and the confidentiality agreement, by and between the Company and Whitney & Co., LLC, constitute the entire agreement, and supersede all prior agreements and understandings (including but not limited to that certain Exclusivity Agreement, by and between the Company and Whitney & Co., LLC dated March 6, 2002, as amended, (other than the provisions of Paragraph M thereof)), both written and oral, among the parties with respect to the subject matter of this Agreement and except for the provisions of Article II and Sections 5.6, 5.8 and 5.15 are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

SEC TION 8.7    Governing Law.    This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Nevada, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

SECTION 8.8    Assignment.    Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties; provided that Parent and Acquisition may assign their rights under this Agreement to a wholly-owned direct or indirect subsidiary of Parent so long as Parent remains liable for all obligations of Parent, Acquisition or such wholly-owned direct or indirect subsidiary under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

SECTION 8.9    Enforcement.    The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Nevada or in Nevada state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Nevada or any Nevada state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal or state court sitting in the State of Nevada.

SECTION 8.10    Waiver of Jury Trial.    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (c) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (d) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.10.

SECTION 8.11    Personal Liability.    This Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect stockholder of the Company or Parent or Acquisition (other than Parent, in the case of Acquisition) or any officer, director, employee, member, partner, manager, agent, representative, trustee or investor of any party hereto or any affiliate thereof.

SECTION 8.12    Financing.    Notwithstanding anything contained elsewhere herein, the parties acknowledge and agree that it shall not be a condition to the obligations of Parent or Acquisition to effect the Merger that Parent has sufficient funds for the payment of the aggregate Merger Consideration.

SECTION 8.13    Materiality.    Notwithstanding any numeric or monetary thresholds or limitations contained herein, the parties hereby specifically acknowledge and agree that no such limitations or thresholds shall be deemed to constitute an acknowledgment or indication as to the materiality of the item in question or of any other item whatsoever; provided that any such numeric or monetary limitations contained herein shall have applicability to the threshold or limitation to which they are expressly referenced.

IN WITNESS WHEREOF, Parent, Acquisition and the Company have caused this Agreement and Plan of Merger to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

PARENT:

WH HOLDINGS (CAYMAN ISLANDS) LTD., a Cayman Islands corporation

By:	/s/ STEVEN RODGERS
Name: Steven Rodgers Its: President

ACQUISITION:

WH ACQUISITION CORP., a Nevada corporation

By:	/s/ STEVEN RODGERS
Name: Steven Rodgers Its: President

COMPANY:

HERBALIFE INTERNATIONAL, INC., a Nevada corporation

By:	/s/ JACK REYNOLDS
Name: Jack Reynolds Its: Chairman of the Board of Directors

Signature Page

ANNEX B

OPINION OF BARRINGTON ASSOCIATES

April 10, 2002

Special Committee of the Board of Directors
The Board of Directors
Herbalife International, Inc.
1800 Century Park East
Suite 1500
Century City, CA 90067-1501

Gentlemen:

You have requested our opinion (this “Opinion”) as to the fairness, from a financial point of view, to the stockholders of Herbalife International, Inc., a Nevada corporation (the “Company”), regarding the sale of their equity interest in the Company pursuant to the terms and subject to the conditions set forth in the Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, WH Holdings (Cayman Islands) Ltd., a Cayman Islands corporation (“Parent”), and WH Acquisition Corp., a Nevada corporation and a wholly owned subsidiary of Parent (“Acquisition”). As more fully described in the Merger Agreement, (i) the Company will be merged with and into Acquisition (the “Merger”), with the Company as the surviving company in the Merger, (ii) the Company will become a wholly owned subsidiary of Parent, and (iii) each outstanding share of Class A and Class B common stock of the Company will be converted into the right to receive $19.50 per share in cash (the “Proposed Transaction”).

Consummation of the Merger is subject to a number of customary conditions, including the approval of the Merger by the stockholders of Company and receipt of all necessary regulatory approvals.

Barrington Associates (“Barrington”), as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, recapitalizations and private placements.

Our Opinion assumes, without independent verification or investigation, that: (1) all of the material terms of the Proposed Transaction are as described above; (2) the Proposed Transaction will be consummated in all material respects with those terms; (3) the final documentation with respect to the Proposed Transaction has not been and will not be modified in any material respect from what has been represented to us by the management of the Company; and (4) all of the various agreements entered into in connection with the Proposed Transaction will be complied with in all material respects.

In rendering our Opinion, we have, among other things:

•	Reviewed certain documents provided to us with respect to the Proposed Transaction including the Merger Agreement dated April 10, 2002;

•
Reviewed certain information, including historical and forecast financial data, operational and business information relating to the earnings, cash flow, assets, capital structure and prospects of the Company;

•	Reviewed the Company’s historical Annual Reports on Form 10-K and related financial information.

•
Conducted discussions of past and current business operations and future prospects of the Company with senior management of the Company, and reviewed financial projections prepared by the management of the Company;

•
Reviewed, to the extent publicly available, financial terms of certain acquisition transactions involving companies operating in industries in which we deem to be similar to that in which the Company operates;

•	Reviewed, to the extent publicly available, certain valuation and other financial information on selected public companies deemed comparable to the Company;

•	Reviewed certain premiums paid in sale transactions deemed to be similar to the Proposed Transaction;

•	Reviewed the historical market prices and trading activity, to the extent publicly available, of the Company’s Class A and Class B common stock;

•	Performed, based on projected financial and planning data provided to us by the Company’s senior management, a discounted cash flow analysis and leveraged buyout analysis with respect to the Company;

•	Prepared such financial analyses and reviewed such other considerations as we deemed appropriate in order to render this Opinion.

In undertaking these tasks, and in general in rendering our Opinion, we have relied upon, without independent verification or investigation, the accuracy and completeness of the information available from public sources or provided to us by the Company and its representatives, including the financial statements of the Company and valuations provided by its representatives. With respect to the forecasts regarding the future financial and operating results of the Company provided to us, we have assumed, without independent verification or investigation, that such forecasts were prepared on bases reflecting the best currently available information, estimates and judgments of the management of the Company and that the assumptions underlying such forecasts are reasonable. We have not made nor obtained any independent evaluations or appraisals of the assets or liabilities of the Company, and we do not assume any responsibility for or with respect to the accuracy, completeness or fairness of the information and data, including any forecasts, supplied to us by the Company or its representatives. Our opinion is based upon analyses of the foregoing factors in light of our assessment of general economic, financial and market conditions as they exist and can be evaluated by us as of the date hereof.

In rendering this Opinion, we have also relied upon the fact that the Special Committee of the Company’s Board of Directors (the “Special Committee”) and the Company have been advised by counsel as to all legal matters with respect to the Proposed Transaction, including whether all procedures required by law to be taken in connection with the Proposed Transaction have been duly, validly and timely taken; and we have not made, and assume no responsibility to make, any representation, or render any opinion, as to any legal matter. In particular, we note that the Company has two classes of common stock outstanding, which have different rights and have traded at different prices in the past. However, we have not examined the allocation of consideration between these two classes, as the Company has informed Barrington that each share of Class A common stock and each share of Class B Common Stock must, pursuant to the Company’s Articles of Incorporation, receive the same consideration in the Proposed Transaction.

The basis and methodology for this Opinion have been designed specifically for the express purposes of the Special Committee and may not translate to any other purposes. To the extent that any of the foregoing assumptions or any of the facts on which this Opinion is based proves to be untrue in any material respect, this Opinion cannot and should not be relied upon.

This Opinion is not a recommendation as to whether to proceed with the Proposed Transaction, nor does it indicate that the consideration paid is the best possible attainable under any circumstances. The decision as to whether to proceed with the Proposed Transaction may depend on an assessment of factors unrelated to the financial analysis on which this Opinion is based.

In April 2001, the Company’s Board of Directors retained Barrington to render financial advisory services to the Company in connection with a potential sale of the Company or other business combination. As part of this engagement, we have assisted the Company in designing a plan to sell its assets or stock, identified and introduced potential buyers, assisted in managing the due diligence process, and advised as to the financial terms of the transaction. Barrington will receive a fee for such advisory services, a significant portion of which is contingent upon the consummation of the Proposed Transaction. In connection with this engagement, Barrington also agreed to undertake an analysis of the Company’s business, assets and financial data in order to render an opinion relating to the fairness of the Proposed Transaction to the Company’s public stockholders from a financial point of view (without giving effect to any other benefits that may inure to any particular stockholder as a result of the Proposed Transaction other than its capacity as a stockholder). In addition to fees payable for our financial advisory services, we also will receive a fee upon the delivery of this Opinion.

By way of background, we were previously engaged on behalf of the Company’s controlling stockholder, the Mark Hughes Family Trust (the “Trust”), to analyze the various available alternatives for liquidating some or all of the Trust’s holdings. This engagement began in February 2001 and, in April 2001, we preliminarily advised the Trust that based on our analysis at that time, the Trust would obtain the highest value for its stock if that stock was sold as part of a sale of the entire Company. After that, at the request of the Trust, we terminated our engagement by the Trust in order to act as financial advisor to the Company’s Board of Directors in connection with the possible sale of the Company. We summarized our conclusions and confirmed the engagement’s termination in a letter for the benefit of the Trust dated May 7, 2001. This Opinion is issued in connection with our engagement by the Company and not pursuant to our previous engagement by the Trust.

Based upon and subject to the foregoing and based upon such other factors as we consider relevant, it is our opinion that, as of the date hereof, the consideration to be received by the Company’s stockholders pursuant to the Proposed Transaction is fair, from a financial point of view, to the stockholders of the Company (without giving effect to any other benefits that may inure to any particular stockholder as a result of the Proposed Transaction other than in its capacity as a stockholder).

It is understood that this Opinion is for the information of the Special Committee and the Board of Directors of the Company, and may not be disclosed or used for any other purpose without our prior written consent, except that a copy of this letter may be included in its entirety in any filing of a Proxy Statement, Information Statement, Registration Statement or similar document which the Company is required to make with the Securities and Exchange Commission with respect to the Proposed Transaction.

Very truly yours,

/s/    BARRINGTON ASSOCIATES

ANNEX C

OPINION OF MORGAN STANLEY & CO. INCORPORATED

April 10, 2002

Special Committee of the Board of Directors and
Board of Directors
Herbalife International, Inc.
1800 Century Park East
Los Angeles, California 90067

Members of the Special Committee and the Board:

We understand that Herbalife International, Inc. (the “Company”), Whitney & Company L.L.C. (“Buyer”) and Merger Subsidiary, a wholly owned subsidiary of Buyer (“Acquisition Sub”) propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated April 8, 2002 (the “Merger Agreement”) which provides for, among other things, the merger (the “Merger”) of Acquisition Sub with and into the Company. Pursuant to the Merger, the Company will become a wholly owned subsidiary of Buyer, and each outstanding share of Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”), of the Company and each outstanding share of Class B Common Stock, par value $0.01 per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”), of the Company, other than shares held in treasury or held by Buyer, Acquisition Sub or any other subsidiary of Buyer, will be converted into the right to receive, without interest, $19.50 in cash, less any required tax withholding. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the consideration to be received by the holders of shares of Common Stock in the aggregate pursuant to the Merger Agreement is fair from a financial point of view to such holders.

For purposes of the opinion set forth herein, we have:

(i)	reviewed certain publicly available financial statements and other business and financial information of the Company;

(ii)	reviewed certain internal financial statements and other financial and operating data concerning the Company prepared by the management of the Company;

(iii)	reviewed certain financial forecasts prepared by the management of the Company and discussed such forecasts and certain adjustments thereto with senior executives of the Company;

(iv)	discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

(v)	reviewed the reported prices and trading activity for the Common Stock;

(vi)	compared the financial performance of the Company and the prices and trading activity of the Common Stock with that of certain other comparable publicly-traded companies and their securities;

(vii)	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

(viii)	participated in discussions with the Company’s financial and legal advisors, including discussions relating to certain legal matters;

(ix)	reviewed the Merger Agreement and certain related documents;

C-1

(x)	reviewed drafts of the commitment letters provided to Buyer and its affiliates by UBS Warburg LLC and UBS AG, Stamford Branch; and

(xi)	performed such other analyses and considered such other factors as we have deemed appropriate.

We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company. With respect to certain legal matters regarding the Company, with your consent we have relied without independent verification upon the assessment of the management of the Company and the Company’s legal advisors that the impact of such matters is not expected to be material to the Company. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals. Our opinion does not address the relative portion of the aggregate consideration to be paid to holders of different classes or series of the Company’s capital stock. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

In arriving at our opinion, we were not authorized to solicit, and we did not solicit, interest from any party with respect to the acquisition of the Company or any of its assets, nor did we negotiate with any party.

We have acted as financial advisor to the Special Committee of the Board of Directors of the Company and the Board of Directors of the Company in connection with this transaction and will receive a fee for our services.

It is understood that this letter is for the information of the Special Committee of the Board of Directors and the Board of Directors of the Company, and may not be disclosed or used for any other purpose without our prior written consent, except that a copy of this letter may be included in its entirety in any filing of a Proxy Statement, Information Statement, Registration Statement or similar document which the Company is required to make with the Securities and Exchange Commission with respect to the Merger. In addition, Morgan Stanley expresses no opinion or recommendation as to how the holders of Class A Common Stock should vote at the stockholders’ meeting held in connection with the Merger.

Based upon and subject to the foregoing, we are of the opinion on the date hereof that the consideration to be received by the holders of shares of Common Stock in the aggregate pursuant to the Merger Agreement is fair from a financial point of view to such holders.

Very truly yours,

MORGAN STANLEY & CO. INCORPORATED

By:	/s/ RICHARD M. STEINMAN
Richard M. Steinman Managing Director

C-2

Ú    DETACH PROXY CARD HERE  Ú

1. APPROVAL OF THE PROPOSED AGREEMENT AND PLAN OF MERGER AND THE TRANSACTIONS CONTEMPLATED THEREBY.

FOR	☐	AGAINST	☐	ABSTAIN	☐

2. ELECTION OF DIRECTORS	☐	FOR all nominees listed below (except as indicated to the contrary below)	☐	WITHHOLD AUTHORITY to vote for all nominees listed below	☐	*EXCEPTIONS

Nominees:  Conrad Lee Klein, Edward J. Hall, Christopher M. Miner, John Reynolds, Francis X. Tirelli, Jeffrey L. Glassman

(INSTRUCTIONS:  To withhold authority to vote for any individual nominee mark the “Exceptions” box and write that nominee’s name on the space below.)

EXCEPTIONS

3.	In his discretion, the Proxy is authorized to vote upon such other business as may properly come fore the Meeting.

ADDRESS LABEL THIS SPACE MUST BE LEFT BLANK
THIS PROXY WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES LISTED IN ITEM 2.

Dated:                                                                                    , 2002

Signature

Signature if held jointly

Please sign exactly as name (or names) appear(s) below. When shares are held by joint tenants, both must sign. When signing as attorney, executor, administrator, parent or guardian, please give full title as such. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

PLEASE DETACH HERE
Ú    You Must Detach This Portion of the Proxy Card  Ú
Before Returning it in the Enclosed Envelope

HERBALIFE INTERNATIONAL, INC.
1800 Century Park East
Los Angeles, California 90067
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Jeffrey L. Glassman and Douglas G. Sages, and each of them, as Proxy, with the power to appoint his or their substitutes, and hereby authorizes each of them to represent and to vote as designated below all shares of Class A Common Stock of Herbalife International, Inc. held of record by the undersigned on July 3, 2002 at the Annual Meeting of Stockholders to be held on July 31, 2002, or at any adjournment or postponement thereof, with the same authority as if the undersigned were personally present.

PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THE PROXY CARD USING THE ENCLOSED ENVELOPE.